Exhibit 10.1

Execution Version

PURCHASE AND SALE AGREEMENT

by and among

SELLERS (AS DEFINED HEREIN),

DOUGLAS M. CECIL, OLIVER K. CECIL, JR., DOROTHY DEAN CECIL, JENI CECIL FEESER, BETH CREECH CECIL, JOHN BARBER AND TERESA J. CECIL, AS TRUSTEE OF THE TERESA J. CECIL REVOCABLE TRUST U/A DATED JULY 20, 2006, AS AMENDED AND RESTATED ON FEBRUARY 15, 2023

(“Owners”),

NHC/OP, L.P.

(“Purchaser”),

AND DOUGLAS M. CECIL,

(IN HIS CAPACITY AS THE SELLERS’ REPRESENTATIVE)

Dated as of May 31, 2024

STRICTLY PRIVATE AND CONFIDENTIAL DRAFT FOR DISCUSSION PURPOSES ONLY. CIRCULATION OF THIS DRAFT SHALL NOT GIVE RISE TO ANY LEGAL OBLIGATION. OTHER THAN THE EXPRESSLY BINDING TERMS OF THE PARTIES’ LETTER OF INTENT, NO LEGAL OBLIGATION OF ANY KIND WILL ARISE UNLESS AND UNTIL A DEFINITIVE WRITTEN AGREEMENT IS EXECUTED AND DELIVERED BY ALL PARTIES.

i

5.19 Financial Statements	30
5.20 Resident Occupancy Agreements	31
5.21 Employee Benefit Plans	31
5.22 Resident Census	33
5.23 Employees	33
5.24 Intellectual Property	35
5.25 IT Systems, Data Security and Privacy	36
5.26 Specialized Services	39
5.27 Inventory and Suppliers	39
5.28 Material Suppliers and Material Payors	39
5.29 Affiliate Transactions	39
5.30 COVID-19	39
5.31 Brokers	40

ARTICLE 6. REPRESENTATIONS AND WARRANTIES REGARDING PURCHASER	40

6.01 Organization	40
6.02 Authority; Enforceability	40
6.03 Authorization of Governmental Authorities	40
6.04 No Conflicts	40
6.05 Brokers	40

ARTICLE 7. COVENANTS OF SELLERS AND PURCHASER	41

7.01 Interim Operations	41
7.02 Efforts to Close	42
7.03 Records	44
7.04 Satisfaction of Conditions	44
7.05 Post-Closing Cooperation	44
7.06 Listings; Offers	45
7.07 Restrictive Covenants	45
7.08 Employment and Employee Benefits	47
7.09 Notification of Certain Matters	50
7.10 Cooperation on Tax Matters	50
7.11 Closing Accounts Payable	50
7.12 Medicare Provider Agreements; Medicaid; Receivables; Misdirected Payments	51
7.13 Licensure	52
7.14 Post-Closing Activity of Sellers	53
7.15 Inspections and Surveys	54
7.16 Cooperation with respect to Facilities, Records and IT systems	54
7.17 Transfer of Resident Trust Funds	55
7.18 R&W Policy	55
7.19 Tail Insurance	56
7.20 Environmental Obligations	56
7.21 Data Room Contents	57

ARTICLE 8. CONDITIONS PRECEDENT TO CLOSING	57

8.01 Conditions Precedent to Purchaser’s Obligation to Close	57
8.02 Conditions Precedent to the Seller Parties’ Obligation to Close	59

ARTICLE 9. CLOSING; POST-CLOSING ACCESS	61

9.01 Closing and Closing Date	61
9.02 Obligations of Sellers	61
9.03 Obligations of Purchaser	64
9.04 Costs and Adjustments at Closing	65
9.05 Title Escrow Closing	67

ARTICLE 10. TERMINATION; REMEDIES	67

10.01 Termination	67
10.02 Seller Party Default	68
10.03 Purchaser Default	68
10.04 Casualty	69

ARTICLE 11. INDEMNIFICATION, SURVIVAL AND CLAIMS	69

11.01 Indemnification by Sellers	69
11.02 Indemnification by Purchaser	70
11.03 Survival	71
11.04 Limits on Indemnification	71
11.05 Claims	73
11.06 Materiality	74
11.07 Additional Indemnification Provisions	74

ARTICLE 12. MISCELLANEOUS	75

12.01 Confidentiality	75
12.02 Notices	75
12.03 Entire Agreement	76
12.04 Assignment	77
12.05 Amendments	77
12.06 Interpretation; Usage	77
12.07 Captions	78
12.08 Controlling Law	78
12.09 Attachments	78
12.10 Time of Essence	78
12.11 Attorneys’ Fees and Costs	78
12.12 Counterparts	78
12.13 Publicity	78
12.14 Waiver of Jury Trial	79
12.15 Further Assurances	79
12.16 Schedules	79
12.17 Sellers’ Representative	79

Annexes, Exhibits and Schedules

*Annex A	-	Sellers
*Annex B	-	Owners
*Exhibit A	-	Definitions
*Exhibit B	-	Facilities
*Exhibit C	-	Form of Deed
*Exhibit D	-	Form of Bill of Sale
*Exhibit E	-	Form of Assignment and Assumption Agreement – Assumed Contracts
*Exhibit F	-	Form of Closing Certificate of Sellers
*Exhibit G	-	Form of Closing Certificate of Purchaser
*Exhibit H	-	Form of WO Headquarter Lease
*Exhibit I	-	Form of Waxhaw Lease Assignment
*Exhibit J	-	Form of Indemnification Escrow Agreement
*Exhibit K	-	Form of Certificate of Non-Foreign Status

*Schedule A-1	-	Target Census by Facility
*Schedule 1.01(a)(i)	-	Land
*Schedule 1.01(a)(ii)	-	WO Unimproved Parcels
*Schedule 1.01(d)	-	Leasehold Improvements
*Schedule 1.01(e)	-	Permits
*Schedule 1.01(f)	-	Tangible Personal Property
*Schedule 1.01(g)	-	Residency Agreements
*Schedule 1.01(h)	-	Assumed Contracts
*Schedule 1.01(o)	-	Facility Telephone Numbers
*Schedule 1.01(w)	-	Seller Plans
*Schedule 1.02(d)	-	Other Current Assets
*Schedule 1.02(g)	-	Excluded Personal Property
*Schedule 1.02(m)	-	Specified Excluded Assets
*Schedule 1.03(a)	-	Assumed Liabilities in respect of Assumed Contracts
*Schedule 8.01(c)	-	Government Authorizations
*Schedule 8.01(g)	-	Consents
*Schedule 9.02(b)(v)	-	Consents, Approvals, Filings
*Schedule 11.01(k)	-	Asbestos Containing Materials
*Schedule 11.01(m)	-	Specific Indemnity Matters

*Disclosure Schedules

* In accordance with Item 601(a)(5) of Regulation S-K, certain schedules or similar attachments to this exhibit have been omitted from this filing.

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into and effective as of May 31, 2024 (the “Execution Date”), by and among the entities set forth on Annex A hereto (each, a “Seller”, and collectively, “Sellers”); Douglas M. Cecil (“Doug Cecil”), Oliver K. Cecil, Jr. (“Oliver Cecil”), Dorothy Dean Cecil (“Dean Cecil”), Jeni Cecil Feeser (“Jeni Feeser”), Beth Creech Cecil (“Beth Cecil”), John P. Barber (“John Barber”) and Teresa J. Cecil, as Trustee of the Teresa J. Cecil Revocable Trust U/A dated July 20, 2006, as amended and restated on February 15, 2023 (“Teresa Cecil” and, together with Doug Cecil, Oliver Cecil, Dean Cecil, Jeni Feeser Beth Cecil and John Barber, the “Owners” and each, an “Owner”; Owners and Sellers, collectively, the “Seller Parties”); NHC/OP, L.P., a Delaware limited partnership and/or its designee(s) (“Purchaser”), and Douglas M. Cecil, in his capacity as the Sellers’ Representative (the “Sellers’ Representative”). Sellers, Owners, Purchaser and the Sellers’ Representative may each be referred to as a “Party” or together as the “Parties.” The Owners join this Agreement solely for purposes of the following Sections (or applicable portions thereof): 1.04(f), 1.04(g), 7.05, 7.06, 7.07, 7.14, 7.18, 8.01(a), 8.02, 9.01, 10.01, 10.02, 10.03, 11.01(b), 11.01(c), 11.03 and 11.04, and Article 12.

RECITALS

WHEREAS, Seller White Oak Manor, Inc., a South Carolina corporation (“White Oak Manor”), owns as landlord the fee simple interest in the land and improvements at which certain other Sellers, all of which are subsidiaries of White Oak Manor, and which, as realty tenants, operate the licensed skilled nursing facilities (the “SNF Facilities”), the licensed assisted living facilities (the “ALF Facilities”), independent living units (the “IL Units”),and/or the continuing care retirement communities (the “CCRC Facilities”) at the locations identified on Exhibit B attached hereto and incorporated herein (collectively, the “Owned Facilities”);

WHEREAS, White Oak Manor leases (as tenant), from non-affiliate White Oak of Waxhaw, LLC, a skilled nursing facility in Waxhaw, North Carolina (the “Waxhaw Facility”), which is operated by White Oak Manor subsidiary White Oak Manor - Waxhaw, Inc., a North Carolina corporation;

WHEREAS, White Oak Pharmacy, Inc., a South Carolina corporation (“White Oak Pharmacy”), owns and operates a business selling and providing retail and delivery pharmacy services and pharmacy consulting services to the affiliated businesses operated by White Oak Manor and the WO Subsidiaries at the Owned Facilities and the Waxhaw Facility (the “White Oak Pharmacy Business”) from White Oak Pharmacy’s location at 1233 Boiling Springs Road, Spartanburg, South Carolina 29303 (the “Pharmacy Location”);

WHEREAS, Purchaser or its Affiliate designee(s) desire to acquire and assume the leasehold interest in the Waxhaw Facility with the landlord owner thereof and assume managerial and operational control of the Waxhaw Facility pursuant to an operations transfer agreement or otherwise;

WHEREAS, certain Sellers hold Government Authorizations issued by the applicable South Carolina Governmental Authorities to operate, in the aggregate, up to 1,104 beds at the respective SNF Facilities located in South Carolina;

WHEREAS, certain Sellers hold Government Authorizations issued by the applicable North Carolina Governmental Authorities to operate, in the aggregate, up to 824 beds at the respective SNF Facilities and the Waxhaw Facility located in North Carolina;

WHEREAS, Sellers, at the Owned Facilities and the Waxhaw Facility (each a “Facility” and collectively, the “Facilities”), provide skilled nursing, memory care, assisted living, short-term rehabilitation, independent living, and continuing care services and/or other services ancillary or otherwise related thereto (the “White Oak Senior Care Business”);

WHEREAS, Sellers collectively operate the White Oak Senior Care Business and the White Oak Pharmacy Business (the “White Oak Business”);

WHEREAS, Seller White Oak Manor owns the WO Unimproved Parcels;

WHEREAS, Sellers operate the Owned Facilities, the Waxhaw Facility and own or lease (as lessee) the tangible personal property located at and used in the operation of, and certain intangible personal property used in the operation of, the Owned Facilities, the Waxhaw Facility, the Pharmacy Location and the WO Headquarters;

WHEREAS, Office on Main, LLC, a South Carolina limited liability company (“Office on Main”), owns, or will own as of the Closing Date, that certain real property located at 130 East Main Street, Spartanburg, South Carolina 29306 (the “WO Headquarters”);

WHEREAS, Owners Doug Cecil, Oliver Cecil, Dean Cecil, Jeni Feeser and Beth Cecil are the members and the owners, collectively, of all of the issued and outstanding Equity Interests of Office on Main;

WHEREAS, Purchaser or its Affiliate designee(s) desire to lease the WO Headquarters pursuant to a lease agreement with Office on Main, such lease agreement to be entered into concurrently with the Closing (the “WO Headquarters Lease”);

WHEREAS, the Seller Parties and Purchaser desire to enter into this Agreement pursuant to which Purchaser or its Affiliate designee(s) will purchase from Sellers, and Sellers will sell, convey, transfer and assign to Purchaser or its Affiliate designee(s), on the Closing Date, the Acquired Assets, including fee simple real estate interests in all the Owned Facilities, the Pharmacy Location and the WO Unimproved Parcels, (such transaction, together with all other transactions contemplated by this Agreement, collectively the “Transactions”) subject to and in accordance with the terms herein;

WHEREAS, this Agreement, and any and all documents, agreements, certificates or instruments to be executed and delivered in connection herewith and therewith, are sometimes herein referred to as the “Transaction Documents”; and

WHEREAS, as used in this Agreement, capitalized terms shall have the meanings set forth in Exhibit A or as defined in this Agreement.

NOW, THEREFORE, in consideration of the foregoing Recitals, and of the mutual agreements, representations, warranties, conditions and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as provided above and as follows:

ARTICLE 1.

PURCHASE AND SALE OF ASSETS

1.01      Purchase and Sale. The foregoing Recitals are hereby incorporated into this Agreement as if fully set forth herein. On and subject to the terms and conditions stated in this Agreement, at the Closing, Sellers hereby agree to sell, convey, transfer and assign to Purchaser, and Purchaser hereby agrees to purchase, accept and assume from Sellers, all of Sellers’ right, title and interest in the following described assets and property of Sellers, but expressly excluding the Excluded Assets, so that Purchaser shall directly own, as of the Closing, free and clear of all Liens (except for Permitted Exceptions), the following (collectively, the “Acquired Assets”):

(a)    good, marketable and indefeasible fee simple title in and to the tracts of land upon which each Owned Facility and the Pharmacy Location is situated and the other tracts of land associated with each Owned Facility and the Pharmacy Location and which are identified and described on Schedule 1.01(a)(i), and the unimproved parcels listed on Schedule 1.01(a)(ii) (the “WO Unimproved Parcels”), together with all of Sellers’ right, title and interest in and to any tenements, hereditaments, appurtenances, easements, rights-of-way, interests, privileges, minerals and mineral rights, water and water rights, utility capacity and rights of way in any way related to such tracts of land, including all of Sellers’ right, title and interest in and to any and all streets, alleys, roads, parking areas, curbs, curb cuts, sidewalks, landscaping and signage (including any signage containing Sellers’ names, tradenames and/or logos; provided, however, that the removal of any such signage after the Effective Time shall be at Purchaser’s expense), sewers and public ways adjacent thereto (collectively, the “Land”);

(b)    the buildings, including, the Owned Facilities and the Pharmacy Location, structures, driveways, walkways, parking lots and other improvements placed, constructed, installed or located on the Land (collectively, the “Improvements”);

(c)    the mechanical systems, the fixtures owned by Sellers and comprising a part of or attached to the Improvements as of the Execution Date, and any additions to or replacements thereof as of the Closing Date (collectively, the “Systems” and, together with the Land and the Improvements, the “Property”);

(d)    the tenant’s leasehold interest in the Waxhaw Facility, as described on Schedule 1.01(d);

(e)    Sellers’ interest in any and all Permits, licenses, certificates of occupancy, approvals, Government Authorizations, development rights and other authorizations that are assignable (or which will be reissued to Purchaser de novo in a manner commensurate with Sellers’ interest therein) held by Sellers or an Affiliate of any Seller and issued by any Governmental Authority relating to the ownership, operation, planning, development, construction or use of the White Oak Business, the Facilities, the Pharmacy Location and the WO Headquarters, each as set forth on Schedule 1.01(e);

(f)    the furniture, equipment, machinery, supplies, inventory (including, in the case of the White Oak Pharmacy Business, all inventory of drug products), Information Technology Systems (and any Business Data thereon), computers, tablets, telephones, electronic and networking hardware (including servers, routers and switches), televisions and other audio/video equipment, appliances, and all other tangible personal property owned by Sellers and located at, and used in connection with, any of the White Oak Business, the Facilities, the Pharmacy Location and WO Headquarters (the “Tangible Personal Property”), including, without limitation, the Tangible Personal Property located at the Waxhaw Facility, including as generally set forth on Schedule 1.01(f);

(g)    the Residency Agreements with each of the residents set forth on the Resident Census, as updated at the Closing (“Assumed Residency Agreements”);

(h)    the assignable Contracts, including the Assumed Residency Agreements and assumed Contracts with any Health Care Programs, in each instance and collectively as set forth on Schedule 1.01(h), as updated prior to Closing (such Contracts included thereon and the acceptance of assignment and assumption thereof by the Purchaser is subject to Purchaser’s approval as soon as feasibly possible following Purchaser’s receipt and review of such Contracts, which approval shall not be unreasonably withheld, conditioned or delayed), but Purchaser shall have no obligation to assume any obligations of any Seller under any Contract (i) other than those obligations to be performed after the Effective Time or (ii) that relate to or arise from any pre-closing Contract breach, violation or default by any Seller prior to the Effective Time or (iii) if the assumption is conditioned upon the Purchaser’s payment of money or incurrence of other consideration or material liabilities to a Contract counterparty) (collectively, the “Assumed Contracts”);

(i)    all vehicles used in the operation of the Facilities, except as may be Excluded Assets;

(j)    the Seller Intellectual Property, including all of Sellers’ right, title and interest in the names “White Oak”, “White Oak Manor”, White Oak Pharmacy”, “White Oak Management” and all names including the words “White Oak” and derivations thereof, and all related logos, Copyrights and trademarks (if any), and all other trade names actively used in the operation and marketing of the Facilities;

(k)    any construction plans and specifications and other architectural and engineering drawings relating to the Owned Facilities and the Pharmacy Location to the extent assignable (collectively, the “Plans”);

(l)    any guaranties and warranties in favor of Sellers relating exclusively to the Facilities and the Pharmacy Location, to the extent assignable, owned by Sellers and received in connection with any construction, repair, maintenance or other services or materials performed or provided solely with respect to the Facilities and the Pharmacy Location;

(m)    [Reserved];

(n)    originals, or where not available, copies, of all books, documents, data and records related to the White Oak Business, the Facilities and the Pharmacy Location prior to the Effective Time, the Acquired Assets and Assumed Liabilities, regardless of whether in paper, digital or other electronic form, including, without limitation, books of account, ledgers and general, financial and accounting statements and records, including internal financial statements, machinery and equipment maintenance files, resident and patient lists, employee and personnel records and lists, resident and patient medical and health records (including in paper, digital and electronic form), price lists, supplier lists, production data, quality control records and procedures, resident, patient or customer complaints and inquiry files, all compliance manuals, policies and records, research and development files, records and data (including all correspondence with any Governmental Authority and Health Care Program), employee handbooks, employee records, employee agreements, employee manuals, training materials and video tapes, policies, procedures and materials related thereto, sales material and records, strategic plans, marketing and promotional surveys, material and research, and files relating to the Intellectual Property Purchased Assets (collectively, “Purchased Books and Records”); provided, however, that Sellers shall be entitled to keep copies of the Purchased Books and Records to the extent required by any Laws or internal document retention or other similar policy or used in or related to any of the Excluded Assets or Retained Liabilities, subject to the confidentiality obligations hereunder and provided, further, that Sellers shall be entitled to access to, and a right to copy, any of the Purchased Books and Records at Sellers’ expense upon Sellers’ reasonable request or to the extent required by any Laws applicable to Sellers or used in or related to any of the Excluded Assets or with respect to any of the Acquired Assets for periods prior to the Effective Time, subject to the confidentiality obligations hereunder;

(o)    telephone numbers of the Facilities, the Pharmacy Location and WO Headquarters listed on Schedule 1.01(o) and all Facility-owned cell phone numbers;

(p)    all rights to any actions of any nature available to or being pursued by Sellers to the extent related to the White Oak Business, the Acquired Assets or the Assumed Liabilities;

(q)    all prepaid expenses, credits and advance payments;

(r)    all claims, security, rights of recovery, rights of set-off, or rights of recoupment to the extent related to the White Oak Business, the Acquired Assets or the Assumed Liabilities;

(s)    deposits, and other restricted cash and cash equivalents, including assets reflected on Sellers’ balance sheets as “limited as to use,” including, without limitation, the Resident Trust Funds (but excluding the IL Deposits);

(t)    all of Sellers’ rights under warranties, indemnities and all similar rights against third parties to the extent related to any Acquired Assets or the Assumed Liabilities;

(u)    all insurance benefits, including rights and proceeds, arising from or relating to the White Oak Business, the Acquired Assets or the Assumed Liabilities;

(v)    all other assets, including intangible assets, owned by Sellers pertaining to or used in connection with the ownership or operation of the Facilities, the Pharmacy Location, the WO Headquarters and the White Oak Business, including any goodwill of the White Oak Business and any goodwill contributed to the White Oak Business by any Sellers; and

(w)    the Seller Plans set forth on Schedule 1.01(w).

The Parties acknowledge and agree that a single asset may fall within more than one of clauses (a) through (w) of this Section 1.01; provided, however, that such fact does not imply that such asset shall be transferred more than once or any duplication of such asset is required.

1.02       Excluded Assets. Notwithstanding anything to the contrary contained herein, the following are specifically excluded from the Transactions and shall be excluded from and not deemed part of the Acquired Assets (the “Excluded Assets”):

(a)    Sellers’ financial books and records and organizational/governance documents, minute books and other books and records relating to the maintenance and operation of Sellers as legal entities and not related to the operation of the White Oak Business or the Facilities, and any books and records relating to any Excluded Assets or Retained Liabilities (“Excluded Books and Records”); provided, however, that Purchaser shall be entitled to access to, and a right to copy, any of the Excluded Books and Records at Purchaser’s expense upon Purchaser’s reasonable request or to the extent required by any Laws applicable to Purchaser or used in or related to any of the Acquired Assets, subject to the confidentiality obligations hereunder;

(b)    all unrestricted bank accounts, unrestricted cash, unrestricted cash equivalents, unrestricted equity investments, securities, and inter-company accounts of Sellers;

(c)    all Accounts Receivable;

(d)    other current assets (other than inventory) not otherwise specified in this Section 1.02 that are customarily reflected on the balance sheets of Sellers in accordance with Sellers’ historic accounting policies and practices, and which are of the type listed on Schedule 1.02(d);

(e)    all tangible property and assets not owned by any Seller located at the Waxhaw Facility;

(f)    all property and assets of residents and patients located in the Facilities;

(g)    all tangible personal property and assets of the Owners and any officers or directors of Sellers that are unrelated to the ownership or operation of the Facilities, as set forth on Schedule 1.02(g);

(h)    any personal property in which Sellers have no interest, including all personal property owned by (i) the supplier, lessor, vendor, licensor or other party (other than any Seller with respect to the foregoing) under any Contracts or otherwise, (ii) any individuals employed at the Facilities, the Pharmacy Location or the WO Headquarters (collectively, “Employees”), (iii) any residents, patients, guests, licensees or invitees of any Facility or (iv) the landlord counter-party to the Waxhaw Facility lease and the WO Headquarters Lease;

(i)    all rights in connection with and assets of any Seller Plans, except for the Seller Plans set forth on Schedule 1.01(w);

(j)    subject to Section 7.12 hereof, all of Sellers’ rights to receive funds, including all rights to receive funds swept from any lockbox accounts and deposit accounts, that are expressly attributable to resident or patient receivables for services performed prior to the Effective Time, including, without limitation, those funds received pursuant to the Medicare and Medicaid Programs in any state, whether fee-for-service or administered by a managed care organization;

(k)    the rights which accrue or will accrue to Sellers under this Agreement and the Transaction Documents;

(l)    all refunds, rights of recovery, rights of set-off and rights of recoupment with respect to the operation of the White Oak Business prior to the Effective Time, provided that they do not relate to Purchaser’s or its Affiliate designees’ ownership and/or use of the Acquired Assets or responsibility for the Assumed Liabilities on or after the Effective Time; and

(m)  any other assets set forth on Schedule 1.02(m).

1.03       Assumed Liabilities. Subject to the terms and conditions set forth herein, Purchaser shall assume and agree to pay, perform and/or otherwise discharge only the following Liabilities of Sellers (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a)    all Liabilities in respect of the Assumed Contracts listed on Schedule 1.03(a), as updated at the Closing, but only to the extent that such Liabilities thereunder are required to be performed after the Effective Time, were incurred in the Ordinary Course of Business, and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by any Sellers prior to the Effective Time; and

(b)    the Continuing Employees Accrued PTO Benefits, as defined in Section 7.08(h).

1.04      Retained Liabilities. Other than the Assumed Liabilities as expressly provided for in this Agreement, Purchaser shall not assume or in any way be liable or responsible for any Liabilities of Sellers, or other Liabilities, whether known or unknown, direct or indirect, however contingent, including the following Liabilities of any Seller (collectively, the “Retained Liabilities”):

(a)    the outstanding amount of all principal, interest, fees and expenses in respect of borrowed money, indebtedness, letters of credit, capital leases and installment purchases of any Sellers (“Indebtedness”);

(b)    all of Sellers’ Accounts Payable, cash overdrafts and accrued wages;

(c)    other accrued Liabilities of Sellers, not otherwise specified in this Section 1.04, including those accrued Liabilities customarily reflected on the balance sheets of Sellers, including deferred revenue (COVID-19 Funds);

(d)    deferred income of Sellers;

(e)    all obligations of Sellers relating to Taxes, including, without limitation, (i) any Liability of Sellers for any Transfer Taxes and any other Taxes arising in connection with the consummation of the Transactions, (ii) any Taxes for which Sellers are liable pursuant to Sections 9.04(d), (e) or (h), and (iii) any retroactive adjustments to Taxes made by a Governmental Authority that relate to the period prior to the Effective Time;

(f)    Seller Parties’ obligations under this Agreement or any agreement entered into in connection with the Transactions;

(g)    any Claims against any Seller Party, or to which any Seller Party is subject, filed or otherwise, with respect to or relating in any manner to the operations, management, ownership or affairs of Sellers, the Acquired Assets, the ownership or operation of the White Oak Business, the Facilities, the Pharmacy Location, the WO Headquarters, and the WO Unimproved Parcels prior to the Effective Time, regardless of when such matter is initiated, including, without limitation, the matters described on Schedule 5.07(a) and Schedule 5.07(b);

(h)    any redetermination, repayment, recoupment or adjustment to any amounts to or from any Health Care Program with respect to the Facilities or the White Oak Business relating to the period prior to the Effective Time, regardless of whether Purchaser assumes the related Health Care Program or provider agreements following the Effective Time, including any retroactive or Audit matters which relate to the period prior to the Effective Time regardless of when initiated;

(i)    any rate adjustment, redetermination, repayment or recoupment after the Effective Time arising out of any failure by Sellers to comply with any applicable regulations or requirements prior to the Effective Time;

(j)    any regulatory or enforcement proceeding, action or investigation initiated by, or on behalf of, any Health Care Program or Governmental Authority, which relates to any alleged act or failure to act of any of the Sellers which occurred prior to the Effective Time, regardless of when such proceeding, action or investigation is initiated, including the matters set forth on Schedule 5.12(a);

(k)    any Seller Plan Liabilities, including asset retirement obligations, any obligations respecting any pension, profit sharing, retirement, employee benefit or similar plan, 403(b) plan, benefit or arrangement, including any and all obligations of Sellers to Employees in respect of any retirement plan, and any welfare benefit plan Liabilities, except regarding any Liabilities relating to those Seller Plans set forth on Schedule 1.01(w) which arise from actions taken by Purchaser or its Affiliates following the Effective Time or as required by Section 7.08(b);

(l)    any Liabilities associated with the Excluded Assets;

(m)    any Liabilities of Sellers not disclosed in this Agreement, and any Liabilities (other than Assumed Liabilities) asserted against or incurred by Purchaser or its Affiliates after the Effective Time, in each case with respect to, or arising from, or related to, the ownership, management or operation of the Acquired Assets, White Oak Business, the Facilities or the Pharmacy Location relating to all periods of time prior to the Effective Time, including any action, inaction or conduct of Sellers during such periods of time;

(n)    any Liability under any Contract of any Seller that is not an Assumed Contract;

(o)    any Liability of Sellers which is unrelated to the Acquired Assets, Facilities, the Pharmacy Location or the White Oak Business;

(p)    Sellers’ Transaction Costs;

(q)    any duty whatsoever to take any action or receive or make any payment or credit arising from or related to any of the foregoing;

(r)     any Liability owed to any Affiliate of any Seller;

(s)    Liabilities or obligations relating to or arising under any management agreement in connection with the management of the White Oak Business, if any; and

(t)    any Liability under Environmental Laws relating to the environmental conditions of a REC Site with respect to periods prior to the Effective Time, for which Sellers have not delivered an NFA Determination or a Certified Report, as applicable, five (5) years following the Effective Time; provided, however, that any requirements with respect to a REC Site that are solely related to monitoring and extend more than five (5) years after the Effective Time shall not be considered part of the Retained Liabilities.

The Retained Liabilities will remain the sole responsibility of and will be retained, paid, performed and/or otherwise discharged solely by Sellers. At or prior to the Closing, Sellers shall fully pay and discharge any Indebtedness or other obligations secured by any Liens (except for Permitted Exceptions) on any of the Acquired Assets.

ARTICLE 2.

PURCHASE PRICE AND DEPOSIT

2.01       Purchase Price. The aggregate purchase price to be paid by Purchaser to Sellers for the Acquired Assets at the Closing shall be Two Hundred Twenty-One Million Four Hundred Thousand and 00/100 Dollars ($221,400,000.00), subject to the prorations and adjustments set forth in this Agreement (the “Purchase Price”). One Hundred Ninety-Six Million Four Hundred Thousand and 00/100 Dollars ($196,400,000.00) of the Purchase Price shall be payable to White Oak Manor for the White Oak Senior Care Business (the “Facility Purchase Price”), and Twenty-Five Million and 00/100 Dollars ($25,000,000.00) of the Purchase Price shall be payable to White Oak Pharmacy for the White Oak Pharmacy Business (the “Pharmacy Purchase Price”).

2.02     Payment of Purchase Price. Prior to the Execution Date, Purchaser delivered by wire transfer to an escrow account maintained with the Title Company the sum of Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00) (the “Earnest Money Deposit”) in accordance with that certain Escrow Agreement dated November 6, 2023, by and between the Title Company and Purchaser, which escrow agreement has been superseded by that certain Strict Joint Order Escrow Agreement among the Title Company, Purchaser and White Oak Manor, dated May 31, 2024 (the “Earnest Money Escrow Agreement”). The Earnest Money Deposit shall be non-refundable after 5:00 p.m. Eastern Time on the Execution Date, except as otherwise expressly provided in this Agreement or the Earnest Money Escrow Agreement and shall, in the event of a Closing, be released to Sellers on the Closing Date. At the Closing, and subject to Section 2.03, Purchaser shall deliver the Purchase Price as follows by wire transfer of immediately available funds: (i) to an escrow account maintained and designated in writing by the Escrow Agent, an amount equal to the Indemnification Escrow Amount, and (ii) to an escrow account maintained and designated in writing by the Title Company an amount equal to the Purchase Price, minus the Earnest Money Deposit, minus the Indemnification Escrow Amount, minus an amount equal to the Continuing Employees Accrued PTO Benefits as of the Closing Date, minus an amount equal to the IL Deposits as of the Closing Date and minus the Purchase Price Adjustment, if applicable (such amount, the “Closing Cash Payment”), whereupon the Title Company shall fund the Closing Cash Payment from such account to Sellers at the Closing.

2.03       Purchase Price Allocation.

(a)    Within thirty (30) days following the Execution Date, Purchaser will prepare in good faith the proposed valuation for Transfer Tax purposes (including pursuant to Section 9.04(b) and Section 9.04(e)) applicable to the Owned Facilities, the Pharmacy Location and any other Acquired Assets subject to a Transfer Tax payment obligation in connection with the consummation of the Transactions and provide such proposed valuation to Sellers’ Representative for the Sellers’ Representative’s review and comment; provided, however, that no such valuation shall affect the Facility Purchase Price or the Pharmacy Purchase Price. Sellers’ Representative shall notify Purchaser within twenty (20) days after the receipt of the proposed Transfer Tax valuation of any objections and/or comments of the Sellers’ Representative to the proposed Transfer Tax valuation, and Purchaser shall consider such objections and/or comments in good faith and consult with the Sellers’ Representative for final approval of the Transfer Tax valuation determination (which approval shall not be unreasonably withheld, conditioned or delayed by the Sellers’ Representative). The final Transfer Tax valuation shall be delivered by Purchaser to the Sellers’ Representative no later than ten (10) days prior to Closing. All Transfer Taxes with respect to the Transactions shall be paid consistent with the final Transfer Tax valuation determination of Purchaser.

(b)    The Facility Purchase Price and the Pharmacy Purchase Price (plus any Liabilities of Sellers and capitalized costs, to the extent such Liabilities and other amounts should be included in the purchase price for U.S. federal income Tax purposes) shall be allocated among the Acquired Assets in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provisions of state, local or non-U.S. Laws, as appropriate) (the “Tax Allocation”). Within ninety (90) days following the Closing Date, Purchaser will provide a draft Tax Allocation to the Sellers’ Representative for the Sellers’ Representative’s review and comment. Sellers’ Representative shall notify Purchaser within twenty (20) days after the receipt of such draft Tax Allocation of any objections and/or comments the Sellers’ Representative has to the draft Tax Allocation, and Purchaser shall consider such objections and/or comments in good faith and consult with the Sellers’ Representative for final approval of the Tax Allocation (which approval shall not be unreasonably withheld, conditioned or delayed by the Sellers’ Representative). The Tax Allocation shall be revised from time to time to appropriately take into account any adjustments to the Purchase Price or other payments made pursuant to this Agreement, and Purchaser shall timely deliver an amended Tax Allocation reflecting any such revisions, which revisions shall be subject to the procedures set forth in the preceding sentence. The Parties shall file, or cause to be filed, all Tax Returns consistent with the Tax Allocation, including any amended Tax Returns, and no Party shall take any Tax position inconsistent with such Tax Allocation. No Party shall agree to any proposed adjustment to the Tax Allocation by any Governmental Authority without first giving the other Party written notice of any such proposed adjustment.

2.04       Purchase Price Adjustment. The Parties acknowledge and agree that in the event the lease with respect to the Waxhaw Facility has not be assigned to and assumed by Purchaser or its Affiliate designee on or prior to the Closing Date pursuant to an assignment and assumption agreement in the form attached hereto as Exhibit I (the “Waxhaw Lease Assignment”), the Purchase Price shall be decreased by Five Million and 00/100 Dollars ($5,000,000.00) (the “Purchase Price Adjustment”).

2.05       Withholding. Purchaser (and any applicable withholding agent of Purchaser) is entitled to deduct and withhold from any amounts payable pursuant to this Agreement or any other Transaction Document any Taxes or other amounts required under the Code or any applicable Law to be deducted and withheld. To the extent that any such amounts are so deducted or withheld, such amounts are to be treated for all purposes of this Agreement as having been paid to the Person or entity in respect of which such deduction and withholding was made.

ARTICLE 3.

RESERVED

ARTICLE 4.

INSPECTIONS AND REPORTS

4.01       Due Diligence Reports.

(a)    Title. Purchaser shall obtain a current form ALTA title commitment(s) issued by the Title Company (individually or collectively as the context requires, the “Commitment”) for a title insurance policy in the current ALTA policy form (the “Title Policy”) for the Land, together with copies of all recorded documents referenced in the Commitment, either through hyperlinks or .pdf copies. The Commitment and Title Policy shall show that each Seller has good, marketable and indefeasible fee simple title to the Land and Improvements owned by such Seller, subject only to the Permitted Exceptions. For the avoidance of doubt, Sellers shall remove, at Sellers’ cost and expense, on or prior to the Closing Date, all Mandatory Cure Items. The Title Policy may, at Purchaser’s election, also contain (i) a so-called “tax parcel endorsement” (ALTA Form 18.1) listing all of the tax parcel identification numbers affecting the Land and confirming that no other property is included in the Land and that no other tax parcel identification numbers affect such Land, (ii) a contiguity endorsement (ALTA Form 19), (iii) a zoning endorsement (ALTA Form 3.1) in form and substance acceptable to Purchaser, (iv) extended coverage deleting all standard and general exceptions, (v) the following endorsements: environmental (ALTA Form 8.2), restrictions, easements and minerals endorsement (ALTA Form 9.2), same as survey endorsement (ALTA Form 25), access endorsement (ALTA Form 17), subdivision endorsement (ALTA Form 26), utility facility endorsement (ALTA Form 17.2) and arbitration endorsement, and (vi) any other endorsements requested by Purchaser; provided, however, that for the avoidance of doubt, Purchaser’s election to obtain any of the forgoing shall not be a condition to Purchaser’s obligation to proceed to Closing and shall not be construed to require Sellers to incur any material cost or expense to deliver additional documents to obtain such elected coverages. At the Closing, subject to the fulfillment of the respective obligations of Sellers and Purchaser set forth herein, there shall be issued to Purchaser the Title Policies in the amount of the Purchase Price. Sellers agree to provide customary lien waivers, affidavits and/or undertakings, including the Owner’s Affidavits (as defined below), in form and substance reasonably acceptable to Sellers, in order to delete the applicable standard exceptions to the Title Policy.

(b)    Survey. Purchaser, at Purchaser’s sole cost and expense, may order an ALTA/NSPS as-built survey covering the Land (the “Survey”) accompanied by certificates of a registered surveyor licensed in the state in which the Land is located, certified as directed by Purchaser, sufficient to cause the Title Company to delete the standard printed survey exceptions. The Survey shall show (i) the boundaries of the Land; (ii) separate legal descriptions and boundaries for each tract of the Land; (iii) the location of the Improvements and all streets, highways, alleys and public ways crossing or abutting said Land; (iv) all dominant and servient easements identified by recording information; (v) all building lines and all Improvements as are situated thereon as of said date; (vi) the area of the Land in square feet; (vii) the location of all physical encroachments, if any, by or upon the Land and Improvements; (viii) the location of ingress and egress to and from or serving the Land; (ix) the location and identification of all water bodies and water courses on, abutting or serving the Land, whether incessant or intermittent; and (x) the location of all utilities serving the Land and the Improvements, and the point of entry of such utilities upon the Land. Purchaser shall provide Sellers with a copy of the Survey (which may be in draft form) prior to or simultaneously with delivery of the Title Objections.

(c)    Other Reports. In addition to the Commitment and Survey, Purchaser may obtain, at Purchaser’s expense, such other reports as it may deem necessary, desirable or appropriate, including, without limitation, the following: (i) Phase I environmental site assessments and any other commercially reasonable environmental testing, sampling or evaluation of the Owned Facilities or the Waxhaw Facility (to the extent permitted by the owners thereof) reasonably based on findings in the Phase I environmental site assessments (the “Environmental Assessments”); (ii) a zoning report (the “Zoning Report”) for the Property, the Facilities, the Pharmacy Location and the WO Headquarters; and (iii) a property condition assessment report (the “Property Condition Report”) for the Property, the Facilities, the Pharmacy Location and the WO Headquarters. As of the Execution Date, Sellers have, for purposes of Purchaser’s due diligence, delivered and made available to Purchaser in an electronic data room or by physical delivery, known and reasonably obtainable copies of any previously prepared title policies, surveys, Environmental Assessments, Zoning Reports and Property Condition Reports in its possession, custody or control.

4.02        Title and Survey Objections.

(a)    The Commitment and Survey described in this Article are together collectively referred to as “Title Evidence.” Prior to the Execution Date, Purchaser has provided written notification (the “Title Objections”) to Sellers of any Liens, Claims, encroachments, exceptions or defects disclosed in the Title Evidence (including, without limitation, any refusal by the Title Company or inability of the Title Company to issue any endorsement or requested coverage or the surveyor’s inability to meet any survey requirements) which in Purchaser’s sole discretion was unacceptable or adversely impacts any of the Property, the Facilities, the Pharmacy Location, the White Oak Business or operation thereof (collectively, “Defects”). Except as set forth in this Agreement, Sellers have elected not to cure the Defects. Except for Mandatory Cure Items, any and all matters of title of record and survey existing as of the Execution Date shall be deemed to become Permitted Exceptions.

If Sellers have elected to cure such Defects, then Sellers shall cure the Defects prior to the Closing Date at their sole cost and expense. Except for the Mandatory Cure Items (as defined below), the following shall be deemed Permitted Exceptions: (i) matters of record as of the Execution Date in the respective counties in which the Property is located; (ii) matters of survey in existence as of the Execution Date; (iii) any matters of zoning as such existed on the Execution Date; and (iv) all Defects which Sellers have elected not to cure. Notwithstanding the foregoing, Sellers shall be obligated to terminate or cure any of the following at or prior to the Closing Date whether or not objected to by Purchaser, and in no event shall be deemed to have become Permitted Exceptions (collectively, “Mandatory Cure Items”):

A.    all deeds of trust, mortgages, security deeds, UCC financing statements, security instruments, mechanics’ liens and other similar monetary liens in the name of a Seller which are not expired pursuant to applicable Law and which affect the Property or any part thereof;

B.    all fines, past due Taxes or assessments of any kind in the name of a Seller which constitutes a Lien against the Property to the extent such assessments can be cured by the payment of money;

C.    all judgments which have attached to and become a Lien against the Property or any part thereof;

D.    that certain right of first refusal (the “Charleston ROFR”) reserved by and for the benefit of Trident Medical Center, LLC, a Delaware limited liability company, as successor-in-interest to North Trident Regional Hospital, Inc. (“Trident”) in that certain deed titled “Title to Real Estate” to White Oak Manor, Inc., dated October 24, 1988, and recorded on October 31, 1988, in Book 179, at Page 207 in the Office of the Register of Mesne Conveyance for Charleston County, South Carolina (the “Charleston Deed”), being a portion of Charleston County Parcel TMS #486-00-00-027, and that certain Option Agreement by and between the same parties effective on or about February 1, 1988 (the “Charleston Option Agreement”) referenced in the Charleston Deed, pursuant to which Sellers are obligated to obtain a waiver of the Charleston ROFR from Trident with respect to the applicable portion of the Property to be conveyed pursuant to this Agreement (the “ROFR Waiver”); provided, however, that in connection with Sellers obtaining the ROFR Waiver, Purchaser acknowledges and agrees as follows: (1) the Charleston ROFR only encumbers a portion of the Property on which the subject Facility is located; (2) in exchange for granting the ROFR Waiver, Trident may request that the Charleston ROFR be amended (as part of the ROFR Waiver or in a separate agreement) to include an adjacent parcel or parcels of land on which the subject Facility is located (the “Charleston Amendment”); and (3) Sellers may enter into the Charleston Amendment in order to obtain the ROFR Waiver, so long as the Charleston Amendment does not materially alter the obligations of Purchaser under the Charleston Deed or the Charleston Option Agreement, other than as stated above and provided, further, that Purchaser shall have the right to review and approve the ROFR Waiver prior to Sellers’ execution and any terms or conditions thereof in order to confirm that the foregoing stipulations have been satisfied; and

E.    the following Defects, provided that Sellers’ obligation to cure each respective Defect is limited in all respects to such action or actions expressly set forth below:

1.    With respect to that certain Commitment dated January 12, 2024, bearing commitment number NCS-1N4SSC09, incorporated by reference herein, the respective Seller shall provide written confirmation, in a form acceptable to Purchaser and the Title Company (which acceptance shall not to be unreasonably withheld, conditioned or delayed), that the improvements described in Exceptions 17 and 19, as set forth therein, have been completed.

2.    With respect to that certain Commitment dated January 8, 2024, bearing commitment number NCS-1N4SNC15, incorporated by reference herein, the respective Seller shall provide the annual sand filter inspection sheets (“Sand Filter Reports”), to the extent in Seller’s possession or control, related to the improvements which are the subject of Exception 13, as set forth therein. Purchaser has received the Sand Filter Reports prior to the Execution Date.

3.    With respect to that certain Title Commitment dated November 30, 2023, bearing commitment number NCS-1N4SNC02, incorporated by reference herein, to the extent not presently in use by the respective counterparties thereto, the respective Seller shall provide written confirmation that the agreements which are the subject of Exceptions 12 and 20, as set forth therein, are no longer in use by the respective counterparties thereto.

4.    With respect to that certain Commitment dated November 30, 2023, bearing commitment number NCS-1N4SNC01, incorporated by reference herein, to the extent not presently in use by the respective counterparties thereto, the respective Seller shall provide written confirmation that the agreements which are the subject of Exception 10, as set forth therein, is no longer in use by the respective counterparty thereto.

5.    With respect to that certain Commitment dated January 12, 2024, bearing commitment number NCS-1N4SSC07, incorporated by reference herein, with respect to Exception 20, those certain North Grove Medical Park Protective Covenants and Easements, recorded on December 6, 2007 (the “North Grove Covenants”), the respective Seller shall request and use commercially reasonable efforts to obtain an estoppel statement from each entity comprising the Developer, as defined in the North Grove Covenants, in a form and substance consistent with the requirements set forth in Section 8.01 of the North Grove Covenants. Notwithstanding the foregoing, if Seller is unable to obtain an estoppel statement from either entity comprising the Developer (as defined in the North Grove Covenants) despite such commercially reasonable efforts, then the respective Seller shall provide an estoppel statement to Purchaser stating that (a) there are no unpaid Assessments, as defined in the North Grove Covenants, which are then due and outstanding, and (b) to the respective Seller’s Knowledge, there are no violations by the respective Seller under the North Grove Covenants.

6.    With respect to the exceptions contained in any Commitment which relate to the existence of a trust or lien created under the Perishable Agricultural Commodities Act of 1930 (7 U.S.C. §§499a, et seq.) or the Packers and Stockyards Act (7 U.S.C. §§181 et seq.), the respective Seller shall provide an affidavit, in a form reasonably acceptable to Seller and the Title Company to remove such exception from Purchaser’s final policy, provided that, regardless of the delivery of the foregoing affidavit, to the extent such exception is removed from the final policy, this Defect shall be deemed cured.

(b)    If, prior to the Closing Date, any update to or amendment of the Commitment reflects any new title exception created after the Execution Date, or if the Survey is amended to reflect matters created after the Execution Date, then, as Purchaser’s sole remedy therefor, provided that such new exception is not the result of a willful violation of any covenant of Sellers contained in this Agreement, Purchaser shall have ten (10) calendar days from the date it receives any such updated Commitment or Survey disclosing the same to disapprove the same by written notice to Sellers (collectively, the “New Title Objections”). Upon timely delivery of the New Title Objections to Sellers, all references to the Title Objections in this Section 4.02 shall be deemed to apply to the New Title Objections and the terms of such provisions shall apply to such New Title Objections. Notwithstanding anything to the contrary herein, the Closing Date shall be automatically extended to provide Purchaser and Sellers the time period provided for in this Section 4.02(b) to deliver the New Title Objections and related notices set forth in this Section 4.02 as applicable.

4.03      Access. From and after the Execution Date until the earlier to occur of the Closing Date or termination of this Agreement (pursuant to and in accordance with the terms of this Agreement), Sellers shall afford Purchaser, its Affiliates and their respective agents, employees, representatives, consultants, advisors and contractors (collectively “Purchaser Representatives”), at Purchaser’s cost and expense and upon prior approval of Sellers’ Representative, such approval not to be unreasonably withheld, conditioned or delayed, reasonable access to the Property, the WO Headquarters, the Pharmacy Location or any Facility at mutually agreeable times during regular business hours, to investigate the Property, the Acquired Assets and the financial condition of Sellers, in furtherance of consummating the Transactions.

4.04       Residency Agreements. Purchaser or one or more of its Affiliate designees shall assume or be deemed to have assumed the Residency Agreements as of the Effective Time; provided, however, that such assumption shall pertain only to obligations that are to be performed by a Seller after the Effective Time and shall not include any assumption of any obligations related to or arising from any breach or violation by any Seller of a Residency Agreement prior to the Effective Time.

4.05      Assumed Contracts. Sellers shall use their best efforts to obtain any required consents of third parties to assign the Assumed Contracts on or before the Closing Date. Notwithstanding the foregoing or anything to the contrary in this Agreement, if any required consents to assignment relating to any of the Assumed Contracts have not been obtained by the Closing Date, neither this Agreement nor any other document related to the consummation of the Transactions will constitute an assignment or an agreement to assign if such assignment or attempted assignment would constitute a breach of an Assumed Contract; provided, however, that in each such case, Sellers shall use commercially reasonable efforts after the Closing to obtain the consent to assignment from such third party, and Purchaser shall cooperate (at its own expense) in obtaining any such consent. If Sellers and Purchaser are not successful in obtaining a consent relating to any of the Assumed Contracts on or before the Closing Date, then (i) Sellers, to the maximum extent permitted by applicable Law and the Assumed Contracts at issue, shall act after the Effective Time as Purchaser’s agent in order to obtain for Purchaser the benefits thereunder and shall cooperate, to the maximum extent permitted by applicable Law and such Assumed Contracts, with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser and (ii) Purchaser shall perform, at its sole expense, the obligations (to the extent such obligations would have been Assumed Liabilities had such Assumed Contracts been assigned at Closing) of Sellers to be performed after the Effective Time under the Assumed Contracts at issue and shall otherwise maintain all financial responsibility with respect to such arrangement. For the avoidance of doubt, nothing in this Section 4.05 limits in any way Sellers’ obligations to deliver those consents set forth on Schedule 9.02(b)(v) in connection with the Closing and the Sellers shall indemnify the Purchaser for any liabilities or obligations to the extent implementation of this Section 4.05 results in a breach or termination of an Assumed Contract.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES REGARDING SELLERS

As of the Execution Date and as of the Closing Date (as evidenced by the Sellers’ certificate to be provided at Closing in accordance with Section 9.02(b)(iii)), Sellers, jointly and severally, represent and warrant to Purchaser as of the Execution Date and the Closing Date that:

5.01       Organization. Each Seller is (a) duly incorporated, validly existing and in good standing under the Laws of the state of its jurisdiction of incorporation and (b) duly qualified to do business and in good standing in each jurisdiction where such qualification is required by applicable Laws, except where the failure to so qualify would not be material to the White Oak Business, taken as a whole. Schedule 5.01 sets forth all jurisdictions in which each Seller is qualified to do business and each assumed business name or trade name, registered or unregistered, under which such Seller operates in each jurisdiction. Each Seller has made available to Purchaser true, complete and accurate copies of its articles of incorporation or articles of organization (as applicable), and its existing bylaws and other similar governing documents (the “Organizational Documents”).

5.02      Authority; Enforceability. Sellers individually or collectively possess all requisite corporate power and authority including required licenses, approvals and authority of all applicable Governmental Authorities legally necessary to own the Acquired Assets and to operate the Facilities, the Pharmacy Location, the WO Headquarters and the White Oak Business. Each Seller has the full corporate right, power and authority to enter into this Agreement and, as of the Closing Date, will have the full right, power and authority to enter into all other Transaction Documents contemplated hereby and to consummate the Transactions. White Oak Manor, for itself and on behalf of the WO Subsidiaries (as defined below), and White Oak Pharmacy have each taken all actions required by their respective organizational and governance documents to execute and deliver this Agreement and as of the Closing will have taken all actions required by their respective organizational and governance documents to execute and/or deliver all other Transaction Documents and to consummate the Transactions. Each individual executing this Agreement on behalf of a Seller is duly authorized to do so and to bind such Seller with respect thereto. This Agreement and each other Transaction Document is binding and enforceable against the Seller Parties (but only to the extent specifically applicable to the Owners as set forth in the Preamble) in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, arrangement, modification or other Laws affecting the rights of creditors generally.

5.03       Capitalization. Schedule 5.03 sets forth: (a) the number of authorized Equity Interests of White Oak Manor and White Oak Pharmacy, (b) the number of issued Equity Interests for each series of the Equity Interests in White Oak Manor, and (c) each holder of the Equity Interests in White Oak Manor and White Oak Pharmacy. All of the Equity Interests of each Seller have been duly authorized and are validly issued (and were not issued in violation of any preemptive or similar rights), fully paid and, to the extent applicable, non-assessable. There are no outstanding options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights or other agreements that would require any Seller to issue, sell or otherwise cause to become outstanding any of its Equity Interests. Except as set forth in the Organizational Documents of Sellers, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of Sellers’ respective Equity Interests. All of the Equity Interests of White Oak Manor and White Oak Pharmacy are held of record and beneficially by the Owners, as set forth on Schedule 5.03. There are no agreements or understandings to which any Seller is a party which obligates a Seller to purchase, redeem or otherwise acquire or make any payment (including any dividend or distribution) in respect of, any of its Equity Interests. No Seller has any Liability for dividends or distributions that have been declared or accrued that have not been paid. White Oak Manor owns 100% of the Equity Interests of each Seller listed as a “Subsidiary” on Schedule 5.03 (collectively, the “WO Subsidiaries”). Except for the ownership by White Oak Manor of the WO Subsidiaries, no Seller owns or has any direct or indirect Equity Interest in any other Seller or any Person or is subject to any obligation to purchase or otherwise acquire any equity or other securities in any Person.

5.04       Authorizations of Governmental Authorities. Except as disclosed on Schedule 5.04 or as may be required under the HSR Act, no action by (including any authorization, consent or approval), or in respect of, or filing with, or notice to, any Governmental Authority is or was required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by each Seller of the Transaction Documents to which it is a party, (b) the consummation of the Transactions by each Seller, or (c) the continued valid operation of the Facilities, the Pharmacy Location and the White Oak Business, in each case except as would not be reasonably expected to materially interfere with the continued operations of the White Oak Business.

5.05       No Conflicts. Except as set forth on Schedule 5.05 or as may be required under the HSR Act, neither the execution, delivery and performance by any Seller of any of the Transaction Documents nor the consummation of the Transactions will: (a) assuming the taking of any action by (including any authorization, consent or approval), or in respect of, or any filing with, or notice to, any Governmental Authority, violate any Law applicable to any Seller; (b) result in the modification, acceleration, termination, breach or violation of, or default under, any Contract, Assumed Contract, Permit, or Government Authorization to which any Seller is a party or by which the Acquired Assets (including the Property), the Facilities, the Pharmacy Location, the White Oak Business or any portion thereof is bound; (c) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any contractual obligation of any Seller; (d) result in the creation or imposition of a Lien upon, or the forfeiture of, any Acquired Assets; or (e) result in a breach or violation of, or default under, the Organizational Documents of any Seller.

5.06       Title to Assets. Subject only to the Permitted Exceptions (with respect to the Property), Sellers are the sole and exclusive owners of the Acquired Assets. Each Seller has, and at the Closing will convey to Purchaser by the applicable Deed and/or Bill of Sale, as applicable, good and valid title to the Acquired Assets and, with respect to the Property, fee simple title (subject only to the Permitted Exceptions), owned by such Seller, free and clear of any Liens (but subject only to the Permitted Exceptions with respect to the Property). Except for the rights, if any, of residents or patients of each Facility, the Permitted Exceptions and as set forth on Schedule 5.06, there are no leases, subleases or any other Contracts granting any Person any right of possession, use, occupancy or enjoyment of any of the Acquired Assets or any portion thereof.

5.07        Litigation; Government Orders.

(a)    Except as disclosed on Schedule 5.07(a), (i) there are no Claims (A) pending, or, to Sellers’ Knowledge, threatened against or affecting, or pending or threatened by, any Seller, or (B) pending, or, to Sellers’ Knowledge, threatened against or affecting, any Seller’s directors, managers, officers or employees with respect the White Oak Business, Acquired Assets or other rights of any Seller, and to the Sellers’ Knowledge, there are no facts making the commencement of any Claim described in the foregoing clauses (A) or (B) reasonably likely, (ii) no Seller is the subject of, or since January 1, 2021, has been the subject of any judgment, decree, injunction or Government Order, and (iii) no Seller, since January 1, 2023, has paid any settlement in excess of $100,000 with respect to any Claims asserted against any Seller. To Sellers’ Knowledge, no Governmental Authorities are planning to initiate any Claim other than routine collection actions in the Ordinary Course of Business and there are no facts making the commencement of any Claim reasonably likely.

(b)    Except as disclosed on Schedule 5.07(b), no Seller nor any Acquired Asset is or is used in material violation of (nor will the continued operation of the White Oak Business as currently conducted materially violate) any Laws (including any zoning, building, ordinance, code or approval or any building Permit) or any restriction of record or agreement affecting the Acquired Assets or any part thereof, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority.

(c)    No Seller has received written notice of any Claim, requirement or demand of any licensing or certifying agency to rework or redesign any Facility so as to conform to or comply with any existing Law which has not been fully satisfied prior to the Execution Date or which will not be fully satisfied prior to the Closing Date.

5.08       Insurance. Schedule 5.08 contains a list of all insurance policies covering the Property, the Facilities, the Pharmacy Location and the White Oak Business and its associated assets, equipment, operations, Employees, officers and directors as of the Execution Date, and Sellers have made available to Purchaser true and complete copies of all such policies prior to the Execution Date. Such list includes for each insurance policy the type of policy, policy number, name of insurer, name of policyholder, name of each covered insured, expiration date, and a description of any retroactive premium adjustments or other material loss-sharing arrangements and also describes any self-insurance or co-insurance arrangements by or affecting Sellers, including any reserves established thereunder. At the Closing, Sellers shall have in place Tail Insurance and/or Captive Coverage for claims made against Sellers which took place, accrued or arose prior to the Closing Date in accordance with Section 7.19 and shall provide evidence at the Closing to Purchaser that such coverage has been procured. Sellers have received no written, nor to the Knowledge of Sellers, verbal notice or request from any insurance company or underwriter setting forth any defects in the Acquired Assets which would materially affect the insurability thereof. Schedule 5.08 sets forth: (a) a true and complete list of all current policies or binders of fire, liability, umbrella liability, professional liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Sellers and relating to the Facilities, the Pharmacy Location, the Acquired Assets and the White Oak Business; and (b) with respect to the Facilities, the Pharmacy Location, the Acquired Assets or the White Oak Business, a list of all pending claims, loss runs, settlements and claims history since January 1, 2021. No insurer has (y) denied or disputed (or otherwise reserved its rights with respect to), the coverage of any material claim pending under any insurance policy with respect to Sellers or (z) to the Knowledge of Sellers, threatened to cancel any insurance policy with respect to Sellers. Except as disclosed on Schedule 5.08, to the Knowledge of Sellers, no insurer plans to raise the premiums for (except for standard increases in the Ordinary Course of Business), or materially alter the coverage under, any such insurance policies with respect to Sellers.

5.09        Contracts.

(a)    Schedule 5.09(a) sets forth a true and complete list as of the date hereof of all Material Contracts to which any Seller is a party or is otherwise legally bound or that are otherwise used in connection with the White Oak Business. As used herein, “Material Contracts” means all of the following Contracts:

i.    any agreement for the employment or engagement of any officer, employee or other individual on a full-time or consulting basis that provides for annual payments by a Seller in excess of One Hundred Thousand Dollars ($100,000), which is not terminable on thirty (30) days’ notice or less by such Seller without penalty or severance payment;

ii.    Contracts with any Professional or any facility or other business owned directly or indirectly by a Professional, other than Contracts for employment;

iii.    Contracts (or a group of related Contracts) involving (A) revenues or receipts in excess of One Million Dollars ($1,000,000), or (B) expenditures or payables in excess of Two Hundred Fifty Thousand Dollars ($250,000), in the aggregate during the twelve (12) months ended on the date of the most recent Financial Statements (or which are expected to involve revenues or receipts or expenditures or payables in excess of such applicable amounts in the 12-month period following the date of the most recent Financial Statements);

iv.    each material joint venture, partnership agreement or other similar agreement to which a Seller is a party;

v.    leases, subleases, licenses or similar Contracts requiring payments to or from a Seller in excess of One Hundred Thousand Dollars ($100,000) per annum representing an interest in or in respect of any rights, assets or personal property (tangible or intangible);

vi.    IP Licenses necessary to operate the White Oak Business as currently conducted (other than Inbound IP Licenses for Off-the-Shelf Software);

vii.    Contracts relating to any Claim or settlement agreement to which a Seller is a party or otherwise materially affecting the White Oak Business, other than (A) releases immaterial in nature or entered into with former employees or independent contractors of such Seller in the Ordinary Course of Business in connection with the cessation of such employee’s or independent contractor’s employment with such Seller, (B) settlement agreements for cash only (which has been paid or accrued for) that do not exceed Two Hundred Thousand Dollars ($200,000) as to such settlement, or (C) settlement agreements entered into more than two (2) years prior to the Closing Date under which no such Seller has any continuing obligations, Liabilities or rights (excluding releases);

viii.    Contracts under which any Seller has borrowed any money or issued any note, indenture or other evidence of Indebtedness or guaranteed Liabilities for borrowed money (other than for other Sellers or trade payables arising in the Ordinary Course of Business), in each case, having an outstanding principal amount in excess of One Hundred Thousand Dollars ($100,000);

ix.       Contracts with any Material Supplier;

x.        Contracts with any Material Payor;

xi.    Contracts that restrict, prohibit or limit in any material respect a Seller or the White Oak Business from freely engaging in any business or competing with any Person anywhere in the world or that grants any right of first refusal, right of first offer or similar right or right to “most favored nation” status to any third party;

xii.    Contracts relating to any acquisition or disposition of or by a Seller of any assets, rights, properties or Equity Interests (whether by merger, sale of Equity Interests, sale of assets or otherwise) pursuant to which a Seller has (A) any unfulfilled obligation to pay any purchase price thereunder or (B) any unfulfilled deferred purchase price, “earn out” purchase price adjustment or similar contingent purchase price payment obligation;

xiii.    Contracts or agreements (the “Real Property Leases”) in respect of all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property which are used or intended to be used in, or otherwise related to the White Oak Business, including the lease of the Waxhaw Facility and the lease of the WO Headquarters (the “Company Leased Real Property”);

xiv.    Contracts that obligate a Seller to make any loans, advances or capital contributions to, or investments in, any Person;

xv.    Contracts with any Governmental Authority, excluding Contracts pursuant to a Governmental Program, involving (A) revenues or receipts in excess of Two Hundred Fifty Thousand Dollars ($250,000) or (B) expenditures or payables in excess of Two Hundred Fifty Thousand Dollars ($250,000), in each case, in the aggregate during the twelve (12) months ended on the date of the most recent Financial Statements;

xvi.    Contracts that require any capital expenditure (including any series of related expenditures) by a Seller of more than One Hundred Thousand Dollars ($100,000) individually or Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate;

xvii.    Contracts that impose any Lien on all or any material part of the Acquired Assets; and

xviii.   Contracts consisting of marketing or other similar arrangements;

xix.    Contracts with direct or indirect referral sources, including such contracts with a subsidiary or Affiliate of any direct or indirect referral source and where there are intervening parties;

xx.    Contracts with a nursing facility, skilled nursing facility, assisted living facility, acute care hospital, long term care hospital, rehabilitation hospital or other institutional healthcare facility;

xxi.    Contracts with a physician, physician group, or any entity in which a physician has a direct or indirect ownership interest, including, without limitation, medical director agreements and physician designee agreements;

xxii.    Contracts with any pharmaceutical manufacturers, distributors or group purchasing organizations;

xxiii.   Contracts with durable medical equipment suppliers;

xxiv.    each Residency Agreement; and

xxv.     any collective bargaining agreement or other labor related Contract with any labor union or organization.

(b)    Sellers have made available true and complete copies of all Material Contracts and Assumed Contracts, as amended or otherwise modified and in effect. Except as set forth on Schedule 5.09(b), (i) each Material Contract and each Assumed Contract is in full force and effect, and is valid and binding on the applicable Seller and, to Sellers’ Knowledge, each other party thereto, and enforceable in accordance with its terms against the applicable Seller and, to Sellers’ Knowledge, each other party; (ii) no Seller is in material breach or material default under any Material Contract or any Assumed Contract, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination of any Material Contract or Assumed Contract; and (iii) no Seller has received notice of breach or intent to terminate, materially and adversely amend or modify, or not reenter or renew any Material Contract or Assumed Contract from or by any counterparty to such Material Contract or Assumed Contract.

5.10      Utilities and Assessments. In the event any municipality where the Property and the Owned Facilities are located requires the completion of any repairs, Permits, inspections or reports (any “Municipality Requirements”) as a condition to recording the Deed in such locality, Sellers shall cause, at Sellers’ sole cost and expense, the Municipality Requirements to be completed on or prior to the Closing Date, or with Purchaser’s approval (which approval shall not be unreasonably withheld, conditioned or delayed), within such period of time following the Closing Date as may be permitted by the applicable municipality.

5.11       Compliance with Laws. Except as set forth on Schedule 5.11, the ownership of the Property and operations of the Facilities, the Pharmacy Location and the White Oak Business by Sellers are, and for the prior three (3) years have been in material compliance with all applicable Laws. To Sellers’ Knowledge, the Facilities and Pharmacy Location are in material compliance with all zoning and land use requirements to which they are subject and such zoning and land use requirements permit the continued use by Purchaser of the Facilities as skilled nursing, assisted living, independent living and memory care facilities with the same number of licensed beds and units, and Purchaser’s continued use of the Pharmacy Location as a pharmacy, in each case as of the Execution Date. Except as set forth on Schedule 5.11, no Seller has received notice from any Governmental Authority of any material violation of any applicable Law which has not been resolved as of the Execution Date (other than Healthcare Laws). In the past four

(4) years there have been no, Claims by or involving a Governmental Authority against any Seller, any Facility, the White Oak Pharmacy or otherwise in respect of or materially affecting the Acquired Assets as of the Execution Date, and there are no such Claims currently pending or, to Sellers’ Knowledge, threatened. There are no Claims by or involving a Governmental Authority against any Seller, any Facility, the White Oak Pharmacy or otherwise or with respect to or in any manner affecting this Agreement or the other Transaction Documents or the ability of any Seller to consummate the Transactions, and there are no such Claims currently pending or, to Sellers’ Knowledge, threatened. No Seller is subject to any order, judgment, decree, injunction, stipulation, civil monetary penalty or consent order of or with any court or other Governmental Authority relating to the Acquired Assets, any Facility, the Pharmacy Location or operation of the White Oak Business.

5.12        Healthcare Regulatory Compliance.

(a)    Except as set forth on Schedule 5.12(a), the White Oak Business is and has been operated in material compliance with all Healthcare Laws applicable to the White Oak Business and there are no actions, proceedings or investigations pending or, to Sellers’ Knowledge, threatened regarding actual or possible non-compliance of any Healthcare Law with respect to the White Oak Business, or that would reasonably be expected to result in the revocation, withdrawal, suspension, non-renewal, termination, revocation, or adverse modification or limitation of any Permit, Health Care Program enrollment or participation agreement.

(b)    Schedule 5.12(b) sets forth (i) a list of the Government Authorizations required for the operations of the White Oak Business, the Owned Facilities, the Waxhaw Facility, and the Pharmacy Location (each an “Operating License” and collectively, the “Operating Licenses”), (ii) the Governmental Authority which issued each such Operating License, (iii) its expiration date, and (iv) whether such Operating License is issued with respect to the IL Units, each CCRC Facility, each ALF Facility, each SNF Facility, the Waxhaw Facility, the Pharmacy Location or the White Oak Business. The IL Units are licensed as independent living units, each CCRC Facility is licensed as a continuing care retirement community, each ALF Facility is licensed as an assisted living facility, the SNF Facilities and the Waxhaw Facility are each licensed as a skilled nursing facility, and White Oak Pharmacy is licensed as a pharmacy, in each case under the applicable Laws of the state in which the respective Seller who owns or operates each such Facility and the Pharmacy Location. Each Operating License is in good standing, and to the Knowledge of Sellers, the good standing of each Operating License is not in jeopardy.

(c)    Except as set forth on Schedule 5.12(c), no Seller has received any notice from, and, to Sellers’ Knowledge none of Sellers, the Facilities or White Oak Pharmacy has been threatened by, any applicable Governmental Authority requiring the correction of any condition with respect to any Operating License, except for such notices that have been corrected pursuant to a plan of correction in the Ordinary Course of Business. There are no actions pending or, to Sellers’ Knowledge, threatened that would reasonably be expected to result in the revocation, withdrawal, suspension, non-renewal, termination, adverse modification or limitation of any Operating License.

(d)    No Seller has (i) been subject to a corporate integrity agreement, deferred prosecution agreement, consent decree, settlement agreement with, relating to or required by the Office of Inspector General (“OIG”) of the United States Department of Health and Human Services (“HHS”) or similar agreement or consent order of or with any other Governmental Authority mandating or prohibiting future or past activities; (ii) settled, or agreed to settle, any actions brought, pending or threatened by any Governmental Authority for an alleged violation of any Healthcare Law; or (iii) filed or been the subject of, has not considered filing, and does not have any obligation to file, either a voluntary self-disclosure of any actual or potential violation of any Law with any Governmental Authority or a voluntary repayment with any Health Care Program. There are no restrictions imposed by any Governmental Authority upon the White Oak Business, activities, personnel or services of Sellers that would prevent the White Oak Business from operating as it currently operates.

(e)    Except as set forth on Schedule 5.12(e), other than routine claims processing adjustments occurring and resolved in the Ordinary Course of Business (i) no Claims or demands for repayment of moneys paid to Sellers, offsets or recoupments, have been undertaken, asserted or are outstanding from or by any Health Care Program or Governmental Authority and, no circumstances exist that would be reasonably likely to result in any overpayments, future repayment claims or recoupment; (ii) no Seller has received notice of any material overpayment or termination of any associated Health Care Program Contract for violation of Healthcare Laws; (iii) the billing, coding, claims submissions, reporting and documentation practices of Sellers are in compliance with all applicable Healthcare Laws, Governmental Program requirements, and the terms of the agreements of the Sellers with any Health Care Program; (iv) all claims for reimbursement for services rendered or products sold or supplied by Sellers to any Health Care Program have been prepared and filed in accordance with all applicable Laws, policies, guidance, contractual provisions, manuals and procedures pertaining to the applicable Health Care Program; (v) no Seller has billed for, received or retained any payment or reimbursement in excess of amounts allowed by Healthcare Laws or Health Care Program requirements, (vi) no billing Audits, reviews or investigations conducted by any Health Care Program or any Governmental Authority have occurred nor are currently ongoing, noticed to any Seller or, to Sellers’ Knowledge, threatened; and (vii) no “balance” billing has been done by any Seller unless permitted contractually and by Healthcare Laws, (i.e., other than patient cost-sharing obligations imposed by the Health Care Program, no billing of patients for balances due in excess of payments by Health Care Programs where such billing is prohibited by the terms of Health Care Program Contracts of Sellers or applicable Healthcare Law). White Oak Pharmacy has not received any notice, in writing or otherwise, from a Health Care Program or Governmental Program which provides guidance on the appropriate use of patient residence codes for purposes of billing as a long term care pharmacy.

(f)    All employees and independent contractors of Sellers who are Professionals are, and at all times during which such Professionals provided any services to or on behalf of Sellers have been, duly qualified and licensed in each applicable jurisdiction as required by applicable Law and are, and have been, participating in or eligible to participate in Medicare and Medicaid. No employees or independent contractors of Sellers, including Professionals, have been convicted or are under investigation for a criminal offense related to (i) the neglect or abuse of a patient in connection with the delivery of a healthcare item or service; or (ii) any violation of any Healthcare Law.

None of the Professionals employed or engaged by Sellers have been the subject of any disciplinary action by any professional licensing board, professional association, peer review committee, healthcare facility or Governmental Authority, and no such disciplinary action is pending, or to the Sellers’ Knowledge, threatened against any Seller, and each of the Professionals (i) meet and have met all requirements of participation and conditions to receive payment from the Health Care Programs from which Sellers receive payment and (ii) are and have been a party to or appropriately credentialed under valid participation agreements with each such Health Care Program. There is no civil, criminal, administrative, or other proceeding or investigation pending, received or, to Sellers’ Knowledge, threatened against Sellers or, any employed or contracted Professional, that could reasonably be expected to result in a Seller’s or Professional’s termination or exclusion from participation in any of the applicable Health Care Programs.

(g)    No Seller or any of its owners, directors, officers, employees or agents are or have been (i) excluded, precluded, suspended or debarred from participating in any Governmental Program; (ii) charged with, subject to sanction, disciplinary action or convicted for a crime in connection with any Governmental Program or violation of any Healthcare Law or the subject of any Final Adverse Action (as defined in 42 C.F.R. § 424.502), (iii) assessed a civil monetary penalty under Section 1128A of the Social Security Act, (iv) audited or investigated by any Governmental Program or Governmental Authority relating to any violation of any Healthcare Law or (v) notified that any agreement with any Health Care Program or similar Contract to which such Person is a party will be revoked, suspended, or terminated by any Governmental Authority or Health Care Program for a breach or default of the terms of such Contract. Furthermore, none of the actions described in the foregoing clauses (i) through (v) is pending, or to Sellers’ Knowledge, threatened.

(h)    Sellers have a compliance program and policies reasonably designed to ensure Sellers and their respective agents and employees comply with all applicable Healthcare Laws. Any and all issues brought to the attention of Sellers or their compliance team have been reasonably investigated and, when necessary, appropriate corrective actions have been taken in compliance with applicable Healthcare Laws and Sellers’ compliance program policies. Sellers have a program in place to promptly identify whether any of its employees, agents or independent contractors have been excluded from participating in any federal Health Care Program.

(i)    No Seller nor, any of their respective Professionals, owners, officers or employees has directly or indirectly paid, solicited, received or accepted remuneration (i.e., anything of value) in exchange for, or as an inducement, kickback or bribe to encourage referrals for health care items or services. No Seller, nor, any of their respective, owners, directors, officers, employees or Professionals, had or have any financial relationship, including any fee-splitting arrangement with, any actual or potential patient, healthcare facility, provider, supplier, medical device or pharmaceutical manufacturer, referral source, governmental employee, or other Person in a position to assist or hinder Sellers in violation of any Healthcare Law.

(j)    Each Seller has in place, materially complies with, and has in the last six (6) years materially complied with, written policies to protect the security and privacy of Protected Health Information, and such policies comply in all material respects with HIPAA, including with respect to Sellers’ uses and disclosures of, security protections for, and individual rights regarding, Protected Health Information. Sellers have conducted all security management processes required by HIPAA, including a security risk analysis and information system activity review. Each Seller (i) has in effect with each entity acting as a Business Associate (as defined in HIPAA) of such Seller an agreement that satisfies all of the requirements of 45 C.F.R. §§ 164.504(e) and 164.314(a); (ii) when acting as a Business Associate, has in effect with the entity on whose behalf such Seller creates, receives, maintains or transmits Protected Health Information an agreement that satisfies all of the requirements of 45 C.F.R. §§ 164.504(e) and 164.314(a); and (iii) is and has been in compliance in all material respects with such agreements. During the prior six (6) years, no Seller has experienced any (i) Breach of Unsecured Protected Health Information (as “Breach,” “Unsecured Protected Health Information,” and “Protected Health Information” are defined by HIPAA), or (ii) any Security Incident (as “Security Incident” is defined by HIPAA).

(k)    Sellers have provided copies of all cost reports filed by Sellers for the year ended December 31, 2023 and monthly for 2024 (as applicable). Sellers have filed within the appropriate reporting period and with the appropriate Governmental Authority, agency and/or fiscal intermediary, all cost reports required to be filed with respect to annual reporting periods for the prior six (6) years prior to the Execution Date relating to the Facilities, and all such reports have been prepared in all material respects in accordance with all applicable Laws, including Healthcare Laws, and there are currently no open or unaudited cost reports.

(l)    White Oak Pharmacy has maintained all records required to be maintained by the FDA, the Drug Enforcement Administration (“DEA”), the applicable state board of pharmacy, the Medicare and Medicaid programs and other applicable Laws. There are no presently existing circumstances which would result or would be reasonably likely to result in violations of any such Laws. To the extent required by applicable Law, Sellers have undertaken and delivered to Purchaser, a complete and accurate inventory of all controlled substances. Sellers have provided to Purchaser all records in their possession that are required to be maintained by DEA regulations for the prior two (2) year period.

(m)    No Facility (i) has been designated as a Special Focus Nursing Home (as that term is defined by the CMS Special Focus Nursing Home Facility Program), (ii) is subject to enhanced penalties by OIG or otherwise, (iii) has been cited for any material deficiency that has not been cured, (iv) has received any advanced or accelerated payments pursuant to the CMS Accelerated and Advance Payments Program (“Medicare Advance Payments”) except for any amounts that have been repaid in full prior to the Execution Date, and (v) has received written, or, to the Knowledge of Sellers, other notice (A) that any such actions will or may be taken with respect to any of the foregoing or (B) that any Seller or any Facility is under investigation or review with respect to any of the foregoing. Such cost reports filed by Sellers did not contain any materially untrue statement of material fact or omit to state a material fact necessary to make the statements contained therein not misleading.

5.13        Absence of Certain Developments. Except as set forth on Schedule 5.13, since January 1, 2023, the White Oak Business has been conducted in the Ordinary Course of Business and:

(a)    no Seller has (i) amended its Organizational Documents, (ii) amended any term of its issued and outstanding equity securities or (iii) issued, sold, granted, or otherwise disposed of any equity securities;

(b)    no Seller has become liable in respect of any guarantee or incurred, assumed or otherwise become liable in respect of any debt, except for borrowings in the Ordinary Course of Business under credit facilities in existence as of January 1, 2023 or as part of the Permitted Exceptions;

(c)    no Seller has (i) permitted any Acquired Assets to become subject to any encumbrances, (ii) sold, leased, licensed or otherwise disposed of any of its assets, except in the Ordinary Course of Business, (iii) terminated any lease or other Contract or (iv) cancelled any material debts or Claims;

(d)    no Seller has: (i) sold, assigned or otherwise transferred any Seller-Owned Intellectual Property or abandoned or permitted to lapse or expire any Seller-Owned Intellectual Property, (ii) abandoned or permitted to lapse or expire any Seller Intellectual Property, including any IP Registrations, or (iii) transferred or granted any license or sublicense of any rights under or with respect to any Seller Intellectual Property;

(e)    no Seller has (i) discharged or satisfied any material encumbrance or (ii) paid any material Liability, other than trade payables paid in the Ordinary Course of Business;

(f)    no Seller has (i) made any declaration, setting aside or payment of any dividend or other distribution with respect to, or any repurchase, redemption or other acquisition of, any of its equity securities, (ii) purchased, redeemed or otherwise acquired any equity securities of any Person, or (iii) entered into or performed any transaction with or for the benefit of any of its equity holders or any Affiliate of any of its equity holders (other than compensation payments made to its directors, officers and employees in the Ordinary Course of Business);

(g)    there has been no material loss, destruction, damage or eminent domain taking (in each case, whether or not insured) affecting the White Oak Business, any Facility, the Pharmacy Location or any other Acquired Assets, or any other material asset of any Seller;

(h)    no Seller has increased the compensation payable or paid, whether conditionally or otherwise, to (i) any current or former employee, consultant, independent contractor, agent or other service provider of such Seller or (ii) any current or former director or officer of such Seller (other than in the Ordinary Course of Business);

(i)    no Seller has made any loan or advance to, guarantee for the benefit of, or made any investment in, any Person (other than advances to an employee in the Ordinary Course of Business);

(j)    no Seller has entered into any contractual obligation (excluding “oral at will” arrangements) providing for the employment or engagement of any Person on a full-time, part-time, consulting, independent contractor or other basis or otherwise providing compensation, severance, any change in control, transaction, retention, sale bonus or similar compensatory arrangement, or other benefits to any director, officer, employee, consultant, independent contractor or other service provider, in each case, that is not terminable at will;

(k)    except as required by GAAP, no Seller has (i) made any change in any method of accounting or accounting practices or policies or made any write-down in the value of its inventory that is material or that is other than in the Ordinary Course of Business or (ii) reversed any accruals or reserves (whether or not in the Ordinary Course of Business);

(l)    no Seller has delayed or postponed the payment of any accounts payable or any other Liability or obligation or agreed or negotiated with any party to extend the payment date of any accounts payable or commissions or any other Liability or obligation or accelerated the collection of (or discounted) any Accounts Receivable or notes receivable, other than in the Ordinary Course of Business;

(m)    no Seller has terminated or closed any Facility or material business or operation;

(n)    except as required by the terms of the Employee Plan or applicable Law, no Seller has (i) adopted, amended or terminated any Employee Plan, collective bargaining agreement or other labor union contract or (ii) increased any benefits under any Employee Plan, withdrawn from any Multiemployer Plan or provided notice of intent to withdraw from any Multiemployer Plan;

(o)     no Seller has written-up or written-down any of its material assets or revalued its inventory;

(p)    no Seller has entered into any agreement or commitment relating to capital expenditures exceeding Five Hundred Thousand Dollars ($500,000) individually or One Million Dollars ($1,000,000) in the aggregate;

(q)    no Seller has (i) made, changed or revoked any Tax election, (ii) adopted or changed any method of accounting for Tax purposes, (iii) amended any Tax Return, (iv) settled or compromised any action or proceeding relating to Taxes, (v) extended or waived the limitation period applicable to any Tax claim or assessment, (vi) entered into any Tax sharing, Tax indemnity, Tax allocation or similar agreement, or agreement (including a “closing agreement” as described in Section 7121 of the Code) entered into with respect to Taxes with any Governmental Authority or than in the Ordinary Course of Business;

(r)    no Seller has entered into any commitment to do any of the items referred to elsewhere in this Section 5.13; and

(s)    no event or circumstance has occurred that has had, or is reasonably likely to have, a Material Adverse Effect.

5.14        Environmental Laws. Except as set forth on Schedule 5.14:

(a)    Sellers and the operations of the White Oak Business are and at all times have been in material compliance with all applicable Environmental Laws (including obtaining and maintaining material compliance with all Permits required by applicable Environmental Laws), and there has been no material violation of Environmental Laws relating to the White Oak Business. No Seller uses or permits others to use the Property, any of the Facilities, the Pharmacy Location or other Acquired Assets in a manner that violates any Environmental Laws in any respect, nor has any Seller done so in the past. To the Knowledge of Sellers, there are no violations of any Environmental Laws with respect to the Property, the Owned Facilities, the Pharmacy Location or other Acquired Assets by any prior owner or operator of the Property, the Owned Facilities, the Pharmacy Location or Acquired Assets. The Property, the Owned Facilities, the Pharmacy Location and Acquired Assets have not been used by Sellers for industrial purposes or for the treatment or disposal of Hazardous Materials. The only Hazardous Materials present at the Property, the Owned Facilities, the Pharmacy Location or Acquired Assets are medical wastes, equipment, cleaning solutions, maintenance materials and other products customarily used or stored incidental to the operation or maintenance of similar facilities, and all such Hazardous Materials have at all times been used and stored by Sellers in material compliance with all applicable Environmental Laws.

(b)    There has been no Release of Hazardous Materials at the Property, the Facilities, or the Pharmacy Location by any Seller or, to the Knowledge of the Sellers, by any other Person (including from adjoining properties). There has been no Release of Hazardous Materials relating to the White Oak Business for which any Seller or any other Person has or could have Liability, and no Hazardous Materials relating to the White Oak Business or Sellers has been disposed of or come to rest at any site that has been included in any published United States federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority in the United States.

(c)    There are no underground storage tanks used in connection with the White Oak Business, and to Sellers’ Knowledge, are no underground storage tanks located at the Property, the Owned Facilities, or the Pharmacy Location.

(d)    In the prior five (5) years, no notices have been received by, and no Claims have been made against, any Seller relating to the White Oak Business, the Property, the Facilities or the Pharmacy Location, in each case alleging a violation of or Liability under any Environmental Laws or relating to any Hazardous Materials. Neither any Seller nor the Property, any Owned Facility, or the Pharmacy Location has been subject to any inspection, finding, investigation, penalty, assessment, audit or other compliance or enforcement action conducted by a Governmental Authority, or Lien or land use restriction, under any Environmental Laws or relating to any Hazardous Materials.

(e)    No Seller has agreed to or has a contractual obligation to indemnify any Person for or against any violation of, or Liability with respect to, any Environmental Laws.

(f)    Sellers have made available to Purchaser complete copies of all environmental records, reports, notifications, Permits, pending License applications, correspondence, engineering studies, and environmental studies or assessments properly in their possession relating to the White Oak Business, the Property, Facilities, the Pharmacy Location or other Acquired Assets.

5.15        Tax Matters. Except as disclosed on Schedule 5.15:

(a)    all Tax Returns required to have been filed by or with respect to each Seller have been timely and properly filed, and each such Tax Return is true, correct and complete in all material respects and has been prepared in compliance with all applicable Laws, and no Seller is the current beneficiary of any extension of time within which to file any Tax Return;

(b)    all Taxes required to have been paid by or with respect to each Seller have been timely and properly paid (whether or not such Taxes are shown or required to be shown on a Tax Return) to the appropriate Governmental Authorities, including, without limitation, bed assessments;

(c)    each Seller has withheld and timely paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any employee, former employee, equityholder, independent contractor, creditor, stockholder, member, Affiliate, customer, licensor, supplier or other Person, including any state or local Taxes required to be withheld with respect to any distribution or any allocation of taxable income to any equityholder, and each Seller has complied with all reporting and recordkeeping requirements relating to such Taxes (including, without limitation, the timely filing and delivery of all IRS Forms W-2 and 1099 with respect thereto;

(d)    each individual providing services to a Seller has been properly classified as an employee or independent contractor, as the case may be, for all Tax purposes;

(e)    each Seller has properly collected and remitted any required sales, use, value added and similar Taxes with respect to sales made or services provided to its customers, and has properly received and retained in accordance with Law any appropriate Tax exemption certificates or other documentation for all sales made or services provided without charging or remitting sales, use, value added or similar Taxes to the extent necessary to qualify such sales or services as exempt from such Taxes;

(f)    no waivers or extensions of statutes of limitation with respect to the Taxes or Tax Returns of Sellers have been granted, no request for any waiver or extension of statutes of limitation with respect to the Taxes or Tax Returns of Sellers is currently pending, and no request for any waiver or extension of statutes of limitation with respect to the Taxes or Tax Returns of Sellers has been made by any Governmental Authority;

(g)    there are not currently any Claims, audits, examinations or any notices of inquiry or intent pending against or with respect to any Seller, the White Oak Business or the Acquired Assets regarding Taxes;

(h)    no deficiency for any amount of Tax has been asserted or assessed in writing by a Governmental Authority against, or with respect to the operations of, any Seller, the White Oak Business or the Acquired Assets which remains outstanding as of the Execution Date, and to the Knowledge of Sellers, no such assessment or asserted Liability for Taxes will be made with respect to any Seller, the White Oak Business or the Acquired Assets prior to the Closing;

(i)    except for the Permitted Exceptions and the Mandatory Cure Items, there are no Liens for Taxes upon the Acquired Assets relating to the Property or the Facilities except for statutory liens for Taxes not yet due and payable or Liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided, as expressly disclosed in writing to Purchaser;

(j)    during the prior six (6) years, no Claim has been made or proposed by a Governmental Authority in a jurisdiction where a Seller does not file Tax Returns that such Seller is subject to Tax in that jurisdiction;

(k)    no Seller is a party to or bound by any Contract, agreement, arrangement, practice or understanding for the allocation, assumption, gross-up, indemnification or payment of Taxes (other than any customary Contract or agreement, in each case entered into in the Ordinary Course of Business not primarily related to Taxes);

(l)    no Seller (i) has, or has ever had, a permanent establishment (within the meaning of any applicable Tax treaty), has and has ever had, an office, fixed place of business or other tangible presence through employees or otherwise, in a country outside of its country of formation, and (ii) is subject to Tax in any country outside of its country of formation by virtue of having a source of income in that jurisdiction;

(m)    no Seller (i) is, and has ever been, a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return, or (ii) has Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local, non-U.S. or other Law), as a transferee or successor, by Contract (other than any customary Contract or agreement, in each case entered into in the Ordinary Course of Business consistent with past practice not primarily related to Taxes), pursuant to any Law or otherwise;

(n)    Purchaser will not be required to include or accelerate the recognition of any item in income, or exclude or defer any deduction or other Tax benefit, in each case, in any taxable period (or portion thereof) after Closing, as a result of any change in method of accounting, closing agreement, intercompany transaction, installment sale, or the receipt of any prepaid amount or deferred revenue, in each case, prior to the Closing Date;

(o)    no Seller is a party to any joint venture, Contract or other arrangement that could be treated as a partnership for federal income Tax purposes;

(p)    no Seller has participated in, or otherwise made a filing with respect to, any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b);

(q)    no Acquired Asset constitutes a prepaid amount or deferred revenue received by Seller on or prior to the Closing Date, or an obligation of any Person from the sale of any asset that is being reported under Section 453 of the Code;

(r)    neither the execution and delivery of this Agreement nor the consummation of the Transactions contemplated hereby could (either alone or in conjunction with any other event) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payments is considered to be reasonable compensation for services rendered);

(s)     no Seller is a “foreign person” as defined in Section 1445(f)(3) of the Code;

(t)    each Seller has filed with the appropriate Governmental Authorities all escheat and unclaimed property reports as required under applicable Laws; and

(u)    no Seller has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code.

5.16        No Prohibited Persons. No Owner nor any Person that controls the management and policies of any Seller or owns directly or indirectly more than fifty percent (50%) of any Seller, is a Person: (a) that is listed in the annex to, or otherwise subject to the provisions of, Executive Order 13224 issued on September 24, 2001 (“EO13224”); (b) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums, including the website, https://sanctionssearch.ofac.treas.gov/); (c) that commits, threatens to commit or supports “terrorism,” as that term is defined in EO13224; or (d) that is otherwise affiliated with any Person listed above (clauses (a)-(d), each a “Prohibited Person”). None of the Acquired Assets is the property of, and/or beneficially owned, directly or indirectly, by a Prohibited Person. None of the Acquired Assets is the proceeds of specified unlawful activity as defined by 18 U.S.C. § 1956(c)(7).

5.17       Permits. Sellers have obtained all Permits required to own the Acquired Assets, the Owned Facilities, and the Pharmacy Location and to operate the Facilities and the White Oak Business, and all such required Permits remain in full force and effect. Each Seller is, and, has been at all times during the past six (6) years, in material compliance with all terms and requirements of each Permit held by such Seller. None of the Permits is subject to any order, unsatisfied judgment, suspension, writ, inunction, probation or decree. No Seller has received notice of and no Governmental Authority thereof has commenced or has threatened an investigation of whether, or considers that, the ownership or/or operation, as applicable, of the Acquired Assets, the White Oak Business, the Facilities, the Pharmacy Location or the WO Headquarters has failed to comply with any Permit or has otherwise threatened to revoke or suspend, permanently or temporarily, any Permit.

5.18       Real Property; Real Property Permits.

(a)    Sellers are the sole legal and beneficial owners of good, marketable and indefeasible fee simple title to the Land and have full right and authority to transfer and convey the Land to Purchaser, or an Affiliate of Purchaser, subject only to the Permitted Exceptions. Notwithstanding the foregoing, with respect to the portions of the Property for which the respective Seller is only required to deliver a quitclaim deed as set forth on Schedule 1.01(a)(i), the representation made in the preceding sentence is limited to Sellers’ Knowledge. Sellers’ title to the Land and Improvements has not been previously challenged. Sellers are in peaceful and undisturbed possession of the Land and Improvements. At the Closing, Sellers will convey, subject only to the Permitted Exceptions, good, marketable and indefeasible fee simple title to the Land to Purchaser, or an Affiliate of Purchaser.

(b)    Sellers have not received written notice from any Governmental Authority of a violation or potential violation of any applicable zoning, public health, building code or other similar land use or building code ordinance or Law, order or regulation with respect to the Land or the operation of the Facilities and the Pharmacy Location. Subject to the Permitted Exceptions, for the past three (3) years, Sellers have not received notice from any Governmental Authority of any existing, proposed or contemplated plans to modify or realign any street or highway, or any existing, proposed or contemplated eminent domain or condemnation proceeding that could result in the taking of all or any part of the Land.

(c)    To Sellers’ Knowledge, there are no Liens or building, use or deed restrictions relating to the Land that are not of public record other than applicable zoning, building code or similar governmental land use or building code laws, ordinances or regulations. To Sellers’ Knowledge, there are no unrecorded easements relating to the Land. Sellers have not received notice from any Governmental Authority of any pending or proposed special assessments relating to the Land. No federal, state or local taxing authority has asserted any Tax deficiency, Lien or assessment against the Land that has not been paid in full, other than ad valorem Taxes assessed, if any, not yet due and payable. There are no outstanding accounts payable or choate or inchoate mechanics’ liens or rights to claim a mechanic’s lien in favor of any contractor, materialman, laborer or any other Person in connection with all or any portion of the Land due to any act or omission of Seller or any party by, through or under Seller or, to Sellers’ Knowledge, due to any act or omission of any third party.

(d)    Schedule 5.18(d) sets forth a true and complete list of all Real Property Leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for each such Company Leased Real Property (including addresses, the date and name of the parties to such Real Property Lease document). Sellers have delivered to Purchaser a true and complete copy of each such Real Property Lease document, and in the case of any oral Real Property Lease, a written summary of the material terms of such Real Property Lease. All Real Property Leases constitute the entire agreement to which Sellers are a party with respect to the Company Leased Real Property leased thereunder. With respect to each of the Real Property Leases: (i) such Real Property Lease is legal, valid, binding, enforceable and in full force and effect in accordance with its terms against Sellers and each other party thereto; (ii) Sellers’ possession and quiet enjoyment of the Company Leased Real Property under such Real Property Lease has not been and is not being disturbed, and there are no disputes with respect to such Real Property Lease; (iii) Sellers and such other party to the Real Property Lease are not in breach or default under such Real Property Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Real Property Lease; (iv) Sellers have not assigned, subleased, licensed, transferred, conveyed or otherwise granted any Person the right to use or occupy such Company Leased Real Property or any portion thereof; and (v) Sellers are not, to Sellers’ Knowledge, in violation of any applicable zoning ordinance or other Law relating to the Company Leased Real Property and Sellers have not received any notice of any such violation, or the existence of any condemnation or eminent domain proceeding with respect to any of the Company Leased Real Property.

(e)    The Land and Company Leased Real Property comprise all of the real property used in the White Oak Business. The current use of the Land and each Company Leased Real Property is in accordance with the certificates of occupancy relating thereto and the terms of any Permits relating thereto. To Sellers’ Knowledge, the Land and Company Leased Real Property and its current use, occupancy and operation by Sellers does not violate or conflict with any covenants, conditions, restrictions or other contractual obligations, including the requirements of any applicable Lien. All buildings, structures, improvements, fixtures and fittings located on the Land is supplied with utilities and other services necessary for the operation thereof as the same is currently operated. All Permits necessary in connection with the present use and operation of the Land and Company Leased Real Property and the lawful occupancy thereof have been issued by the appropriate authorities. There are no unsatisfied capital expenditure requirements or remodeling obligations of Seller pursuant to any Real Property Lease other than ordinary maintenance and repair obligations. Sellers have not deferred maintenance of any of the buildings, structures, improvements, fixtures and fittings located on the Land or Company Leased Real Property in contemplation of the Transactions or otherwise.

(f)    Sellers have obtained all Real Property Permits required to own the Property, the Owned Facilities and the Pharmacy Location, and to operate the Waxhaw Facility, and all such required Real Property Permits remain in full force and effect. No Seller has received notice of and no Governmental Authority thereof has commenced or has threatened an investigation of whether, or considers that, the ownership of the Acquired Assets or any Facility has failed or will fail to comply with any Real Property Permit or has otherwise threatened to revoke or suspend, permanently or temporarily, any Real Property Permit. There are no unsatisfied written requests from any lender, insurance carrier, or Governmental Authority for repairs, restorations or alterations with regard to any Owned Facility or the Pharmacy Location, or to Sellers’ Knowledge, the Waxhaw Facility.

5.19       Financial Statements.

(a)    Complete copies of: (i) the audited financial statements of White Oak Manor and its Subsidiaries consisting of the balance sheet of the White Oak Senior Care Business as at September 30 in each of the twelve (12) month fiscal years ended September 30, 2023, September 30, 2022 and September 30, 2021, and the related statements of income and retained earnings, stockholders’ equity and cash flow for the fiscal years then ended (the “WOM Audited Financial Statements”); (ii) the unaudited financial statements consisting of the balance sheet of the White Oak Senior Care Business (i.e., White Oak Manor and the WO Subsidiaries) as of April 30, 2024 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the seven- month period then ended (the “WOM Interim Financial Statements”); (iii) the unaudited financial statements of White Oak Pharmacy, Inc. consisting of the balance sheet of the White Oak Pharmacy Business as at September 30 in each of the twelve (12)month fiscal years ended September 30, 2023, September 30, 2022, and September 30, 2021, and the related statements of income and retained earnings, stockholders’ equity and cash flow for the fiscal years then ended (the “WOP Year- End Financial Statements”); (iv) the unaudited financial statements consisting of the balance sheet of the White Oak Pharmacy Business (i.e., White Oak Pharmacy, Inc.), as at April 30, 2024 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the seven- month period then ended (the “WOP Interim Financial Statements”); and (v) the unaudited financial statements consisting of the balance sheet of each Seller entity that is a WO Subsidiary, as of April 30, 2024 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the seven- month period then ended (the “WO Subsidiaries’ Separate Interim Financial Statements”) and together with the WOM Audited Financial Statements, the WOM Interim Financial Statements, the WOP Year-End Financial Statements and the WOP Interim Financial Statements the “Financial Statements”) have been delivered to Purchaser. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the WOM Interim Financial Statements the WOP Interim Financial Statements and the WO Subsidiaries’ Separate Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the WOM Audited Financial Statements and WOP Year-End Financial Statements). The Financial Statements are based on the books and records of the White Oak Business, and fairly present in all material respects the financial condition of the White Oak Business and the Acquired Assets as of the respective dates they were prepared, the results of the operations of the White Oak Business for the periods indicated, and changes in financial position of the White Oak Business for the respective periods covered by the Financial Statements. The balance sheet of the White Oak Senior Care Business and the balance sheet of the White Oak Pharmacy Business as of September 30, 2023 are referred to herein collectively as the “Balance Sheets” and the date thereof as the “Balance Sheets Date” and the balance sheet of the White Oak Senior Care Business, the balance sheet of the White Oak Pharmacy Business and the balance sheets of the WO Subsidiaries, in each case as of April 30, 2024 are collectively referred to herein as the “Interim Balance Sheets” and the date thereof as the “Interim Balance Sheets Date”. Sellers maintain a standard system of accounting for the White Oak Business established and administered in accordance with GAAP.

(b)    Sellers have established and maintain a system of internal controls over financial reporting sufficient to provide reasonable assurance (i) regarding the reliability of Sellers’ financial reporting and the preparation of the Financial Statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the White Oak Business are being made only in accordance with the authorization of Sellers’ management and directors, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of assets of the White Oak Business that could have a material effect on financial statements of the White Oak Business. Neither Sellers, nor any director or officer of any Seller, nor, to the Knowledge of Sellers, any employee, auditor, accountant or representative of any Sellers, has, in the past three (3) years, received any written complaint, allegation, assertion or Claim from a Governmental Authority regarding the accounting or auditing practices, procedures, methodologies or methods of Sellers or Sellers’ internal controls over financial reporting, including any complaint, allegation, assertion or claim that Sellers have engaged in questionable or improper accounting practices.

(c)    Sellers have no Liabilities with respect to the White Oak Business, except (a) those which are adequately reflected or reserved against in the Interim Balance Sheets as of the Interim Balance Sheets Date, and (b) those which have been incurred in the Ordinary Course of Business since the Interim Balance Sheets Date, which are consistent in amounts with comparable liabilities set forth on the Interim Balance Sheets.

5.20       Resident Occupancy Agreements. Except as set forth on Schedule 5.20, no resident using or occupying any part of any Facility has paid any deposit, entrance fee, endowment, investment fee, so- called “life care” fee, or other lump sum monetary payment in connection with his or her use or occupancy of the applicable Facility other than independent living waiting list deposits and apartment deposits (collectively, the “IL Deposits”). There are no Residency Agreements that differ materially from the standard forms used at the Owned Facilities and the Waxhaw Facility. Each applicable Seller is a party to each of the Residency Agreements with such Seller’s Facilities’ residents or such rights have been assigned to such Seller prior to the Execution Date. A true, correct and complete copy of the Facilities’ standard form Residency Agreements, together with any other Contracts between each Seller and any resident has been made available prior to the Execution Date.

5.21       Employee Benefit Plans.

(a)    Schedule 5.21(a) lists all Employee Plans that each Seller and any ERISA Affiliate sponsors, maintains, contributes to, or is obligated to contribute to, or under which each Seller has or may have any Liability, or which benefits any current or former director, employee, consultant, independent contractor, or other service provider of any Seller or any ERISA Affiliate or the beneficiaries or dependents of any such Person (each, a “Seller Plan”). With respect to each Seller Plan, Sellers have made available to Purchaser copies of each of the following: (i) if the Seller Plan has been reduced to writing, the most recent version of the Seller Plan document together with all amendments to such most recent version of the Seller Plan, (ii) if the Seller Plan has not been reduced to writing, a written summary of all material terms of such Seller Plan, (iii) if applicable, copies of any trust agreements, custodial agreements, insurance policies, administrative agreements and similar agreements, and investment management or investment advisory agreements, (iv) copies of any most recent versions of the summary plan descriptions (including any summary of material modifications), employee handbooks, or similar employee communications, (v) in the case of any Seller Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination letter or opinion letter from the IRS upon which the applicable Seller is entitled to rely, and a copy of any pending request for such determination, (vi) in the case of any funding arrangement intended to qualify as a VEBA under Section 501(c)(9) of the Code, a copy of the IRS letter determining that such Seller Plan so qualifies, (vii) in the case of any Seller Plan for which Forms 5500 are required to be filed, a copy of the three most recently filed Forms 5500, with schedules attached, (viii) to the extent applicable, all nondiscrimination testing results regarding a Seller Plan for the past three (3) years; provided, however, that in the case of a Multiemployer Plan, such documents shall include only those documents that Sellers have received from the administrator), (ix) any material correspondence with the IRS, Department of Labor, Pension Benefit Guaranty Corporation (“PBGC”) or other governmental agency within the last three (3) years, (x) a list of all employees or former employees of each Seller currently receiving or eligible to receive COBRA, (xi) copies of all documents described under Section 101(k)(1) of ERISA, (xii) copies of all documents described under Section 101(1)(1) of ERISA, (xiii) any actuarial reports regarding Seller Plans, (xiv) with respect to each Employee Plan subject to Title IV of ERISA, a copy of the three (3) most recent PBGC-1 reports, (xv) with respect to any Multiemployer Plan, such Multiemployer Plan’s most recent withdrawal liability estimate and funded status of such plan, and (xvi) any other material related to a Seller Plan; provided, however, that the foregoing shall only require Sellers to provide documents with respect to any Multiemployer Plan that are in their possession.

(b)    Each Seller Plan that is intended to be qualified under Section 401(a) of the Code is so qualified (based on the determination or opinion letter for such Seller Plan) and has received a determination from the Internal Revenue Service that it is so qualified, and, to the Knowledge of Sellers, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Seller Plan. Except as set forth on Schedule 5.21(b), each Seller Plan, including any associated trust or fund, is and has been at all times established, funded, administered and maintained, in form and operation, in accordance with its terms and with applicable Laws, and nothing has occurred (or any transaction been engaged) with respect to any Seller Plan that has subjected or could subject any Seller or ERISA Affiliate to a penalty under ERISA, to an excise Tax or penalty under the Code or any other penalty (civil or otherwise) under any applicable Law, or that has subjected or could subject any participant in, or beneficiary of, a Seller Plan to a Tax under Section 4973 of the Code. All required contributions (including all contributions required to be made to any Multiemployer Plan) to, and premium payments on account of, each Seller Plan have been made on a timely basis and in accordance with all applicable Laws. Except as disclosed on Schedule 5.21(b), there is no pending or, to the Knowledge of Sellers, threatened Claim relating to a Seller Plan, other than routine claims in the Ordinary Course of Business for benefits provided for by the Seller Plans. No Seller Plan is or, within the last six (6) years, has been the subject of an examination or audit by a Governmental Authority, is the subject of an application or filing under, or is a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program. There have been no “prohibited transactions” within the meaning of Code Section 4975 or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Seller Plan.

(c)    Except as disclosed on Schedule 5.21(b), no ERISA Event has occurred or is reasonably likely to occur.

(d)    Except as disclosed in Schedule 5.21(d), to Sellers’ Knowledge, no Seller nor any ERISA Affiliate sponsors, maintains, contributes to, has any obligation to contribute to, or has any Liability under or with respect to, or has ever sponsored, maintained, contributed to, had any obligation to contribute to, had any Liability under or with respect to, and no Seller Plan is (i) a “defined benefit plan” (as such term is defined in Section 3(35) of ERISA) or any other plan that is or was subject to Title IV of ERISA, Section 302 or 303 of ERISA or Code Section 412, 430 or 436, (ii) any Multiemployer Plan, (iii) any multiple employer plan as described in Section 413(c) of the Code or Section 210 of ERISA, (iv) a “funded welfare plan” as defined in Section 419 of the Code, (v) a “voluntary employees’ beneficiary association” as defined in Section 501(c)(9) of the Code, or (vi) any multiple employer welfare arrangement as defined in Section 3(40) of ERISA. Each Seller Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been operated in compliance with Section 409A of the Code, IRS Notice 2005-1, Treasury Regulations issues under Section 409A of the Code and any subsequent guidance relating thereto, no additional Tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such Seller Plan, and no employee of any Seller is entitled to any gross-up or otherwise entitled to indemnification by any Seller or any ERISA Affiliate for any violation of Section 409A of the Code.

(e)    Except as required under Section 601, et seq. of ERISA, no Seller Plan provides, and no Seller nor any ERISA Affiliate has promised or otherwise has any obligation or Liability to provide welfare benefits or coverage, including in the nature of health, life or disability insurance following retirement or other termination of employment with respect to the employees of Sellers or any ERISA Affiliate.

(f)    Each Seller and ERISA Affiliate, and, to the Knowledge of Sellers, the relevant Seller Plan administrator if other than Sellers or an ERISA Affiliate, has at all relevant times properly classified each provider of services to such Seller as an employee or independent contractor, as the case may be, for all purposes relating to each Seller Plan for which such classification could be relevant. No Seller nor any ERISA Affiliate has incurred, and no circumstances exist under which any Seller or ERISA Affiliate would reasonably be expected to incur, any Liability arising from the misclassification of employees as consultants or independent contractors, from the misclassification of consultants or independent contractors as employees, and/or from the misclassification of employees for wage and hour purposes.

(g)    No Seller nor ERISA Affiliate has used the services of workers provided by third party contract labor suppliers, temporary employees, “leased employees” (as that term is defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors, to an extent that would reasonably be expected to result in the disqualification of any of the Seller Plans or the imposition of penalties or Taxes with respect to any of the Seller Plans by the IRS, the Department of Labor, or the PBGC.

(h)    Except as set forth on Schedule 5.21(h), neither the execution and delivery of this Agreement or the Transaction Documents nor the consummation of the Transactions could (alone or in combination with one or more events or circumstances): (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus, or otherwise) becoming due to any employee of any Seller or ERISA Affiliate; (ii) increase any compensation or benefits otherwise payable by any Seller or ERISA Affiliate, (iii) result in the acceleration of the time of payment, funding, or vesting of any such compensation or benefits; (iv) require any contribution or payment to fund any obligation under any Seller Plan; or (v) create any limitation or restriction on the right of any Seller or ERISA Affiliate to merge, amend, or terminate any Seller Plan.

5.22       Resident Census. Schedule 5.22 sets forth a true and correct census report or combination of reports of each Facility (“Resident Census”) within three (3) days prior to the Execution Date, which, taken together, reflect the name of each resident, the status of each resident (private pay, Medicare, Medicaid, or other payor source), the amounts of monthly revenue charged to and collected from or with respect to each such resident, the amount of any IL Deposits (if any) held by a Seller on behalf of each such resident (or prospective resident), and the amount of any Resident Trust Funds account balances held on behalf of each such resident.

5.23       Employees.

(a)    Schedule 5.23(a) sets forth: the name, title, location of employment, status as exempt or non-exempt under the Fair Labor Standards Act, and hourly rate or annual salary, as applicable, of total compensation of (A) each employee of each Seller who receives aggregate annual compensation from any Seller in excess of Twenty-Five Thousand Dollars ($25,000) and (B) each consultant and agent who receives aggregate annual compensation from any Seller in excess of Twenty-Five Thousand Dollars ($25,000)(the “Employee Census”).

(b)    Except as set forth on Schedule 5.23(b), no officer or director of any Seller or any employee, consultant or agent of any Seller is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, which restricts such Person from being employed by or providing services to any Seller.

(c)    Except as set forth on Schedule 5.23(c), there are no written employment agreements, including any agreements providing severance or termination payments, between any Seller and any of its officers or employees. All oral employment agreements between any Seller and any of its officers or employees are terminable at will without penalty or cost, except to the extent of the applicability of legal restrictions or restraints on the right of an employer to terminate an at-will relationship, and no representations have been made orally which alter the at-will relationship between any Seller and any of its employees.

(d)    Except as set forth in Schedule 5.23(d), no Seller has a policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment.

(e)    Each Seller is in compliance in all material respects with all Laws respecting employment, employment practices, and terms and conditions of employment. Without limiting the foregoing, each Seller is in compliance in all material respects with all Laws applicable to such Seller or the employees or other Persons providing services to or on behalf of such Seller, as the case may be, relating to employment, employment practices, discrimination, harassment, civil rights, immigration, safety and health, workers’ compensation, unemployment compensation, wages, overtime, withholding, hours, employment standards, classification of employees and contractors, and terms and conditions of employment, including, without limitation, the National Labor Relations Act, Worker Adjustment and Retraining Notification (the “WARN Act”), Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, Equal Pay Act, ERISA, the Family Medical Leave Act, the Fair Labor Standards Act and all applicable state wage and hours Laws (collectively, the “Employment Laws”).

(f)    There are no inquiries, investigations, monitoring activities or other proceedings of any licensed, registered, or certified personnel employed or retained by Sellers pending or, to the Knowledge of Sellers, threatened by any federal, state, or local licensing board or agency charged with regulating the activities of professional drivers or other licensed individuals employed by Sellers in a manner requiring certification or licensure.

(g)    There are no pending or, to the Knowledge of Sellers, threatened federal, state or local Claims, complaints, charges, investigations, Government Orders, or proceedings arising out of or based on employment, employment practices, discrimination, harassment, civil rights, immigration, safety and health, workers’ compensation, unemployment compensation, wages, overtime, withholding, hours, employment standards, classification of employees and contractors, and terms and conditions of employment, including, without limitation, the Employment Laws.

(h)    No Seller is subject to any pending or, to the Knowledge of Sellers, threatened investigation, audit or other proceeding with respect to (i) the classification of Sellers’ employees for purposes of applicable wage and hour Laws and/or (ii) the classification of any of Sellers’ independent contractors or other nonemployees for purposes of applicable Laws.

(i)    Except as set forth on Schedule 5.23(i), there is no labor dispute, controversy, unfair labor practice, arbitration, grievance, strike, slowdown, picketing, hand billing, bannering, lockout or work stoppage against any Seller pending, or, to the Knowledge of Sellers, threatened. No labor union, labor organization, works council or group of employees of any Seller has made a pending demand for recognition or certification, and there are no representation or certification activities, proceedings or petitions seeking a representation proceeding presently pending, or, to the Knowledge of Sellers, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Knowledge of Sellers, there are no organizational efforts presently being made involving any of the presently unorganized employees of Sellers. No Seller is a party to, or otherwise bound by, any order related to employees or employment practices.

(j)    Except as set forth on Schedule 5.23(j), (i) no Seller is a party to, or bound by, any labor agreement, collective bargaining agreement, memorandum of understanding, memorandum of agreement, letter of understanding, work rules or practices or any other labor-related agreements or arrangements with any labor union, labor organization or works council; (ii) there are no labor agreements, collective bargaining agreements, work rules or practices or any other labor-related agreements or arrangements with any labor union or labor organization that pertain to any employees of any Seller; and (iii) no employees of any Seller are represented by any labor organization with respect to their employment with such Seller.

(k)    Each Seller is, and for the last three (3) years, has been, in compliance in all material respects with all relevant provisions of the Immigration and Nationality Act, 8 U.S.C. § 1101 et seq. and any other Laws related to the employment of foreign nationals, including, without limitation, to the verification requirements and the recordkeeping requirements of the Immigration Reform and Control Act of 1986 and the obligation to retain a properly executed Form I-9 for every active employee hired on or after November 6, 1986, and for every terminated employee for whom there remains a Form I-9 retention obligation under 8 U.S.C. § 1324a. There are no unresolved past, pending or, to the Knowledge of Sellers, threatened, administrative, regulatory or judicial actions, proceedings, investigations, obligations, liabilities, losses, decrees, judgments, penalties, fines, fees, demands, demand letters, orders, directives, Claims or notices of noncompliance or violation relating in any way to any Seller in connection with the employment of foreign nationals. Schedule 5.23(k) lists the names, locations of employment, employer name(s), position, immigration status (e.g., H-1B, L-1A) and employment authorization expiration date of any employee of any Seller who is a foreign national. As used herein, the term “foreign national” means a person who is not a citizen, national or lawful permanent resident of the United States of America.

(l)    No Seller has implemented any layoff of employees or location closing that would constitute a “mass layoff” or “plant closing” within the meaning of the WARN Act or any analogous state or local Law.

(m)    Each Seller is in material compliance with all of its written employee and human resources personnel policies, handbooks and manuals (to the extent they contain enforceable obligations), and severance and separation agreements.

5.24       Intellectual Property.

(a)    There is no Seller-Owned Intellectual Property that is issued, registered or applied for before a Governmental Authority or that is subject to any issuance, registration, application or other filing by, to or with any Governmental Authority in any jurisdiction (collectively, “IP Registrations”). Schedule 5.24(a) contains a list of all Seller-Owned Intellectual Property that is unregistered but is otherwise material to Sellers and/or the White Oak Business (collectively, the “Unregistered IP”). A Seller has valid and enforceable rights to use all of the Unregistered IP and all other Seller Intellectual Property as used in the conduct of the White Oak Business as currently conducted and as proposed to be conducted, in each case free and clear of all Liens. Sellers solely and exclusively own all Seller-Owned Intellectual Property, including the Unregistered IP, in each case free and clear of all Liens. The Unregistered IP is not subject to any outstanding order, Contract, or action adversely affecting or that could adversely affect Purchaser’s use thereof or rights thereto. The Seller Intellectual Property constitutes all Intellectual Property that is material and necessary for the conduct of the White Oak Business as currently conducted. No Seller nor any Seller-Owned Intellectual Property is subject to any agreements, Contracts, commitments or instruments containing any covenant or other provision that limits or restricts the ability of Sellers to use, asset, enforce, or otherwise exploit any Seller-Owned Intellectual Property. To the Knowledge of Sellers, in the prior six (6) years, no Person is or has been interfering with, infringing upon, diluting, misappropriating or violating any Seller-Owned Intellectual Property. There have been no charges, complaints, Claims, demands or notices asserted by any Seller against a third party alleging interference, infringement, dilution, misappropriation, or violation of Intellectual Property in the Seller-Owned Intellectual Property (including the Unregistered IP).

(b)    Schedule 5.24(b) contains a true and complete list of all written license, sublicense, permission, and other agreements to use, license or acquire (i) Seller Intellectual Property or (ii) material Information Technology Systems (“Inbound IP License”), other than an Inbound IP License for Off-the- Shelf Software. Schedule 5.24(b) contains a true and complete list of all written license, sublicense, permission and other agreements under which any Seller has granted any Person any right or interest in Seller-Owned Intellectual Property, including any right to use any item of the Information Technology Systems (“Outbound IP License”). Except as set forth on Schedule 5.24(b), the execution, delivery, and performance of this Agreement and the consummation of the Transactions will neither violate nor result in the loss or impairment of any Seller’s right to own or use any Seller Intellectual Property used in connection with the White Oak Business prior to Closing or result in any breach, modification, cancellation, termination or suspension of, or acceleration of any payments under, any of the IP Licenses. Immediately subsequent to the Closing, the Seller Intellectual Property will be available for use by Purchaser on the terms and conditions materially similar to those under which Sellers used the Seller Intellectual Property immediately prior to the Closing without payment of additional fees.

(c)    To the Knowledge of Sellers, the conduct of the White Oak Business as currently conducted and as previously conducted in the prior six (6) years has not and as does not interfere with, infringe upon, dilute, misappropriate, or violate the Intellectual Property rights of a third party. There are not and, in the prior six (6) years, have been no written charges, complaints, Claims, demands, or notices received by any Seller alleging any such interference, infringement, misappropriation or violation.

(d)    No Seller owns or purports to own any Software that is proprietary to or developed for any Seller or the White Oak Business.

(e)    Sellers have taken commercially reasonable actions, consistent with customary industry practices, to maintain the secrecy of all trade secrets under applicable Law and other material confidential information used in the conduct of the White Oak Business and neither have been used or disclosed to any Person other than employees or contractors of Sellers in the Ordinary Course of Business. To the Knowledge of the Sellers, there has not been any breach by any third party of any confidentiality obligation to any Seller.

5.25        IT Systems, Data Security and Privacy.

(a)    Sellers, with respect to the conduct of the White Oak Business, including with respect to the Processing of Personal Information are in material compliance with, and have for the last six (6) years been in compliance with, all applicable Privacy and Security Requirements. Sellers have in place and have at all times complied in all material respects with Sellers’ privacy policies published or made available to data subjects from which each Seller collects Personal Information or other data, and such privacy policies are in material compliance with applicable Privacy and Security Requirements. Sellers have obtained, and have complied in all material respects with the terms of, any consents, authorizations, waiver of authorization or other permission pursuant to which any Seller accesses, uses, discloses or has accessed, used or disclosed Personal Information (collectively, “Privacy Consents”). Sellers have the right pursuant to applicable authorizations, Privacy Consents, and their privacy policies to engage in the Processing of such data or information for the purpose such data or information is and has been collected, used or disclosed. Sellers have not supplied or provided access to Personal Information for which Processing was conducted by them to a third party for remuneration or other consideration.

(b)    None of the execution, delivery or performance of this Agreement, nor the consummation of any of the Transactions will result in any violation of Sellers’ privacy policies, the Privacy Consents, or applicable Privacy and Security Laws.

(c)    During the six (6) years prior to the Execution Date, Sellers have not received any written, or to the Sellers’ Knowledge, oral communication, information request or notice from any Governmental Authority relating to, or alleging that Sellers are not in compliance, with applicable Privacy and Security Laws or had an occurrence or event that required Sellers to provide notification to any Governmental Authority under applicable Privacy and Security Laws.

(d)    All Information Technology Systems (i) reasonably operate and perform in accordance with their documentation and functional specifications in all material respects and otherwise as required by Sellers; (ii) are sufficient for Sellers’ conduct of the White Oak Business as currently conducted; (iii) have not materially malfunctioned or failed in the prior three (3) years; and (iv) to Sellers’ Knowledge, are free of (A) any material defects including any material error or material omission in the processing of any transaction and (B) any virus, Trojan horse, worm, ransom ware, back door, time bomb, drop dead device or other Software routines or hardware components designed to permit unauthorized access, disable, erase or otherwise harm Software, hardware or data, or to disable a computer program or access thereto automatically with the passage of time or under the positive control of a Person other than the user of the program (“Malicious Code”). Sellers take and have taken commercially reasonable steps to ensure that the Information Technology Systems are free from Malicious Code. Sellers have commercially reasonable disaster recovery and business continuity plans and procedures, and take and have taken steps to safeguard and back-up the Information Technology Systems and all Business Data.

(e)    At all times during the five (5) years prior to the Execution Date, Sellers, with respect to the White Oak Business, (i) have implemented, maintained and acted in material compliance with a commercially reasonable data protection risk management program, including written data protection policies and procedures that contain administrative, technical and physical safeguards which are compliant with applicable Privacy and Security Requirements and are consistent with industry standards designed to protect the confidentiality, privacy, security, availability or integrity of the Information Technology Systems and Business Data Processed by or on behalf of Sellers from misuse or unauthorized use, access, disclosure or modification (a “Privacy and Security Program”) and (ii) Sellers, with respect to the White Oak Business, have not been notified in writing by any Person (including pursuant to an audit of the White Oak Business by such Person) of, nor to the Knowledge of Sellers is there any material data security, information security or other technological deficiency with respect to the Information Technology Systems or similar systems owned or licensed by third parties on which Processing of Business Data takes place.

(f)    Sellers hold cybersecurity and data breach insurance that is adequate and suitable in respect of the Information Technology Systems and the nature and volume of Business Data Processing by or on behalf of Sellers.

(g)    During the five (5) years prior to the Execution Date, Sellers have not received any written, or to Sellers’ Knowledge, oral notice, allegation, charge, Claim, inquiry, assertion, complaint or other communication from any Governmental Authority or other Persons regarding any actual or possible violation of any applicable Privacy and Security Requirement. In the five (5) years prior to the Execution Date, there have been no investigations by, and, to the Knowledge of Sellers, there has not been and there is not any pending investigation by or complaint to, any Governmental Authority regarding any actual or possible violation of any applicable Privacy and Security Requirement by Sellers.

(h)    At all times during the prior six (6) years, none of Sellers has experienced any: (i) “breach”, “breach of security”, “breach of security of a system”, “personal data breach”, or similar term in respect to its Information Technology Systems, as defined by applicable Privacy and Security Laws; (ii) unauthorized access, acquisition, encryption, destruction, damage, disclosure, loss, corruption, alteration or use of its Information Technology Systems or Business Data; (iii) other information security incident that, individually or in the aggregate, has or have had, or is or are reasonably likely to have, a Material Adverse Effect; or (iv) without limiting the foregoing, any breach of the privacy or security of Personal Information that required notification to affected individuals, regulators, customers, or other third parties under applicable Privacy and Security Requirements, including, without limitation, any Breach of Unsecured Protected Health Information (as defined by HIPAA) or Security Incident (as defined by HIPAA).

(i)    Sellers have provided all requisite notices, obtained all required rights, consents, authorizations, waivers of authorization or other permissions, and satisfied all other requirements (including to notify Governmental Authorities) necessary for Sellers’ Processing (including international and onward transfer) of all Personal Information in connection with the conduct of the White Oak Business and in connection with the consummation of the Transactions.

(j)    Sellers have executed agreements: (i) with each third party that engages in Processing Business Data for or on behalf of a Seller that (A) satisfies in all material respects the requirements of all applicable Privacy and Security Requirements, (B) requires such third party to comply with all Privacy and Security Laws and (C) requires such third party to take all reasonable and appropriate steps to ensure that all Business Data in such third party’s possession or control is protected against damage and loss and unauthorized access, acquisition, use, modification, disclosure, or other misuse; and (ii) to the extent required by applicable Privacy and Security Laws, with each third party for or on behalf of which each Seller engages in Processing Personal Information that satisfies in all material respects the requirements of all such applicable Privacy and Security Laws. Without limiting the foregoing, Sellers have executed and maintain current and valid business associate agreements (as described in 45 C.F.R. §§ 164.502(e) and 164.504(e)) with each (a) Business Associate (as defined at 45 C.F.R. § 160.103) of Sellers;

(b) Covered Entity (as defined at 45 C.F.R. § 160.103) and Business Associate for whom the a Seller provides services or perform functions or activities that render such Seller a Business Associate (each foregoing business associate agreement with any Covered Entity or Business Associate in (a) and (b), a “BAA”), and (c) Subcontractor (as defined at 45 C.F.R. § 160.103) of the a Seller that is its Business Associate (“Subcontractor BAA”). Neither Sellers, nor to the Knowledge of Sellers, any contractor, or agent, or any other third party has breached in any material respect any BAA or Subcontractor BAA.

(k)    To the extent that Sellers have engaged in Processing any Personal Information to create de-identified or anonymized information (the “De-Identified Information”), the Personal Information has been de-identified in accordance with applicable Privacy and Security Requirements and, to the extent necessary, Sellers have, or have confirmed that other Persons have, (i) obtained all consents, authorizations, approvals, or other legal permissions from individuals who are the subjects of the Personal Information, (ii) delivered any and all required notifications under applicable Privacy and Security Laws to such individuals or other Persons, and (iii) obtained any other rights or permissions pursuant to applicable Contracts to use Personal Information , in each case to create, use and disclose the De-Identified Information.

(l)    Sellers have posted on appropriate websites and online services operated by Sellers a publicly available privacy notice or privacy policy relating to the Processing of Personal Information by or on behalf of Sellers (“Privacy Notice”). Except as set forth on Schedule 5.25(l), each Privacy Notice materially complies and at all times within the past three (3) years has complied with applicable Privacy and Security Laws and adequately discloses how Sellers conduct Processing of Personal Information. Sellers have delivered or made available to Purchaser copies of all current written Privacy Notices.

(m)    Except as set forth on Schedule 5.25(m), Sellers do not directly or through third party vendors maintain any script, code or managing tools on or through their websites, mobile applications, and online applications to monitor, track, analyze, collect, and/or generate information about users’ interaction with its websites and/or applications where such script, code or tools collect or maintain Personal Information.

5.26       Specialized Services. Schedule 5.26 contains a complete list of the specialized services provided at or by the Facilities, including, without limitation, the following: Alzheimer’s care, day care, home health, mental health, subacute, pharmacy, physical therapy, health clinic and adult day care.

5.27       Inventory and Suppliers. The inventory of Sellers in connection with the operation of the Facilities consists of a quality and quantity usable and saleable in the Ordinary Course of Business of the Facilities. The quality and quantity of such inventory located at the Facilities on the Closing Date will be in a manner consistent with prior practice and an amount customarily found in such Facilities, and will include at least a seven (7) day supply of food and at least a seven (7) day supply of medical and pharmaceutical inventories and supplies.

5.28        Material Suppliers and Material Payors.

(a)    No Seller has any material disputes concerning any products and/or services provided by any supplier or vendor who, in the fiscal year ended September 30, 2023, was one of the twenty (20) largest suppliers or vendors of products and/or services to Sellers or the White Oak Business on a consolidated basis, based on amounts paid or payable (each, a “Material Supplier”), and no Material Supplier has provided written notice of any material dispute with any Seller. Schedule 5.28(a) sets forth a true and complete list of each Material Supplier. No Seller has received written notice from any Material Supplier that such Person intends to cease conducting or materially reduce its business with Sellers or that such Person intends to terminate its existing relationship with Sellers.

(b)    Schedule 5.28(b) sets forth a true and complete list of the top twelve (12) third party Health Care Programs, based on revenue received by Sellers or the White Oak Business in the fiscal year ended September 30, 2023 (each, a “Material Payor”), and no Material Payor has provided written notice to a Seller of any material dispute with any Seller. As of the date hereof, no Seller has received written notice from a Material Payor in each market in which Sellers and the White Oak Business operate that such Person intends to cease conducting its business with Sellers or that such Person intends to terminate its existing relationship with Sellers.

5.29    Affiliate Transactions. Except as set forth Schedule 5.29, no current or former officer, director, shareholder of any Seller, any Affiliate of such Person, or any individual in such Person’s immediate family (a) directly or indirectly has any economic or ownership interest in any asset, real or personal, tangible or intangible, owned or used by any Seller, (b) is engaged in any agreement or transaction with any Seller (other than Employee Plans), or (c) has made or received any loan or advance to or from any Seller, guaranteed any Liabilities or obligations of any Seller or has had any of its Liabilities or obligations guaranteed by aby Seller (each, an “Affiliated Transaction”).

5.30    COVID-19. Schedule 5.30 sets forth, for each Seller: (a) funds made available to such Seller pursuant to the CARES Act, including, without limitation, through the Provider Relief Fund (“CARES Act Payments”), (b) Medicare Advance Payments and/or (c) certain other federal, state and local government funds directly related to COVID-19 which are not CARES Act Payments or Medicare Advance Payments (collectively with CARES Act Payments and Medicare Advance Payments, the “COVID-19 Funds”). Each Seller is eligible under applicable Law, including the Provider Relief Fund Payment Terms and Conditions, to receive the COVID-19 Funds that have been received by such Seller. Each Seller has submitted all attestations, certifications, reports, financial records and/or other data elements for required reporting and audits required by applicable Law, including the Provider Relief Fund Payment Terms and Conditions, in connection with its receipt of COVID-19 Funds, and all such attestations, certifications, reports, financial records and/or other data elements for required reporting and audits are true, accurate and complete. Each Seller has used, plans to use, or has returned all COVID-19 Funds it has received and has prepared and/or maintained all financial or accounting records relating to such COVID-19 Funds, in each case, in compliance with applicable Law, including Provider Relief Fund Payment Terms and Conditions. No Seller has been made the subject of or received any notice of any audit or review by any Governmental Authority in connection with the COVID-19 Funds. No Seller has taken any actions, or failed to take any actions, that will limit the ability of such member to retain forgiveness of any COVID-19 Funds to the maximum extent permitted by applicable Law.

5.31       Brokers. No Seller has contracted or entered into any agreement with any investment banker, real estate broker, agent or finder other than Blueprint HCRE in connection with the Transactions that would result in any broker fees or commissions being due or payable to any such party with respect to the Transactions.

ARTICLE 6.

REPRESENTATIONS AND WARRANTIES REGARDING PURCHASER

Purchaser represents and warrants to the Sellers as follows, as of the Execution Date and the Closing Date:

6.01        Organization. Purchaser is a limited partnership which has been duly organized and is validly existing (and in good standing) under the Laws of the State of Delaware.

6.02       Authority; Enforceability. Purchaser possesses all requisite power and authority and has taken all actions required by its organizational and governance documents and applicable Law to execute and deliver this Agreement and to consummate the Transactions. Each individual executing this Agreement on behalf of Purchaser is duly authorized to do so. This Agreement is binding and enforceable against Purchaser in accordance with its terms (including, without limitation, Section 12.04), subject to applicable bankruptcy, insolvency, reorganization, arrangement, modification or other Laws affecting the rights of creditors generally.

6.03       Authorization of Governmental Authorities. Except as may be required by the HSR Act, no extraordinary action by (including any non-customary authorization, consent or approval), or in respect of, or filing with, or notice to, any Governmental Authority is or was required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by Purchaser of the Transaction Documents to which Purchaser is a party or (b) the consummation of the Transactions.

6.04      No Conflicts. Except as may be required by the HSR Act, the execution of this Agreement, and the consummation of the Transactions by Purchaser, do not, and at the Closing will not, result in a breach of any of the terms or provisions of, or constitute a default or a condition which upon notice or lapse of time or both would ripen into a default under Contracts, indenture, agreement, instrument or obligation to which Purchaser is a party; and do not, and at the Closing will not, constitute a violation of any Laws.

6.05      Brokers. Purchaser has not contracted or entered into any agreement with any investment banker, real estate broker, agent or finder in connection with the Transactions and Purchaser has not taken any action that would result in any broker fees or commissions being due or payable to any such party with respect to the Transactions.

ARTICLE 7.

COVENANTS OF SELLERS AND PURCHASER

7.01        Interim Operations. Sellers agree from the Execution Date to the Closing Date, as follows, and shall provide Purchaser with prompt written notice upon the occurrence of, or any Seller’s inability to comply with, the following actions:

(a)    To perform all material obligations under the Contracts to which any Seller is a party;

(b)    To deliver to Purchaser all information in Sellers’ possession or control as required by this Agreement and to cooperate with all commercially reasonable due diligence requests of Purchaser.

(c)    To maintain ownership of the Acquired Assets and to operate the Property, the Facilities, the Pharmacy Location and the White Oak Business in a manner substantially consistent with past practice and in the Ordinary Course of Business, and to (i) preserve intact Sellers’ business organization, (ii) to make commercially reasonable efforts to retain the Employees and independent contractors, (iii) continue to sponsor the Seller Plans without amendment (except as required by applicable Law) or termination, and (iv) to make commercially reasonable efforts to preserve Sellers’ relationships and good will with all Persons having business-related dealings with them, including residents, Professionals, Governmental Authorities, vendors and suppliers, substantially in accordance with current practices.

(d)    To maintain the Acquired Assets, the Owned Facilities, the Pharmacy Location (and to cause the Company Leased Real Property to be maintained) in substantially the same condition as such assets were in as of the Execution Date, ordinary wear and tear excepted.

(e)    To maintain all books, accounts and records in accordance with current practices.

(f)    To pay all Taxes duly owed by Sellers relating to the Acquired Assets, the Facilities, the Pharmacy Location or the White Oak Business or otherwise owed by Sellers as they become due.

(g)    Not to, outside of the Ordinary Course of Business, (i) make, change or revoke any Tax election, (ii) adopt or change any method of accounting for Tax purposes, (iii) amend any Tax Return, (iv) settle or compromise any action or proceeding relating to Taxes, (v) extend or waive the limitation period applicable to any Tax claim or assessment, (vi) enter into any Tax sharing, Tax indemnity, Tax allocation or similar agreement, or (vii) enter into any agreement (including a “closing agreement” as described in Section 7121 of the Code) regarding Taxes with any Governmental Authority.

(h)    Not to dispose, transfer, sell or encumber any part of the Property, the Facilities, or the Pharmacy Location, and not to dispose, transfer, sell or encumber of any other non-Property Acquired Assets except in the Ordinary Course of Business with respect to inventory and supplies.

(i)    Not to encumber, burden or create or allow to be created any Lien on any part of the Property, Facilities, the Pharmacy Location or any of the Acquired Assets, other than existing Liens consistent with past practices, except for those Liens which will otherwise not be binding upon Purchaser, the Property, the Facilities, the Pharmacy Location or the Acquired Assets following the Closing Date.

(j)    To maintain insurance consistent with past practices, and to use any applicable policy proceeds in accordance with the terms of this Agreement.

(k)    To materially comply with all Laws or Government Authorizations applicable to the Facilities, the Pharmacy Location, the Acquired Assets and the White Oak Business.

(l)    To preserve intact the White Oak Business, and to file all forms and reports, at Sellers’ cost and expense, reasonably necessary to maintain in effect, and not to render or permit to be rendered ineffective, any Government Authorizations.

(m)    To promptly disclose in writing to Purchaser: (i) any Material Adverse Change occurring between the Execution Date and the Closing Date, and (ii) any fact, circumstance, event or action, the existence, occurrence or taking of which would likely be expected to result in a Material Adverse Change.

(n)    To provide interim monthly unaudited Financial Statements of each of the Facilities (i.e., Seller of each Facility) and White Oak Pharmacy, prepared consistently with the methodologies reflected in the Financial Statements for each month prior to the Closing, within thirty (30) days of the end of such month, and to make available for Purchaser’s review any historical financial information for the six (6) years relating to the Facilities (i.e., Seller of each Facility) and White Oak Pharmacy reasonably requested by Purchaser.

(o)    To maintain normal levels of inventories of food, medicine, towels and linens and other supplies necessary for the operation of the White Oak Business, substantially consistent with the inventories presently maintained by Sellers, and to have substantially consistent levels in quantity and value present at the Facilities and the Pharmacy Location as of the Closing Date.

(p)    To provide Purchaser with copies of any written notices that are received by Sellers through the Closing Date (i) with respect to (A) any special assessments or proposed increases in the valuation of the Acquired Assets (B) any condemnation or eminent domain proceedings affecting the Acquired Assets (C) any material violation or alleged material violation of any Laws or Government Authorizations relating to the Acquired Assets or the White Oak Business, or (D) any material notices or correspondence received by Sellers with respect to the Acquired Assets or the White Oak Business or (ii) from any private party or any Governmental Authority that would render any of Sellers’ representations and warranties materially inaccurate.

(q)    To perform all of Sellers’ obligations under the Real Property Leases.

(r)     Not to cancel, amend or materially modify any Real Property Permit.

(s)     Not to change or attempt to change the current zoning of the Property, the Facilities, and the Pharmacy Location.

7.02        Efforts to Close.

(a)    Subject to the terms and conditions of this Agreement, Sellers and Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable Laws to consummate the Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, Permits, and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid a Claim by, any Governmental Authorities, (ii) the delivery of required notices to, and the obtaining of required consents or waivers from, third parties, including non-governmental Health Care Programs, with respect to Assumed Contracts or otherwise, and (iii) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement.

(b)    Without limiting the generality of the foregoing, each of Purchaser and the Sellers shall make an appropriate filing, if necessary, pursuant to the HSR Act with respect to the Transactions, promptly (and in any event, within fifteen (15) Business Days) after the Execution Date. In connection with such filings each of Purchaser and Sellers shall supply as promptly as reasonably practicable to the appropriate Governmental Authorities such other information that the Governmental Authorities may reasonably request. Purchaser shall pay all applicable filing fees for the filings made pursuant to the requirements of the HSR Act. In no event shall Sellers, without Purchaser’s prior written consent, (i) withdraw their filing under the HSR Act or extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the Transactions, (ii) propose, negotiate or agree to the sale, divestiture, license or other disposition of assets, operations, divisions, businesses, product lines, Contracts or customers of the White Oak Business or (iii) accept any conditions or take any other actions that would limit Purchaser’s freedom with respect to any assets, operations, divisions, businesses, product lines, Contracts, or customers of Purchaser or any of its Affiliates or any assets, operations, divisions, businesses, product lines, Contracts, or customers of the White Oak Business.

(c)    Subject to applicable confidentiality restrictions or restrictions required by Law, Sellers and Purchaser will notify the other Party promptly upon the receipt of: (i) any investigation, comments, questions or other inquiry from any officials of any Governmental Authority in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Authority for amendments or supplements to any filings made pursuant to any applicable Laws. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 6.03(a), Purchaser or Sellers, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Authority such amendment or supplement. Without limiting the generality of the foregoing, all analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either Party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the Transactions(but, for the avoidance of doubt, not including any interactions between Purchaser or Sellers with Governmental Authorities in the Ordinary Course of Business or any disclosure which is not permitted by Law) shall be disclosed to the other Party in advance of such filing, submission or attendance, it being the intent of Sellers and Purchaser to consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments and proposals; provided, however, that the final determination as to the appropriate course of action relating to any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments and proposals shall be made by Purchaser, after good faith consultation with the Sellers’ Representative. Neither Purchaser nor any of the Sellers shall independently participate in any substantive communication with any Governmental Authority in respect of any such filings, investigation, comments, questions or other inquiry without giving the other prior notice of the meeting, and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. Sellers and Purchaser may, as they deem advisable, designate any competitively sensitive materials provided to the other under this Section 7.02 or any other section of this Agreement as “outside counsel only.” Such “outside counsel only” materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials and each party shall be permitted to redact any materials (i) to remove references concerning the valuation of the White Oak Business, (ii) as necessary to comply with contractual arrangements or applicable Law, and (iii) as necessary to address reasonable attorney-client or other privilege concerns.

(d)    Nothing in this Section 7.02 or otherwise in this Agreement shall require any party to this Agreement to respond to any “second request” or similar request for additional information or documentary material issued by any Governmental Authority pursuant to 15 U.S.C. § 18a(e) or 15 C.F.R. § 803.20 and in conjunction with the Transactions contemplated by this Agreement or to otherwise engage in any litigation with respect to the filings contemplated by this Section 7.02.

(e)    Nothing in this Section 7.02 or otherwise in this Agreement shall be interpreted to require Purchaser to propose, negotiate, effect or agree to, the sale, divestiture, hold separate condition, license or other disposition of any assets or businesses of Purchaser or its Affiliates or otherwise take any action that limits the freedom of action with respect to, or its ability to retain any of the assets, businesses, or product lines of Purchaser or its Affiliates. Purchaser shall have the right, but not the obligation, to oppose or refuse to consent to, through litigation or otherwise, any request, attempt or demand by any Governmental Authority or other Person for any sale, divestiture, hold separate condition, license or other disposition, or any other limitation of the freedom to act with respect to any assets, businesses or product lines of Purchaser or its Affiliates. Purchaser shall have the sole and exclusive right to direct and control any such litigation, with counsel of its own choosing, and Sellers shall reasonably cooperate with Purchaser with respect thereto.

(f)    Notwithstanding anything in this Section 7.02 to the contrary, with respect to the matters covered in this Section 7.02, Purchaser, after consulting with the Sellers’ Representative, shall make all decisions, lead in all discussions, negotiations and other actions, and coordinate all activities with respect to any requests that may be made by, or any actions, consents, undertakings, approvals, or waivers that may be sought by, any Governmental Authority, including determining the manner in which to contest or otherwise respond, by litigation or otherwise, to objections to, or Claims challenging, the consummation of the Transactions. Sellers shall take such reasonable actions to secure needed approvals from any Governmental Authority and shall cooperate with Purchaser in litigating or otherwise contesting objections to, or action challenging, the consummation of the Transactions.

7.03       Records. Sellers will reasonably cooperate with Purchaser to permit a smooth commencement of operations of the White Oak Business by Purchaser effective as of the Effective Time. As of the Closing Date, Sellers will transfer to Purchaser ownership of all Purchased Books and Records relating to the Facilities, the Pharmacy Location, the White Oak Business, the employees and the residents, pursuant to the terms and conditions set forth in this Agreement.

7.04       Satisfaction of Conditions. Neither Sellers nor Purchaser shall undertake any course of action inconsistent with the satisfaction of the requirements set out herein applicable to it, or its agreements, undertakings, obligations or covenants set forth in this Agreement or in any exhibit or other document referred to in this Agreement, and shall use commercially reasonable and good faith efforts to promptly perform the agreements, undertakings, obligations and covenants herein provided to be performed by it, and to enable the conditions precedent to the Closing to be satisfied.

7.05        Post-Closing Cooperation.

(a)    Each of the Parties shall, after the Closing, use its respective commercially reasonable efforts to take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the Transactions.

(b)    The Sellers will adopt, within five (5) Business Days following the Closing Date, a new entity name for each Seller wholly dissimilar to its current name and any variations or derivations thereof, and that shall not include the words “White Oak”, and will promptly following the Closing file necessary amendments to their Organizational Documents to reflect such name change and withdraw any outstanding foreign qualification and assumed name applications in any other state or jurisdiction in the name of the Sellers or such affiliated entities. After the Closing, the Seller Parties will not use the “White Oak” name or any variation or derivation thereof in any commercial context.

7.06       Listings; Offers. From the Execution Date until the earlier to occur of the Closing Date or termination of this Agreement (pursuant to and in accordance with the terms of this Agreement), no Seller Party shall (a) solicit, initiate, knowingly encourage the initiation of or otherwise knowingly facilitate or enter into any Acquisition Proposal, (b) participate in any discussions or negotiations with any third party regarding any Acquisition Proposal, (c) furnish to any third party any information in connection with, any Acquisition Proposal, or (d) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Seller Parties shall promptly notify Purchaser if any Seller Party shall, on or after the date hereof, receive an Acquisition Proposal or any request for information or access in connection with a possible Acquisition Proposal involving any Person or group (other than Purchaser or an Affiliate of Purchaser), including the nature and terms of such inquiry and the identity of such Person or group making such proposal or inquiry. The Seller Parties agree that the rights and remedies for noncompliance with this Section 7.06 shall include, in addition to any other remedies available hereunder, having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Purchaser and its Affiliates and that money damages alone would not provide an adequate remedy to Purchaser and its Affiliates.

7.07        Restrictive Covenants.

(a)    For a period commencing on the Execution Date and ending five (5) years following the Closing Date (the “Restricted Period”), the Seller Parties, including, for avoidance of doubt, the Owners other than Teresa J. Cecil, agree that no Seller Parties (except for John Barber, for whom the Restricted Period shall be for two (2) years following the Execution Date and Teresa J. Cecil for whom this Section 7.07 shall not apply) shall, directly or indirectly from and after the Closing Date, solicit for employment any of the Continuing Employees or solicit any residents or patients of the Facilities or any vendors, suppliers, physicians or other Professionals, or any material contract parties with Sellers for the purpose of providing services competitive with those provided by or at any Facility, the Pharmacy Location, or by the White Oak Business, or to otherwise cause any such resident, patient, vendors, suppliers, physicians or other Professionals, or any material contract parties to terminate their relationship with any Facility, White Oak Pharmacy or the White Oak Business; provided, however, that nothing contained herein shall prevent any Seller Party or any of their respective Affiliates from recruiting, soliciting or employing any Person who responds to a general media advertisement or non-directed search inquiry.

(b)    For a period commencing on the Execution Date and continuing for a period of five (5) years following the Closing Date, within the states of South Carolina and North Carolina, no Seller Party, including, for avoidance of doubt, the Owners other than Teresa J. Cecil (except for John Barber, for whom the Restricted Period shall be two (2) years following the Execution Date and Teresa J. Cecil for whom this Section 7.07 shall not apply) shall, directly or indirectly, engage in the business of owning, operating, managing, investing in, or providing services to (i) any senior care business or providers (including any engaged in or providing skilled nursing, memory care, assisted living, short-term rehabilitation, independent living, and continuing care services and/or other services ancillary or otherwise related thereto) or (ii) pharmacy business or providers), or own, operate, fund, provide services to, or manage any facility or business that competes with the operation of any of the Facilities, White Oak Pharmacy or the White Oak Business, whether directly or indirectly, provided that, with respect to John Barber, subsection (i) of this Section 7.07(b) shall read “any senior care business or providers engaged in providing skilled nursing services,” and subsection (ii) of this Section 7.07(b) shall not apply. For the avoidance of doubt, the restrictions in Section 7.07(b)(i) shall apply with respect to John Barber in the event the applicable senior care business or provider derives any revenue from the provision of skilled nursing services. Notwithstanding the foregoing, John Barber may submit a written request to Purchaser for a waiver of the applicable restrictions described in this Section 7.07(b) during the two (2) year period following the Execution Date; provided, however, that such request shall describe the proposed activities in detail and any waiver granted by Purchaser (in Purchaser’s sole discretion) shall be limited to the activities described in the request.

(c)    During the Restricted Period, Seller Parties shall, and shall cause their Affiliates and each of their respective representatives to, keep the Confidential Information (as defined below) confidential and not disclose to any Person or use any Confidential Information in any manner whatsoever, except (i) as required by Law, regulation or legal, judicial or administrative process or requested by any Governmental Authority to be disclosed, (ii) to comply with Tax (including preparation of Tax Returns), regulatory reporting, audit or other compliance obligations (including pursuant to the rules of any application securities exchange) or (iii) with the prior written consent of Purchaser. For the avoidance of doubt, Seller may disclose any Confidential Information to its representatives who need to know such information for the performance of their respective duties on a confidential basis. As used in this Agreement, “Confidential Information” means all non-public, confidential or proprietary information relating to Sellers (including trade secrets, Intellectual Property, Software and documentation, client information, subcontractor information (including lists of clients and subcontractors), company policies, practices and codes of conduct, internal analyses, analyses of competitive products, strategies, merger or acquisition plans, marketing plans, corporate financial information, information related to negotiations with third parties, information protected by Sellers’ privileges (such as the attorney-client privilege), internal audit reports, Contracts and sales proposals, pricing and costs of specific products and services, training materials, employment records, performance evaluations, and other sensitive information), in each case, whether obtained, produced or distributed before or after the date of this Agreement. The term “Confidential Information” shall not include any information that Seller can demonstrate is (i) in the public domain by means other than disclosure by any Seller Party in breach of this Agreement, (ii) obtained by any Seller Party from a source other than the Seller Parties or their Affiliates who, to the knowledge (after reasonable inquiry) of such Seller Party, is not bound by any obligation to keep such information confidential, (iii) independently developed by a Seller Party without reference to Confidential Information in written, electronic or other fixed form or (iv) information Purchaser previously agrees in writing may be disclosed.

(d)    The Seller Parties agree that the rights and remedies for noncompliance with this Section 7.07 shall include all remedies available under applicable Law, including monetary damages, and having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Purchaser and its Affiliates and that money damages alone would not provide an adequate remedy to Purchaser and its Affiliates. The applicable Seller Parties further acknowledge that all of the foregoing provisions, including the restrictions on time and geographical scope set forth in this Section 7.07, are reasonable and necessary to protect the value of the Acquired Assets and goodwill of Sellers being purchased by Purchaser and to protect Purchaser from unfair competition or solicitation. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in this Section 7.07 is invalid or unenforceable, the remainder of such covenants shall not thereby be affected and shall be given full effect, without regard to the invalid provisions. The Parties agree that the court or tribunal will have the power, to the extent allowed by applicable Law, to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 7.07 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(e)    The provisions of this Section 7.07 shall be governed by the Laws of the State of Delaware and without reference to any Delaware conflict of laws rule that would result in the application of the Laws of a state other than Delaware. The applicable Seller Parties and Purchaser each hereby irrevocably submits in any suit, action or proceeding arising out of or related to this Section 7.07 of this Agreement to the jurisdiction of the state and federal courts located in Delaware, and irrevocably waives any immunity from the jurisdiction of such courts and any claim of improper venue, forum non conveniens or any similar objection which it might otherwise be entitled to raise in any such suit, action or proceeding.

7.08        Employment and Employee Benefits.

(a)    Purchaser shall determine, in its sole discretion, which of the employees of Sellers shall be offered employment with Purchaser or its Affiliate designee(s), pursuant to employment terms acceptable to Purchaser, provided that Purchaser shall offer employment to a sufficient number of the employees of Sellers so as to avoid any obligation of Sellers to provide advance notice under the WARN Act and all Department of Labor regulations related thereto and all state counterpart Laws. Notwithstanding the foregoing, Purchaser shall not be in breach of this Section 7.08(a) if Sellers are required to provide advance notice under the WARN Act because of the termination of the employment of any employees providing services at the Karesh SNF (managed by a Seller) or Waxhaw Facility, in the event that Purchaser will not be the operator of the Waxhaw Facility. Purchaser intends to hire, as of the Effective Time, substantially all employees of the Facilities, the White Oak Pharmacy and the WO Headquarters as employees at will, provided that Purchaser shall have no obligation to hire any particular employee. Sellers shall provide Employees with information from employee personnel files necessary for Employees to apply for employment with Purchaser (e.g., continuing education records, immunizations and medical tests required for the position, etc.). Following the Execution Date, Sellers will, upon the reasonable request of Purchaser, promptly provide Purchaser with a then-current list of employees including name, position, dates of employment an in-service records for the twelve (12) months prior to the anticipated Closing Date for each employee, in addition to the date of hire of such employees and all bonuses and other incentive compensation received by such employees since January 1, 2023. Seller will provide Purchaser with access to current Employees for the purposes of Purchaser gathering employee demographic information for Purchaser’s onboarding process. Sellers agree to reasonably cooperate, as they are able and/or are lawfully allowed, with any reasonable request from Purchaser for additional information regarding Employees in order to ensure a smooth transition of Employees at Closing. Purchaser shall designate to Sellers at least ten (10) Business Days prior to the Closing Date which employees, if any, that Purchaser elects not to hire. Seller agrees that it shall terminate all employees of Sellers offered employment with Purchaser or its Affiliate designee(s), as of the Effective Time. Sellers shall be solely liable and responsible for all severance payments, accrued wages, salary, overtime, paid vacation and sick leave and their equivalents, pension and other employee benefits or compensation, of any nature, relating to Employees of Sellers arising or accruing at or prior to the Effective Time due to the Employees in accordance with Sellers’ policies and state Law.

(b)    Sellers shall be liable for providing access to group health plan continuation coverage, including applicable notices, pursuant to the requirements of COBRA, to all M&A Qualified Beneficiaries (as that term is defined in Section 4980B of the Code and Title 6 of ERISA and the regulations promulgated thereunder) other than the Continuing Employees and their spouses and dependents, and Purchaser shall cooperate as reasonably necessary so that Sellers may satisfy all such obligations. Sellers acknowledge and agree that Purchaser is not assuming any Seller’s obligations to its employees and/or qualified beneficiaries under COBRA or otherwise, except as specifically provided in this Agreement. Purchaser shall be liable for providing access to all group health plan continuation coverage pursuant to the requirements of COBRA, for all Continuing Employees who are subsequently terminated by Purchaser on or after the Closing Date to the extent such Continuing Employees have rights under COBRA. In the event Sellers cease to offer any group health plan insurance coverage, such that Purchaser shall be deemed a “successor employer” under COBRA who becomes responsible for providing continuation coverage to all M&A Qualified Beneficiaries, Sellers shall (i) provide Purchaser at least 60 days advance written notice of such termination of all group health plan insurance coverage, (ii) provide Purchaser, at such time as the advance written notice, with a list of all M&A Qualified Beneficiaries and their demographic information (including, without limitation, name, address, social security number, and plan enrollment at time of termination) necessary for Purchaser to satisfy its obligations to offer COBRA continuation coverage, and (iii) cooperate as necessary to provide further information required for Purchaser to satisfy its obligations to offer COBRA continuation coverage. Sellers shall assign to Purchaser, or to an entity designated by Purchaser, all Seller Plans set forth on Schedule 1.01(w) and shall cooperate with Purchaser to provide necessary information and authorization to facilitate such assignment. In the event that the Seller Plan providing group health plan coverage is set forth on Schedule 1.01(w) and assigned pursuant to this Section 7.08(b), then Purchaser shall be liable for providing access to group health plan continuation coverage, including applicable notices, pursuant to the requirements of COBRA, to all M&A Qualified Beneficiaries (as that term is defined in Section 4980B of the Code and Title 6 of ERISA and the regulations promulgated thereunder) other than the Continuing Employees and their spouses and dependents, and Seller shall cooperate as reasonably necessary so that Purchaser may satisfy all such obligations. Purchaser shall be liable for providing access to all group health plan continuation coverage pursuant to the requirements of COBRA, for all Continuing Employees who are subsequently terminated by Purchaser on or after the Closing Date to the extent such Continuing Employees have rights under COBRA. In the event that Purchaser becomes responsible for providing continuation coverage to M&A Qualified Beneficiaries, Sellers shall (i) provide Purchaser at least 60 days advance written notice of such termination of all group health plan insurance coverage (if such termination is to occur), (ii) provide Purchaser, at such time as the advance written notice (if a plan termination is to occur) or at least 15 days prior to the Effective Time, with a list of all M&A Qualified Beneficiaries and their demographic information (including, but not limited to, name, address, social security number, and plan enrollment at time of termination) necessary for Purchaser to satisfy its obligations to offer COBRA continuation coverage, and (iii) cooperate as necessary to provide further information required for Purchaser to satisfy its obligations to offer COBRA continuation coverage.

(c)    For a period of twelve (12) months following the Closing Date, or such shorter period of time in the event of termination of employment of a Continuing Employee (as defined below), Purchaser shall, or shall cause its Affiliates to, provide to employees of Sellers who were employees of Sellers immediately prior to the Closing Date (“Continuing Employees”) compensation (including base salary or hourly wages, as applicable, as well as cash bonus eligibility, as applicable, but excluding equity or equity-based, long-term incentive, change in control and retention benefits), and employee welfare and defined contribution retirement benefits (excluding equity or equity-based, defined benefit, deferred compensation, retiree health or welfare, long-term incentive, change in control and retention benefits) that are substantially comparable in the aggregate to those provided to such Continuing Employees immediately prior to the Closing Date. Purchaser shall, or shall cause its Affiliates to, credit each Continuing Employee with his or her accrued and unused paid time off (including vacation and sick time) balance as of immediately prior to the Closing Date.

(d)    For purposes of eligibility, vesting and benefit accrual under the employee benefit plans of Purchaser or an Affiliate of Purchaser providing benefits to Continuing Employees (the “Purchaser Plans”, and excluding equity or equity-based, defined benefit, deferred compensation, retiree health or welfare, long-term incentive, change in control and retention benefits), subject to applicable Law, Purchaser shall credit each Continuing Employee with his or her years of service with Sellers, and any predecessor entities, to the same extent as such Continuing Employee was entitled immediately prior to the Closing to credit for such service under any similar employee benefit plan, provided, however, that no such service shall be recognized to the extent that such recognition would result in any duplication of benefits under any similar employee benefit plan. Purchaser shall take commercially reasonable best efforts to (i) waive any pre-existing conditions, exclusions and waiting period requirements to the extent such requirement did not apply to such Continuing Employees under the corresponding Purchaser Plan as of the Closing Date, and (ii) credit such Continuing Employees for any deductibles and out-of-pocket expenses paid under Purchaser’s group health Employee Plans in the year of initial participation in the Purchaser Plans.

(e)    With respect to Continuing Employees hired by Purchaser, the Parties agree that, other than any Continuing Employee PTO Benefits, all employee benefits, comp time and employee-related Taxes for the period prior to the Effective Time (the “Paid Benefits”) shall be paid out by Sellers to the respective employee in accordance with Sellers’ policy and state Law to the employee. Sellers shall total (i) all payroll hours and (ii) all Paid Benefits through the Effective Time and prepare payroll checks and distribute the same to employees as required by state law and to the extent allowed by applicable Laws with respect to Taxes.

(f)    Promptly following the Execution Date, Sellers will reasonably cooperate with Purchaser to schedule sufficient time (to begin no less than forty-five (45) days prior to the Closing Date) at the Facilities for Purchaser to meet with the employees that it intends to hire, for the purpose of completing job applications, benefits enrollment, and any other documents necessary for such employees to commence working for Purchaser as of the Effective Time.

(g)    Following the Execution Date, if Purchaser requests, Sellers will reasonably cooperate with scheduling time (to begin no less than forty-five (45) days prior to the Closing Date) at the Facilities, Pharmacy Location and the WO Headquarters for Purchaser to train the employees on Purchaser’s policies, procedures and computer and electronic medical records (“EMR”) network and systems.

(h)    As soon as practicable following the most recent payroll date prior to Closing, Sellers shall provide a schedule (the “Employee Schedule”) setting forth the following information for each Employee as of the Closing Date: (i) the names of such Employees, (ii) their positions, original hire dates, full/part time status, rates of pay and whether they are on medical disability or leave of absence, and (iii) all accrued and vested or unvested vacation, PTO and sick-leave attributable to the Employees as of the Closing Date, irrespective of the termination of employment contemplated by this Agreement (the “Continuing Employees Accrued PTO Benefits”). At Closing, the Purchase Price shall be reduced by an amount equal to the amount of the Continuing Employees Accrued PTO Benefits. Upon receipt of such funds, Purchaser shall, at its option, assume the obligation to provide and/or pay the Continuing Employees Accrued PTO Benefits to all Continuing Employees. The aggregate payment by Sellers for the Continuing Employees Accrued PTO Benefits shall be reduced by a credit equal to the consideration owed by Purchaser for the Acquired Assets as set forth on Exhibit E.

(i)    Sellers shall remain solely responsible for all workers’ compensation claims of any employees which relate to events occurring prior to the Effective Time.

(j)    Upon reasonable advance written notice to Purchaser and at reasonable times that will not, in any material respect, interfere with or disrupt the business of Purchaser and its Affiliates, Purchaser agrees to provide Sellers with reasonable access, at Sellers’ sole expense, to the Continuing Employees after the Closing Date if necessary for Sellers’ defense of any professional liability or general liability litigation.

(k)    This Agreement shall not be deemed the assignment to or assumption by Purchaser of any collective bargaining agreement, employment agreement or terms or conditions of employment, and Purchaser shall not assume any liabilities or obligations under any employee benefit plan or defined benefit plan of Sellers, except as provided for in Section 7.08(d). On the Effective Time, Purchaser shall provide group health coverage for the Continuing Employees who were eligible for health insurance under Sellers’ group health plan, as provided for in Section 7.08(d).

(l)    To the extent permissible under applicable Law, at the Closing (or on the first payroll immediately following the Closing), Sellers shall pay out to all Employees all unpaid but earned and accrued bonuses for all such Employees as of the Closing Date, if any, under any bonus or incentive plans of Sellers in effect prior to Closing. For the purposes of determining the amount of each employee’s bonus to be credited at Closing, all performance or quality criteria or targets required in order to receive such bonuses shall be pro-rated for the partial year in which the Closing occurs.

(m)    This Section 7.08 shall be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 7.08, express or implied, shall confer upon any other Person, including any Continuing Employee, any rights or remedies of any nature whatsoever under or by reason of this Section 7.08. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The Parties hereto acknowledge and agree that the terms set forth in this Section 7.08 shall not create any right in any Continuing Employee or any other Person to any continued employment with Sellers or Purchaser or compensation or benefits of any nature or kind whatsoever.

7.09        Notification of Certain Matters.

(a)    From the Execution Date until the Closing Date, Sellers shall provide Purchaser with an updated Resident Census on a monthly basis, on substantially the same form as set forth on Schedule 5.22, not later than fifteen (15) Business Days following the end of each calendar month.

(b)    From the Execution Date until the Closing Date, Sellers shall provide Purchaser with an updated Employee Census, each on a monthly basis, on substantially the same form as set forth on Schedule 5.23(a), respectively, not later than fifteen (15) Business Days following the end of each calendar month.

7.10        Cooperation on Tax Matters.

Following the Closing Date, Purchaser and Sellers shall cooperate, as and to the extent reasonably requested by any other Party, in connection with the filing and preparation of Tax Returns related to the Acquired Assets or the White Oak Business and any proceeding related thereto. Such cooperation shall include the retention and (upon any Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

7.11        Closing Accounts Payable.

All invoices for Accounts Payable received by Purchaser after the Effective Time pertaining to goods or services received by White Oak Business prior to the Effective Time shall be submitted to Sellers’ Representative on a weekly basis, and Sellers shall be responsible for the full and timely payment of all such Accounts Payable. Except for goods and services ordered in advance by Sellers outside of the Ordinary Course of Business, Purchaser shall be responsible for payment of all accounts payable relating to goods and services received by the Facilities, the Pharmacy Location or White Oak Business after the Effective Time. The Parties agree that any payment Liability related (a) inventory and supplies received at the Facilities, the Pharmacy Location or WO Headquarters prior to the Effective Time; (b) inventory, supplies or services ordered by Sellers outside of the Ordinary Course of Business and received or provided at the Facilities, the Pharmacy Location or the WO Headquarters after the Effective Time, and (c) all other goods and services delivered, rendered or performed at the Facilities, the Pharmacy Location or the WO Headquarters prior to the Effective Time shall be considered Retained Liabilities under this Agreement.

7.12        Medicare Provider Agreements; Medicaid; Receivables; Misdirected Payments.As soon as practicable following the Execution Date, Sellers and Purchaser will mutually cooperate to apply for and expeditiously pursue assumption of the Medicare Provider Agreements (defined below) and Purchaser shall, or shall cause its applicable Affiliates to, enroll in Medicaid in each of North Carolina and South Carolina (“Medicaid Enrollments”). To the extent permitted by applicable Law, Sellers’ rights and interests in each Facility’s Medicare provider number and Medicare provider agreement (singularly, for each Facility, a “Medicare Provider Agreement”, and, collectively for all the Facilities, the “Medicare Provider Agreements”) shall be assigned to Purchaser or Purchaser’s designated Affiliate at the latter of the Effective Time or at such date as CMS issues a tie-in notice (each, a “Tie-In Notice”) to Purchaser or its applicable Affiliate designee. Purchaser or each such Purchaser Affiliate designee shall thereafter in due course satisfy those obligations or Liabilities arising under the applicable Medicare Provider Agreement solely to the extent such obligations and Liabilities relate to services rendered at each respective Facility after the Effective Time. From and after the latter of the Effective Time or at such date as CMS issues a Tie-In Notice to Purchaser or its Affiliate designee, Sellers and Purchaser agree that Purchaser or its designated Affiliate will be allowed to use an applicable existing Medicare Provider Agreement with respect to the applicable Facility (collectively, “Program Agreements”), National Provider Identifier number (“NPI”), Minimum Data Set account, and Program Agreement numbers for purposes of billing and collecting receivables on account of services rendered by Purchaser or its applicable Affiliate designee with respect to each Facility after the Effective Time. From and after the latter of the Effective Time or at such date as the applicable state agency issues a new Medicaid Enrollment to Purchaser or its Affiliate designee, Sellers and Purchaser agree that Purchaser or its Affiliate designee will be allowed to use Sellers’ existing Medicaid enrollments and NPI for purposes of billing and collecting receivables on account of services rendered by Purchaser or its applicable Affiliate designee with respect to each Facility after the Effective Time; provided, however, that Purchaser shall be responsible for all Liabilities and obligations associated with the use of Sellers’ existing Medicaid enrollments and NPI on account of services rendered by Purchaser or its applicable Affiliate designee after the Effective Time, and shall fully indemnify Sellers for any such liabilities or obligations incurred by Sellers in connection therewith, subject to applicable limitations set forth in Section 11.04(d).

In order to assist in the billing, collection and tracking of such receivables, Sellers agree to permit Purchaser and its applicable Affiliate designee(s) with respect to an applicable Facility access to any website or accounts of CMS, any carrier or Medicare Administrative Contractors (a “Medicare Administrative Contractor”) or state Medicaid agency related to each Facility. Sellers agree to grant Purchaser or its Affiliate designee(s) status as an authorized user under such websites (including establishing a new user identification and password if applicable). From the Effective Time to such date as CMS issues a Tie-In Notice to Purchaser or its Affiliate designee(s) with respect to each of the Facilities or the applicable state Medicaid agency confirms the enrollment of Purchaser or its Affiliate designee(s), as applicable, Sellers agree that Purchaser and its designated Affiliate with respect to each Facility may submit claims, reports, documents and other information to CMS or the relevant state Medicaid agency, as applicable, for services provided to residents at each applicable Facility during such period, as necessary to receive payment for such services; provided, however, that Purchaser shall be responsible for all Liabilities and obligations associated with the submission of such claims, reports, documents and other information to CMS and the relevant state Medicaid agency after the Effective Time, and shall fully indemnify Sellers for any such liabilities or obligations incurred by Sellers in connection therewith, subject to applicable limitations set forth in Section 11.04(d).

Purchaser shall not nor shall any of its Affiliates assume nor be deemed to have assumed and shall not be responsible for any Liability or obligation of Sellers under Sellers’ Program Agreements, Medicaid enrollments or NPI numbers with respect to periods prior to the Effective Time, and Sellers shall fully indemnify Purchaser for any such Liability or obligation incurred by Purchaser or its Affiliates in connection therewith, subject to any applicable limitations set forth in Section 11.04(c); and Sellers shall not assume nor be deemed to have assumed and shall not be responsible for any Liability or obligation of Purchaser or its Affiliates under Purchaser’s Program Agreements, Medicaid enrollments or NPI numbers (or under Sellers’ Program Agreements or NPI numbers used by Purchaser pursuant to the preceding paragraph) relating to periods on or after the Effective Time. Unless Sellers reasonably determine in good faith that repayment is not required under applicable Law, Sellers shall submit repayment for any claims identified on Schedule 5.12(e) to the appropriate Medicare Administrative Contractor during the time period required by applicable Law.

Sellers shall prepare and file all final cost reports for the Facilities as and to the extent required by any Governmental Authority or Governmental Program for the time period for which each respective Sellers was the operator or licensee of an applicable Facility in accordance with and within the time frame required by Law, but no later than one hundred and twenty (120) days after the Effective Time. For the avoidance of doubt, Sellers will be responsible for any Audits, overpayments, penalties or other costs or Liabilities related to Governmental Programs for the time period prior to Effective Time.

Sellers acknowledge and agree that all receivables arising from services rendered after the Effective Time are the sole property of Purchaser and its designated Affiliates. Purchaser acknowledges and agrees that all receivables arising from services rendered prior to the Effective Time are the sole property of Sellers and shall be treated as Accounts Receivable and Excluded Assets under this Agreement.

After the Effective Time, Sellers covenant and agree to remit, with reasonable promptness, to Purchaser or its designee(s) any payments received, which payments are or are in respect of any Acquired Assets acquired, owned by, or are otherwise payable to Purchaser and pertaining to periods after the Effective Time. Pending any such transfer, Sellers will segregate any such payments from their other assets and will clearly mark or designate them as the property of Purchaser. After the Effective Time, Purchaser covenants and agree to remit, with reasonable promptness, to Sellers any payments received, which payments are or are in respect of any Accounts Receivable or other Excluded Assets retained by, or are otherwise payable to Sellers and pertaining to periods prior to the Effective Time. Pending any such transfer, Purchaser will segregate any such payments from their Acquired Assets and its other assets and will clearly mark or designate them as the property of the Sellers. To the extent of any conflict or ambiguity of this paragraph with the more specific provisions of this Section 7.12, the more specific provisions shall govern and apply.

7.13        Licensure. Purchaser or its Affiliate designee(s) will submit such appropriate applications for a change of ownership for the Owned Facilities, the Waxhaw Facility and White Oak Pharmacy (each a “New Operator License”) with the appropriate Governmental Authorities at least sixty (60) days prior to the Closing Date. Sellers and Purchaser each agree that a written acknowledgement from the applicable Governmental Authority that such Governmental Authority intends to approve the licensure application effective as of the Effective Time, or that that such Governmental Authority has already approved the New Operator License at issue, and that the Purchaser or its Affiliate designee(s) will be permitted to operate the Owned Facility, the Waxhaw Facility or White Oak Pharmacy, as the case may be, effective as of the Effective Time, in form and substance reasonably satisfactory to Sellers and Purchaser, will be a condition to Sellers’ obligation to close the Transactions (the “Licensure Condition”). The Parties acknowledge that certain Governmental Authorities may not issue an New Operator License to Purchaser or its applicable Affiliate designee(s) until after the Effective Time. To the extent permitted by and in compliance with applicable Law, Sellers shall permit Purchaser or its Affiliate designee(s), at Purchaser’s request and in Purchaser’s sole discretion, to utilize Sellers’ Operating Licenses, and shall take any actions necessary to maintain each such Operating Licenses valid and in effect, from the Effective Time until the date that a New Operator License is obtained by Purchaser or its Affiliate designee(s). The Parties shall use commercially reasonable efforts in good faith to cause the Licensure Condition to be satisfied as soon as is practicable. In the event that all other conditions set forth in this Agreement other than the Licensure Condition are satisfied (other than conditions which, by their nature, are to be satisfied on the Closing Date), Sellers agree to cooperate in good faith with Purchaser or its Affiliate designee(s) and to use commercially reasonable efforts in formulating and implementing mutually acceptable alternatives that permit the consummation of the Transactions in accordance with all legal requirements in the absence of such license. For the avoidance of doubt, Purchaser shall not be obligated to implement any alternative which, in Purchaser’s reasonable discretion, would violate applicable Law and/or pose material risk to its current operations or the future operations of the White Oak Business.

Sellers and Purchaser each agree to keep and maintain appropriate records related to their respective operation of each Facility in accordance with applicable Law and to keep such records (including for discharged or expired residents or patients) in a readily accessible location and manner of filing. In the event of any Appeal, Sellers, on the one hand, and Purchaser, on the other hand, shall each make all records reasonably necessary for the Appeal available to the other in a time and manner that does not materially disrupt the Party providing such records.

In the event that any Audit or Appeal encompasses time periods both prior to and following the Effective Time, Sellers, on the one hand, and Purchaser, on the other hand, shall be responsible for such pro rata portion of any amounts owed as a result of such Audit or Appeal, taking into account the number of residents at each the applicable Facility, the dollar amount of any Claims, and the error rates of each respective Party. Sellers, on the one hand, and Purchaser, on the other hand, agree to allocate any amounts owed under this Section 7.13 based on the respective Liability caused by each.

Notwithstanding anything herein to the contrary, in the event of a determination by any Health Care Program that payments to Sellers, on the one hand, and to Purchaser (or its Affiliates) on the other hand, resulted in an overpayment or other determination that funds previously paid by any Health Care Program to a Party must be repaid, the respective Party who actually received the funds shall be solely responsible for repayment of said monies. In the event that a Party fails to repay any such claims by any Health Care Program the non-responsible other Party or Parties shall have the right, but not the obligation, to seek reimbursement from the owing Party, provided that the non-responsible other Party made the repayment in full.

Sellers, on the one hand, and Purchaser, on the other hand, shall be responsible for notifying and providing to the other, within ten (10) Business Days of receipt, any and all Audit notices for dates of service wherein the other Party is or was responsible for under applicable Law. Sellers, on the one hand, and Purchaser, on the other hand, agree to cooperate in good faith and provide commercially reasonable assistance in the access and retrieval of records within their access and control necessary for the investigation, responses and defenses related to all Audits.

7.14        Post-Closing Activity of Sellers.

(a)    Sellers covenant and agree at or after the Effective Time to pay, perform and/or otherwise discharge the Retained Liabilities as and when they become due.

(b)    For a period of not less than three (3) years after the Effective Time, White Oak Manor covenants and agrees to, and the Owners shall cause White Oak Manor to, maintain its existence and to continuously maintain a net worth of no less than Twenty Million Dollars ($20,000,000). For the period between three (3) years after the Effective Time and six (6) years after the Effective Time, White Oak Manor covenants and agrees to, and the Owners shall cause White Oak Manor to, maintain its existence and to maintain a net worth of no less than Ten Million Dollars ($10,000,000). During such period, White Oak Manor shall own and possess assets comprised of cash, certificates of deposit and marketable securities in amounts of at least Twenty Million Dollars ($20,000,000) in excess of its Liabilities for a period of not less than three (3) years after the Effective Time and of at least Ten Million Dollars ($10,000,000) for the period between three (3) years after the Effective Time and six (6) years after the Effective Time. On a quarterly basis, White Oak Manor shall provide to Purchaser (i) documentation reasonably satisfactory to Purchaser evidencing compliance with its obligations under this Section 7.14(b). In the event White Oak Manor’s net worth, as calculated pursuant to the provisions of this Section 7.14(b), does not meet the applicable dollar value threshold, then, within fifteen (15) Business Days, Seller Parties shall cause funds to be deposited in a bank account designated by White Oak Manor in an amount equal to the applicable dollar value threshold minus the actual net worth of White Oak Manor at such time, as calculated pursuant to the provisions of this Section 7.14(b).

7.15       Inspections and Surveys. Sellers shall be responsible for the payment of all fines and penalties imposed by Governmental Authorities which fines and penalties arise in connection with any regulatory investigations, inspections or surveys occurring prior to the Effective Time, or the portion of which relates to events occurring prior to the Effective Time regardless of when such fines or penalties are imposed. Purchaser shall be responsible for the payment of all fines and penalties imposed by Governmental Authorities which fines and penalties arise in connection with any regulatory inspections or surveys on or after the Effective Time and which are related to the operation of the Facilities on or after the Effective Time. Sellers shall provide to Purchaser, within three (3) Business Days after receipt of the same, any survey reports, waivers of deficiencies, plans of correction or any other investigation reports issued with respect to the Facilities between the Execution Date and the Closing Date. During the period between the Execution Date and the Closing Date, Sellers shall provide notice to Purchaser, within three (3) Business Days, of (a) the commencement of any inspection or survey, and/or (b) any written demand for records or information from any Governmental Authority.

7.16        Cooperation with respect to Facilities, Records and IT systems.

(a)    During the period between the Execution Date and the Effective Time, Sellers will provide Purchaser or its designee(s) access, upon reasonable advance notice and coordination, to the Facilities and the Facilities’ books and records for the period prior to the Effective Time, including the following:

i.    Providing a lockable storage area adequate in size to allow Purchaser or its designee(s) to store its information technology equipment at the Facilities prior to the Effective Time.

ii.    Allowing Purchaser, at Purchaser’s expense, and at times and in such a manner as are reasonably acceptable to Sellers, to set up Purchaser’s computer network and EMR and to test such systems prior to the Effective Time and provide preliminary training to personnel of Sellers who are expected to become employees of Purchaser as of the Effective Time, provided such testing and training do not interfere with Sellers’ network and operations. Purchaser will promptly reimburse Sellers for any payroll expense incurred by Sellers incident to Purchaser’s pre-Effective Time preliminary computer network and EMR training of employees of Sellers.

iii.    Coordinating with Purchaser the medical record information for residents at the Facilities as of the Effective Time that must be available to Purchaser’s staff to facilitate care for such residents.

iv.    Following the Execution Date, Sellers shall reasonably cooperate with Purchaser’s efforts to install and put in place Purchaser’s software systems, communications devices and systems, and other information technology platforms, as may reasonably be requested by Purchaser, in order to ensure orderly transition of the operations or management of the Facilities as of the Effective Time; provided, however, that Purchaser shall take commercially reasonable steps to minimize disruption of the White Oak Business with respect to such installation process. On and after the Effective Time, no Seller shall have the right to use Purchaser’s software systems at the Facilities except as provided herein.

(b)     [Reserved.]

7.17        Transfer of Resident Trust Funds.

(a)    No later than ten (10) days prior to the Effective Time, Sellers shall deliver to Purchaser a true, correct and complete itemization, properly reconciled with no negative balances, of the Resident Trust Funds on a per Facility basis, including such details as reasonably requested by Purchaser.

(b)    Within one (1) day after the Effective Time, Sellers shall update the itemization of Resident Trust Funds as of the Effective Time and shall transfer to Purchaser or its designee(s) at a bank account(s) designated by Purchaser (the “Effective Time Transfer”), all Resident Trust Funds effective as of the Effective Time. Purchaser shall accept such Resident Trust Funds actually transferred to Purchaser or its designee(s) in trust for the residents and following the Effective Time, and, in coordination with National Datacare pursuant to the applicable services agreements for the Resident Trust Fund Management Service, will be responsible for compliance with all applicable statutory and regulatory requirements.

(c)    The Parties agree to execute any documents required by state licensing authorities to properly document and reflect the transfer of the Resident Trust Funds.

(d)    To ensure a smooth transition of the transfer of Resident Trust Funds for the benefit of Facility patients and residents, including of funds awaiting deposit during the period shortly after the Effective Time, Sellers will keep open the current bank account maintained by Sellers for the deposit and remittance of pre-Effective Time Resident Trust Funds for a period of not less than thirty (30) days after the Effective Time. Any Resident Trust Funds received by Sellers following the Effective Time Transfer shall be delivered to Purchaser or its designee(s) in accordance with the terms of this Agreement.

(e)    Purchaser agrees to accept any Resident Trust Funds in trust for the residents in accordance with applicable Law and the terms of this Agreement. Purchaser further agrees to maintain the records for the Resident Trust Funds present at the Facilities as of the Effective Time for regulatory auditing purposes in accordance with applicable Law. Sellers will be responsible for required reports through the Effective Time, including any reports for a prorated time period, and Purchaser will be responsible for any required reports after the Effective Time.

7.18        R&W Policy. Prior to the Closing, Purchaser shall obtain and bind the R&W Policy, which shall be effective as of the Execution Date. The R&W Policy shall expressly provide that the insurer shall waive and not pursue any subrogation rights against the Seller Parties, except in the event of Fraud committed by a Seller Party. Purchaser shall not, and shall cause its Affiliates not to, waive, amend or modify any subrogation provision or otherwise amend, waive or modify the R&W Policy in a manner adverse to the Seller Parties, without the prior written consent of Seller Representative. Purchaser shall bear and pay twenty-five percent (25%) and Sellers shall bear and pay seventy-five percent (75%) of the costs and expenses of the R&W Policy, including the underwriting costs, brokerage commissions and other fees and expenses of such policy.

7.19       Tail Insurance. As of the Closing Date, and to the extent that coverage is provided on a claims-made basis, White Oak Manor, for itself and its subsidiaries, and White Oak Pharmacy shall each either (a) obtain an extended reported period endorsement (“Tail Insurance”) with a reporting period not less than the lesser of (i) six (6) years or (ii) the applicable statute of limitations for actions covered by the Sellers’ insurance policies, without any lapse in coverage or (b) provide continuing self-insured coverage for the periods specified in subsection (a) through a captive insurer (“Captive Coverage”). Sellers shall be responsible for all premiums, costs and funding requirements associated with such Tail Insurance or Captive Coverage, as the case may be. The Tail Insurance or Captive Coverage (as the case may be) will provide insurance coverage for all events that occurred in the period prior to the Closing Date if such events or occurrences would give rise to a claim under any currently existing liability insurance policies of Sellers for errors and omissions, professional liability, cyber security and/or data privacy, regardless of whether such events or occurrences are known or unknown to Sellers as of the Closing Date. Upon request of Purchaser, Sellers’ shall provide Purchaser with a copy of policies and certificates evidencing such Tail Insurance or Captive Coverage, during the periods specified above.

7.20       Environmental Obligations.

(a)    With respect to the White Oak Manor-Tryon REC Site, Sellers shall (i) take any further investigation, mitigation, cleanup, remediation, monitoring and/or other measures (collectively “Response Measures”) required by the North Carolina Department of Environmental Quality in response to the notice and/or report submitted pursuant to Section 8.01(o), and (ii) take all commercially reasonable steps to obtain, within five (5) years following the Effective Time, a written determination from the North Carolina Department of Environmental Quality affirming that no further action is necessary (or a written determination of a substantially similar nature issued by the North Carolina Department of Environmental Quality) (an “NFA Determination”); provided, however, that a requirement of ongoing monitoring, standing alone, shall not render such NFA Determination insufficient.

(b)    With respect to the White Oak Manor Columbia and White Oak Manor York REC Sites, Sellers shall, promptly following the Effective Time, at the sole cost and expense of Sellers, retain the services of a qualified environmental consultant experienced with the Environmental Laws, and practices, procedures and requirements of the South Carolina Department of Health and Environmental Control (the “Environmental Consultant”), the selection of which shall be subject to the reasonable advanced approval of Purchaser, to provide a written report for each of these REC sites (i) summarizing the Environmental Consultant’s evaluation of the environmental conditions at such REC Site, and (ii) certifying that in the Environmental Consultant’s reasonable professional judgment, considering all applicable circumstances with respect to the REC Site, the South Carolina Department of Health and Environmental Control would not require any further Response Measures to issue an NFA Determination for the REC Site (a “Certified Report”); provided, however, that a recommendation of ongoing monitoring, standing alone, shall not render such Certified Report insufficient.

(c)    With respect to the White Oak Manor-Charlotte REC Site, Sellers shall have the option to obtain an NFA Determination in a manner consistent with Section 7.20(a) or to provide a Certified Report in a manner consistent with Section 7.20(b) (substituting North Carolina Department of Environmental Quality for the South Carolina Department of Health and Environmental Control).

(d)    To the extent Response Measures are required for Sellers to obtain an NFA Determination or a Certified Report, the Response Measures shall be at the sole cost and expense of the Sellers and shall not, after the Effective Time, (i) restrict or otherwise interfere with operations at the REC Site or any other Purchaser operations or (ii) place any obligations on Purchaser or any successor owner or operator of the REC Site, except for land use restrictions approved in advance by Purchaser (which approval shall not be unreasonably conditioned, withheld or delayed) that do not unreasonably interfere with operations at the REC Site.

(e)    Subject to Section 1.04(t), upon the delivery to Purchaser of an NFA Determination or a Certified Report, as applicable, for a REC Site, Sellers shall have no further obligations or responsibilities with respect to any Response Measure at such REC Site except in the case of ongoing monitoring; provided, however, that for the avoidance of doubt, any requirements with respect to a REC Site that are solely related to monitoring and extend for more than five (5) years after the Effective Time shall not be considered part of the Retained Liabilities and shall not be the responsibility of Sellers at the conclusion of such five (5) year period.

7.21       Data Room Contents. For a period of fourteen (14) days following the Closing Date, Sellers shall continue to provide Purchaser with access to the documents uploaded to the online data room utilized for the Transactions, and shall reasonably cooperate with Purchaser in order to enable Purchaser to download electronic copies of such documents.

ARTICLE 8.

CONDITIONS PRECEDENT TO CLOSING

8.01       Conditions Precedent to Purchaser’s Obligation to Close. Seller Parties acknowledge that as a condition precedent to Purchaser’s obligation to consummate the Transactions at the Closing, the conditions set forth below shall occur on or before the Closing Date, any of which conditions may be waived in writing by Purchaser in its sole and absolute discretion. Should any condition set forth in this Section 8.01 not be fulfilled or not be waived by Purchaser on the Closing Date, provided that Purchaser did not breach this Agreement or cause the non-fulfillment of any of the conditions set forth in this Section 8.01, then Purchaser may, at its option, and as its sole and exclusive remedy under this Agreement (unless such failure of the condition and subsequent termination of this Agreement is due to a Seller Breach, in which case Purchaser shall be entitled to the rights and remedies specified in Article 10), terminate this Agreement by providing written notice thereof to the Sellers’ Representative on or prior to the Closing Date (subject to any applicable cure periods in Article 10) and, receive back the Earnest Money Deposit, after which neither Seller Parties nor Purchaser will have any further rights or obligations hereunder, except for any obligations that expressly survive termination of this Agreement; provided, however, that the Earnest Money Deposit shall not be returned to Purchaser pursuant to this Section 8.01 if such termination is due to a failure of the conditions set forth in Sections 8.01(c), (d) or (f) and the non-fulfillment of any such condition was principally the result of Purchaser’s non de minimis failure to act in a timely manner or a Purchaser breach of this Agreement.

(a)    Covenants. The Seller Parties shall have timely performed all covenants and obligations in all material respects and timely complied in all material respects with all conditions required of the Seller Parties by this Agreement and each Transaction Document.

(b)    Representations and Warranties. The representations and warranties of Sellers set forth in this Agreement (other than the Sellers’ Fundamental Representations) shall be true and correct in all material respects as of the Closing Date as if made at that time; and the Sellers’ Fundamental Representations shall be true and correct except for de minimis inaccuracies as of the Closing Date as if made at that time.

(c)    Government Authorizations. Except as otherwise provided for in this Agreement, including, without limitation, Section 7.13, Purchaser or its Affiliate designee(s) shall have obtained to its/their reasonable satisfaction all material Government Authorizations from all Governmental Authorities required to own the Acquired Assets, the Owned Facilities and the Pharmacy Location, to operate the Waxhaw Facility, and to conduct and operate the White Oak Business, in each case as currently carried on and in compliance with applicable Laws, including, without limitation, those set forth on Schedule 8.01(c) hereto. White Oak Pharmacy shall have delivered evidence of the requisite notice regarding the proposed transfer of White Oak Pharmacy’s DEA registration contemplated hereby and shall not have received any notice from a Governmental Authority indicating or that would reasonably call into doubt, the timely transfer thereof following the Closing.

(d)    HSR. The consent or approval of, or the expiration of the applicable waiting period imposed by, any Governmental Authority under the HSR Act (in connection with the Transactions) shall have been obtained.

(e)    Closing Documents. At the Closing, Sellers shall deliver or cause to be delivered each of the items required of it as specified in Section 9.02 of this Agreement.

(f)    Proceedings and Claims. No notice shall have been received as to a Claim made or threatened against any Party, by any Person or Governmental Authority with regard to this Agreement or the Transactions which, if successfully prosecuted, would have a Material Adverse Effect on Purchaser, the White Oak Business or the Acquired Assets or make any representation or warranty of Sellers hereunder materially untrue or misleading, that prevents the consummation of the Transactions, provided that no Seller nor Purchaser (or its Affiliates) have solicited, caused, or encouraged any such proceeding. No injunction, judgment, order, decree, ruling or charge shall be in effect under any proceeding before, or otherwise involving, any Governmental Authority or arbitrator that prevents the consummation of the Transactions, provided that no Seller nor Purchaser (or its Affiliates) has solicited, caused, or encouraged any such proceeding.

(g)    Consent. Sellers shall make such appropriate filings and notifications and shall have obtained such certifications, consents, waivers, approvals, authorizations, Government Authorizations and determinations from and by third parties necessary legally to consummate the sale of the Acquired Assets, including the Facilities, the Pharmacy Location and the Property and the Transactions, and assumption of the Assumed Contracts, which shall include, without limitation, to the extent any applicable Government Authorization can be transferred by Sellers to Purchaser and/or its designee(s), authorization from each applicable Licensing Agency in South Carolina and North Carolina and those notices and consents set forth on Schedule 8.01(g).

(h)    Title Policy. The Title Company shall be prepared to issue the Title Policy, subject only to the Permitted Exceptions, provided that, should the Title Company not be prepared to issue the Title Policy due solely to the failure by Purchaser to satisfy any requirements of the Title Company required to be satisfied by Purchaser, then this condition shall be deemed waived.

(i)    Material Adverse Change. No event shall have occurred and no condition shall exist that constitutes, or with the giving or notice or the passage of time or both, is reasonably likely to constitute a Material Adverse Change.

(j)    Resident Census Maintenance. The resident average monthly census at any single Facility for the most recent full calendar month preceding the Closing shall be at least 87.5% of the Target Resident Census of such Facility. In the aggregate of all Facilities taken together, the resident census of all such Facilities for the most recent full calendar month preceding the Closing shall be at least 95% of the Target Resident Census of all such Facilities as of the Execution Date; provided, however, that the Target Resident Census shall be adjusted accordingly in the event that the Waxhaw Lease Assignment is not consented to by the landlord thereunder and the Purchase Price Adjustment applies.

(k)    Earnings Maintenance. The WO Operating Income of the Sellers for each full calendar month between the Execution Date and the Closing Date shall be at least 90% of the WO Operating Income Monthly Target Amount; provided, however, that the WO Operating Income and the WO Operating Income Monthly Target Amount shall be adjusted accordingly in the event that the Waxhaw Lease Assignment is not consented to by the landlord thereunder and the Purchase Price Adjustment applies.

(l)    Subsequent Events. No action, investigation, Claim or proceeding shall have been instituted or threatened or other matters occurred which involve the reasonable certainty of a Material Adverse Effect on the White Oak Business, the Acquired Assets or the Facilities, and no action, investigation or proceeding shall have been instituted or threatened before any court or Governmental Authority to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement, or the consummation of the Transactions.

(m)    Health Care Program or Governmental Program Participation. After the Execution Date, (i) no Seller, nor any Facility nor the White Oak Pharmacy, has withdrawn from or become subject to material limits on its participation in any Health Care Program, (ii) no Seller, nor any Facility nor the White Oak Pharmacy, has ceased to participate in any Health Care Program or become legally ineligible to participate in any Health Care Program substantially in the same manner as it did on the Execution Date; or (iii) no Seller, nor any Facility nor the White Oak Pharmacy nor the White Oak Business has become subject to any suspension, non-renewal, termination, revocation, or adverse modification or limitation with respect to any Health Care Program.

(n)    Waxhaw Lease Assignment. The Waxhaw Lease Assignment, assigning the real property lease related to the Waxhaw Facility to Purchaser or its Affiliate designee as successor tenant, duly executed by White Oak Manor as tenant, and consented to by the landlord thereunder.

(o)    Environmental Reporting. Sellers shall have submitted all notices and/or reports to the South Carolina Department of Health and Environmental Control or the North Carolina Department of Environmental Quality required pursuant to applicable Law with respect to the environmental conditions of the REC Sites.

(p)    Mandatory Cure Items. Sellers shall have satisfied, cured or terminated, as applicable, all Mandatory Cure Items.

8.02        Conditions Precedent to the Seller Parties’ Obligation to Close. Purchaser acknowledges that as a condition precedent to the Seller Parties’ obligation to consummate the Closing, the conditions set forth below shall occur on or before the Closing Date, any of which conditions may be waived in writing by the Sellers Parties in their sole and absolute discretion. Should any condition set forth in this Section 8.02 not be fulfilled or not be waived by the Seller Parties on the Closing Date, provided that Sellers did not breach this Agreement or any Transaction Document or cause the non-fulfillment of any of the conditions set forth in this Section 8.02, then the Seller Parties may, at their option, and as their sole and exclusive remedy under this Agreement, terminate this Agreement by providing written notice thereof to Purchaser prior to the Closing Date and neither the Seller Parties nor Purchaser will have any further rights or obligations hereunder, except for any obligations that expressly survive termination of this Agreement, and, in such event of a termination by the Seller Parties, promptly following the termination of this Agreement: (1) the Earnest Money Deposit shall be paid to the Seller Parties if such termination is due to a failure of the conditions set forth in Sections 8.02(a), (b) or (e); and (2) the Earnest Money Deposit shall be returned to Purchaser if such termination is due to a failure of the conditions set forth in Sections 8.02(c), (d)    or (f), provided that the non-fulfillment of any such condition was not principally the result of Purchaser’s non de minimis failure to act in a timely manner or a Purchaser breach of this Agreement.

Notwithstanding anything to the contrary contained herein, in the event that Purchaser has fulfilled all of the conditions set forth in Sections 8.02(a) - (f), and Seller Parties refuse to consummate the Transactions, then Purchaser may, as its sole and exclusive remedy, (a) terminate this Agreement upon written notice thereof to the Sellers’ Representative and receive the Earnest Money Deposit; or (b) seek specific performance with respect to the Seller Parties’ obligations hereunder, and the Parties hereto agree that Purchaser shall be entitled to the remedy of specific performance in such event; provided, however, that if specific performance is not available to Purchaser in such event as a remedy, then Purchaser shall be entitled to exercise its rights under clause (a) above.

(a)    Covenants. Purchaser shall have performed all of the material covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date, except for those failures that have not resulted in an impairment or delay in the ability of Purchaser to perform its obligations under this Agreement in furtherance of the consummation of the Transactions.

(b)    Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement (other than the Purchaser’s Fundamental Representations) must be true and correct in all material respects as of the Closing Date as if made at that time; and the Purchaser’s Fundamental Representations shall be true and correct except for de minimis inaccuracies as of the Closing Date as if made at that time.

(c)    Proceedings. No injunction, judgment, order, decree, ruling or charge shall be in effect under any proceeding before, or otherwise involving, any Governmental Authority or arbitrator that prevents the consummation of the Transactions, provided that no Seller Parties have solicited, caused, or encouraged any such proceeding.

(d)    Government Authorizations. Except as otherwise provided for in this Agreement, including, without limitation, Section 7.13, Purchaser or its designee(s) shall have obtained to its reasonable satisfaction all material Government Authorizations from all Governmental Authorities required to own the Acquired Assets, the Owned Facilities and the Pharmacy Location, to operate the Waxhaw Facility and to conduct the White Oak Business, in each case as currently operated and in compliance with applicable Laws.

(e)    Closing Documents. At the Closing, Purchaser shall deliver or cause to be delivered each of the items required of it as specified in Section 9.03 of this Agreement.

(f)    HSR. The consent or approval of, or the expiration of the applicable waiting period imposed by, any Governmental Authority under the HSR Act (in connection with the Transactions) shall have been obtained.

ARTICLE 9.

CLOSING; POST-CLOSING ACCESS

9.01       Closing and Closing Date. The Closing of the sale of the Acquired Assets contemplated herein (the “Closing”) shall occur, if at all, on either (i) the last day of the calendar month in which all closing conditions have been satisfied or waived prior to the second Business Day preceding the end of a calendar month, (ii) if all such conditions have been satisfied or waived with fewer than two (2) Business Days until the end of a calendar month, then the last day of the calendar month immediately following, or (iii) such other date as mutually agreed by the Parties or as extended pursuant to Section 4.02(b) or by one or more of the Parties in accordance with the express provisions of Article 10 of this Agreement (such actual closing date, the “Closing Date”). The Closing shall occur in escrow through the Title Company. Notwithstanding the actual time at which the Closing occurs, the time at which the Closing shall be deemed to be effective and the risk of loss shall pass from Seller Parties to Purchaser at 12:00:01 a.m. Eastern Time (beginning of the day) on the first Business Day following the Closing Date (the “Effective Time”). The Parties and their attorneys need not be physically present and may deliver the Closing documents by electronic exchange (e.g., via email attaching .pdf documents), overnight air courier or other means on the Closing Date; provided, however, that Purchaser shall deliver the Closing Cash Payment by wire transfer to an escrow account and each Party shall deliver their respective signature pages to their respective attorneys to be held in escrow on the Closing Date, (subject to continuing satisfaction of all Closing conditions (or waiver thereof) as of the Effective Time) irrespective of whether the Effective Time is the next calendar day following the Closing Date.

9.02        Obligations of Sellers.

(a)    Closing Documents for Title Company. Subject to Section 9.05, at least one (1) Business Day prior to the Closing, Sellers will execute, acknowledge (if necessary) and deliver originals (or copies, where indicated) of the following documents to the Title Company:

i.    one or more special warranty deeds, using the legal description from the respective vesting deed for each Property, reasonably acceptable to the Title Company and Purchaser conveying the Land and Improvements associated with the Owned Facilities, the Pharmacy Location and the WO Unimproved Parcels to Purchaser or its Affiliate designee(s) in fee simple and subject only to the Permitted Exceptions, in substantially the form attached hereto as Exhibit C (the “Deeds”); provided, however, that, if requested by Purchaser in the Title Objections, Sellers shall provide a quitclaim deed for any Property requested by Purchaser using the legal description derived from the applicable Survey, subject to such Survey being certified by Purchaser’s surveyor to the applicable Seller;

ii.    a Certificate of Non-Foreign Status substantially in the form attached hereto as Exhibit K;

iii.    the Title Company’s standard form Owner’s Affidavits, subject to Sellers’ approval thereof (which approval shall not be unreasonably withheld, conditioned or delayed), in order to cause all standard exceptions (except for the standard survey exception, which shall not be removed unless Purchaser obtains a Survey in a form sufficient to remove such exception) to be deleted from the Title Policy (the “Owner’s Affidavits”);

iv.    Sellers’ settlement statement showing all of the payments, adjustments, and prorations provided for in Section 9.04 and otherwise agreed upon by Sellers and Purchaser;

v.    such disclosures, reports, affidavits, transfer tax forms, and withholding forms as are required by applicable Law or reasonably required by the Title Company in connection with the conveyance of real property in form and substance reasonably required by such Law or the Title Company; provided, however, that any such documents required of Sellers pursuant to this Section 9.02(a)(v) shall be subject to Sellers’ approval thereof (which approval shall not be unreasonably withheld, conditioned or delayed);

vi.    evidence reasonably required to satisfy the Title Company and Purchaser of Sellers’ due organization and good standing and Sellers’ authority to enter into this Agreement and the Transactions, and such proof of the power and authority of the individual(s) executing and/or delivering any instruments, documents or certificates on behalf of Sellers to act and bind Sellers; and

vii.    any additional customary and reasonable documents (containing customary and reasonable terms acceptable to Sellers) that the Title Company may reasonably request or require for the consummation of the Transactions.

(b)    Closing Documents for Purchaser. Subject to Section 9.05, Sellers shall execute, acknowledge (if necessary) and/or deliver, or cause to be executed, acknowledged (if necessary) and/or delivered, as the case may be, originals (or copies, where indicated) of the following documents to Purchaser at Closing:

i.    One or more bills of sale conveying to Purchaser or its Affiliate designee(s) all of the Acquired Assets (to the extent assignable) which constitute personalty, free and clear of all Liens (except for the Permitted Exceptions), duly executed on behalf of Sellers, each substantially in the form attached hereto as Exhibit D (the “Bill of Sale”);

ii.    One or more assignment and assumption agreements with respect to the assignment by Sellers and the assumption by Purchaser or its Affiliate designee(s) of the Assumed Contracts, substantially in the form attached hereto as Exhibit E (the “Assignment and Assumption Agreement”);

iii.    a certificate in the form attached hereto as Exhibit F certifying with respect to the matters set forth in Section 8.01(a) and Section 8.01(b);

iv.    written consents of the governing bodies of White Oak Manor and White Oak Pharmacy evidencing that Sellers have been duly authorized to enter into and perform this Agreement and the other Transaction Documents and consummate the Transactions;

v.    evidence reasonably satisfactory to Purchaser that all consents, approvals or filings set forth on Schedule 9.02(b)(v) have been made or obtained;

vi.    evidence reasonably satisfactory to Purchaser that all notices and/or reports have been submitted in accordance with Section 8.01(o);

vii.    the WO Headquarters Lease, in a form attached hereto as Exhibit H, for the WO Headquarters, duly executed on behalf of the Office on Main as lessor and Purchaser or its Affiliate designee as tenant;

viii.    the Waxhaw Lease Assignment, duly executed by White Oak Manor and consented to by the landlord of such real property;

ix.    customary pay-off letters and Lien releases, duly executed and delivered by any holders of Liens which are Mandatory Cure Items on any Acquired Assets and any Indebtedness of any Seller conveying any of the Acquired Assets; in form satisfactory to Purchaser;

x.    an indemnification escrow agreement (the “Indemnification Escrow Agreement”) in the form attached hereto as Exhibit J, duly executed by the Sellers’ Representative establishing the Indemnification Escrow Fund in an amount equal to the Indemnification Escrow Amount for a period of twenty-four (24) months after the Closing Date;

xi.    all documents contemplated in the Transaction Documents to which a Seller is contemplated to be a party as of the Closing and any documents required to be executed in furtherance thereof;

xii.    an IRS Form W-9, duly completed and executed by the appropriate Sellers; and

xiii.    a Certificate of Compliance for each of White Oak Manor and White Oak Pharmacy from the South Carolina Department of Revenue in its customary form certifying that all Tax Returns and Taxes administered by the South Carolina Department of Revenue have been filed and paid by White Oak Manor and White Oak Pharmacy, respectively;

xiv.    a Letter of Good Standing from the North Carolina Department of Revenue with respect to each Seller organized in North Carolina or qualified to do business in North Carolina;

xv.    evidence reasonably satisfactory to Purchaser that the Tail Insurance (where applicable) will be bound as of the Effective Time or that the Captive Coverage is funded, as the case may be; and

xvi.    evidence reasonably satisfactory to Purchaser and Title Company, as applicable, that all Mandatory Cure Items are satisfied, cured or terminated, as applicable.

xvii.    any additional customary and reasonable documents (containing customary and reasonable terms) that Purchaser may reasonably request or require for the proper consummation of the Transactions.

(c)    Property Documents. At the Closing, Sellers shall deliver to Purchaser, or provide Purchaser access to, copies or originals of all of the Real Property Permits and Plans; provided, however, that Sellers may satisfy this requirement by written notice to Purchaser of leaving such items at the Facilities.

(d)    Possession. At the Closing, Sellers will deliver to Purchaser actual, physical possession of the Acquired Assets, including the Owned Facilities, the Pharmacy Location and the WO Unimproved Parcels and all keys for use at the Facilities, the Pharmacy Location and the WO Headquarters in the possession of or subject to the control of Sellers, including master keys as well as combinations, card keys and cards for the security systems, if any.

(e)    Costs. At the Closing, Sellers will pay all costs allocated to Sellers pursuant to Section 9.04.

(f)    Liens. At or prior to the Closing, Sellers shall have paid and satisfied in full any and all obligations pursuant to and in connection with all mortgage and other loans and obtained written releases of all Liens with respect to the Acquired Assets.

9.03           Obligations of Purchaser.

(a)    Closing Documents for Title Company. Subject to Section 9.05, at least one (1) Business Day prior to the Closing, Purchaser or its applicable Affiliate designee(s) shall execute, acknowledge (if necessary) and deliver originals (or copies, where indicated) of the following documents to the Title Company:

i.    a Purchaser’s settlement statement, showing all of the payments, adjustments and prorations provided for in Section 9.04 and otherwise agreed upon by Purchaser;

ii.    such disclosures, reports, affidavits, transfer tax forms, and withholding forms as are required from Purchaser by applicable Law in connection with the acceptance of real property; and

iii.    any additional customary and reasonable documents (containing customary and reasonable terms) that the Title Company may reasonably require for the proper consummation of the Transactions.

(b)    Closing Documents for Sellers. Subject to Section 9.05, at least one (1) Business Day prior to the Closing, Purchaser or its applicable Affiliate designee(s) shall execute, acknowledge (if necessary) and deliver originals (or copies, where indicated) of the following documents to Sellers at Closing:

i.    each Bill of Sale, duly executed by Purchaser or its applicable Affiliate designee(s);

ii.    each Assignment and Assumption Agreement, duly executed by Purchaser or its applicable Affiliate designee(s);

iii.    the WO Headquarters Lease, duly executed by Purchaser or its applicable Affiliate designee;

iv.    the Indemnification Escrow Agreement, duly executed by Purchaser and the Escrow Agent;

v.      a copy of the R&W Policy;

vi.    a certificate in the form attached hereto as Exhibit G certifying with respect to the matters set forth in Section 8.02(a) and Section 8.02(b);

vii.    certified resolutions of the applicable governing body of Purchaser evidencing that such entity has been duly authorized to enter into and perform this Agreement and the other Transaction Documents and consummate the Transactions; and

viii.  copies of all consents, approvals or filings set forth on Schedule 8.01(g);

ix.    documents necessary to satisfy the Licensure Condition as set forth in Section 7.13;

x.    all documents contemplated in the Transaction Documents to which Purchaser or its Affiliate designee(s) are contemplated to be a party as of the Closing, and any documents required to be executed in furtherance thereof;

xi.    such disclosures, reports, affidavits, transfer tax forms, and withholding forms as are required by applicable Law or reasonably required by the Title Company in connection with the conveyance of real property in form and substance reasonably required by such Law or the Title Company, provided, however, that, any such documents required of Purchaser pursuant to this Section 9.03(b)(xii) shall be subject to Purchaser’s approval thereof (which approval shall not to be unreasonably withheld, conditioned or delayed); and

xii.    any additional customary and reasonable documents (containing customary and reasonable terms) that Sellers or the Title Company may reasonably request or require for the consummation of the Transactions.

(c)    Payment of Consideration and Costs. At the Closing, Purchaser will pay to the Title Company the portion of the Purchase Price that Purchaser is required to pay to the Title Company in accordance with Article 2.

(d)    At the Closing, Purchaser will pay all costs allocated to Purchaser pursuant to Section 9.04.

9.04        Costs and Adjustments at Closing.

(a)    Purchaser’s Transaction and Closing Costs. Purchaser shall timely and fully pay (or reimburse Sellers, as applicable with respect to): (i) the cost of the Survey; (ii) the cost of the Environmental Assessments; (iii) the cost of the Zoning Report; (iv) the cost of the Property Condition Report; (v) the cost of any other third party reports obtained by or for the benefit of Purchaser or Purchaser Representatives; (vi) the cost of recording any documents and/or instruments in connection with any transactions between Purchaser and its lender(s); (vii) the cost of any appraisals, searches, and other inspections with respect to the Property obtained by, or for the benefit of, Purchaser or Purchaser’s lender; (viii) Purchaser’s legal, accounting, and other professional fees and expenses; (ix) one-half (1/2) of any escrow fees charged by the Title Company and the Escrow Agent in connection with the Transactions; (x) the cost of the Commitment, Title Policy and any related searches and examination fees in excess of One Hundred Thousand Dollars ($100,000); (xi) the cost of all endorsements to the Title Policy obtained or requested by Purchaser; (xii) the cost of lender’s policies of title insurance, and any and all endorsements thereto obtained or requested by its lender; (xiii) any financing fees, commitment fees, or other fees or charges of Purchaser’s lender; (xiv) twenty-five percent (25%) of the costs, and expenses of the R&W Policy, including the underwriting costs, brokerage commissions and other fees and expenses of such policy and (xv) any other costs and expenses of Purchaser and costs and expenses for which Purchaser is expressly responsible under the terms and conditions of this Agreement (collectively, “Purchaser Transaction Costs”).Sellers’ Transaction Closing Costs. Sellers shall timely and fully pay (or reimburse Purchaser, as applicable): (i) the cost of the Commitment, Title Policy and any related searches and examination fees, up to a maximum cost of One Hundred Thousand Dollars ($100,000); (ii) the cost of recording and/or filing the Deeds and any Transfer Taxes; (iii) the costs to satisfy all monetary Mandatory Cure Items in accordance with Section 4.02(a) or other costs associated with matters of title which Sellers have elected to cure in accordance with Section 4.02(a), if any; (iv) the costs to satisfy all Mandatory Cure Items affecting the Acquired Assets which are not real property evidenced by UCC filings, (v) Seller Parties’ legal, accounting, and other professional fees and expenses; (vi) one-half (1/2) of any escrow fees charged by the Title Company and the Escrow Agent in connection with the Transactions; (vii) all fees and commissions charged by Blueprint HCRE or any other broker or agent in connection with its broker/finder services provided to Seller Parties with respect to the Transactions; (viii) all legal and other advisory fees and expenses incurred for legal or other advisory services provided to Seller Parties related to the Transactions; (xi) seventy-five percent (75%) of the costs, and expenses of the R&W Policy, including the underwriting costs, brokerage commissions and other fees and expenses of such, (x) the costs and expense associated with the Tail Insurance or Captive Coverage, as the case may be, and (xi) any other costs and expenses for which Seller Parties are expressly responsible under the terms and conditions of this Agreement (collectively, “Sellers’ Transaction Costs”).

(c)    Except as specifically set forth in this Agreement, all other costs and expenses of the Transactions shall be borne by the Party incurring the same or as is the custom for the jurisdiction in which the Facilities and White Oak Pharmacy are located.

(d)    Property Taxes. Real property Taxes shall be prorated as of the Closing. Said prorations shall be based on the Tax year of the municipalities in which the Land is located and shall be based on the most recent available bills. Said prorations shall be made on an accrual basis with reference to the most recent available Tax information with a post-Closing re-proration being made within thirty (30) calendar days after either Party’s receipt of the actual final Tax bills for the applicable years. Sellers will be liable for and will pay all property Taxes (whether assessed or unassessed) applicable to Sellers, the Property and the White Oak Business, in each case to the extent attributable to taxable years or periods ending on or prior to the Closing Date. Purchaser will be liable for and will pay all property Taxes (whether assessed or unassessed) applicable to the Acquired Assets and the White Oak Business, in each case to the extent attributable to taxable years or periods beginning on or after the Closing Date. After the Closing, the Parties will cooperate, and will cause their Affiliates to cooperate, in preparing and filing all personal property Tax Returns applicable to Sellers and the Acquired Assets to the extent reasonably requested, including by providing each other with access to information, records, documents, properties and personnel relating to Sellers, the Acquired Assets, the White Oak Business or the Assumed Liabilities.

(e)    Transfer Taxes. Except as otherwise provided in this Agreement, any Transfer Taxes shall be paid by Sellers. The Sellers’ Representative shall prepare and timely file all Tax Returns (and any other forms and documents as may be necessary) in connection with the payment of any such Transfer Tax, and Purchaser shall cooperate as reasonably requested by the Sellers’ Representative in the timely completion, execution and filing of any documentation required in connection with such Transfer Tax and to obtain any exemption or refund of any such Transfer Tax.

(f)    Utilities. To the extent all utilities and other periodic charges cannot be changed to Purchaser or its applicable Affiliate designee’s account by the Closing Date, the same shall be prorated as of the Closing.

(g)    IL Deposits. At the Closing, the Purchase Price shall be reduced by the amount of the IL Deposits held by Sellers as of the Closing Date and Purchaser shall concurrently fund one or more accounts with an amount equal to the amount of the IL Deposits held by Sellers as of the Closing Date to be held on behalf of the individuals identified on Schedule 5.22.

(h)    Provider Taxes and Payments. Provider Taxes, privilege Taxes, bed Taxes, and Skilled Nursing Facility (SNF) Upper Payment Limit payout amounts that any Seller has received from the North Carolina or South Carolina Medicaid program, as applicable, prior to the Closing Date (net of bed Taxes), pursuant to its Medicaid provider agreement, that apply to, and would be intended to be allocated to, the period from (on a pro-rata basis) the Closing Date and through the end of the fiscal year 2023 (which fiscal year is defined as July 1, 2024 – June 30, 2025) will be accounted for and transferred to the Sellers on the Closing Date and all similar Taxes or fees (howsoever designated) shall be prorated as of the Closing.

(i)    Prorations. Except as otherwise expressly provided herein, all income, revenue, credits, expenses, costs, debts, and Liabilities relating to the Acquired Assets or Assumed Liabilities accruing or attributable to the period before the Effective Time shall be for the account of Sellers hereunder, and all income, revenue, credits, refunds, expenses, costs, debts, and Liabilities relating to the Acquired Assets accruing or attributable to the period on and after the Effective Time shall be for the account of Purchaser hereunder. All income and expenses applicable to any periods commencing before the Effective Time and continuing thereafter shall be prorated between Sellers and Purchaser based on the Effective Time. If the final prorated amounts are not known as of the Closing Date, such amounts shall be estimated in good faith and reasonable adjustments thereto shall be made and promptly paid after the Closing at such time as they are known to the Parties.

(j)    Survival. The provisions of this Section 9.04 shall survive the Closing and any prior termination of this Agreement.

9.05        Title Escrow Closing. The delivery of the Title Company Closing Documents set forth in Section 9.02(a) and Section 9.03(a) herein and the payment of the sums to be delivered and paid hereunder shall be accomplished through an escrow established with the Title Company. The Parties shall deliver to the Title Company a copy of this Agreement and any additional escrow instructions necessary for this Transaction to the extent not inconsistent herewith. The Title Company may accept this escrow subject to its standard conditions of acceptance of escrow, to the extent they are not inconsistent with this Agreement. All documents and funds necessary to complete the Transactions shall be placed in escrow by the appropriate Party hereto in sufficient time to permit the Title Company to transfer title to the Property and release proceeds to White Oak Manor and White Oak Pharmacy, Inc. on the Closing Date and consummate the Transactions all in accordance with the terms of this Agreement. The delivery of the Closing Documents set forth in Section 9.02(b) and the Closing Documents set forth in Section 9.03(b) shall take place via the electronic exchange of documents as agreed to by the Parties.

ARTICLE 10.

TERMINATION; REMEDIES

10.01      Termination. This Agreement may be terminated and the Transactions may be abandoned prior to the Closing in each of the following instances:

(a)    upon the mutual written agreement of the Sellers’ Representative, on behalf of Seller Parties, and Purchaser;

(b)    by Purchaser, subject to and in the manner set forth in Section 4.02(a), Section 8.01, and Section 10.02;

(c)    by the Sellers’ Representative, on behalf of Seller Parties, subject to and in the manner set forth in Section 8.02 and Section 10.03;

(d)    by Purchaser, in Purchaser’s sole discretion, upon written notice of Purchaser to Sellers’ Representative if a “second request” or other similar request for additional information or documentary material issued by any Governmental Authority pursuant to 15 U.S.C. § 18a(e) or 15 C.F.R. § 803.20 has been received, directly or indirectly, by Purchaser, provided that Purchaser sends such notice to Sellers’ Representative within thirty (30) days following such receipt of a “second request” or other similar request; and

(e)    by Purchaser or the Sellers’ Representative upon written notice to the other, if the Transactions contemplated by this Agreement and the Transaction Documents have not been consummated on or prior to September 3, 2024; provided, however, that the termination rights under this Section 10.01(e) shall not be available to any Party whose material breach of this Agreement has been the primary cause of, or resulted in, the failure of the Transactions contemplated by this Agreement to be consummated by September 3, 2024; and provided, further, that such date may be extended by either the Seller Parties, on the one hand, or Purchaser, on the other hand, for up to an additional thirty-one (31) days (to coincide with a calendar month end), without penalty, by delivery of written notice to the other Party in the event the only conditions to be satisfied are the conditions set forth in Section 8.01(c), Section 8.01(d), or Section 8.01(g) in the case of an extension by Purchaser, and the condition set forth in Section 8.02(d) or Section 8.02(f) in the case of an extension by the Seller Parties and the non-satisfaction of such condition is not principally the result of any action, inaction or delay of the notifying Party.

10.02      Seller Party Default. If, prior to the Closing, (i) any Seller shall have made any representation or warranty herein that is not a Sellers’ Fundamental Representation and that is or becomes untrue or inaccurate in any material respect and which, individually or in the aggregate, has resulted or is reasonably likely to result in a Material Adverse Effect, or (ii) any Seller shall have made any representation or warranty herein that is a Sellers’ Fundamental Representation and that is or becomes untrue or inaccurate except for de minimis inaccuracies, or (iii) any of the Seller Parties has breached any of the material covenants or obligations contained herein to be performed by the respective Seller Parties and such failure has resulted in an impairment or delay in the ability of the Seller Parties to perform its respective obligations under this Agreement in furtherance of the consummation of the Transactions, or has resulted or is reasonably certain to result in a Material Adverse Effect, then Purchaser shall give the Sellers’ Representative written notice specifying the nature of such default or breach (a “Seller Breach”). If Sellers or the Sellers Parties, as the case may be, fail to cure such Seller Breach within ten (10) Business Days following the Sellers’ Representative’s receipt of written notice of such Seller Breach from Purchaser, then Purchaser, as its sole and exclusive remedy, may elect to either: (a) proceed to Closing, notwithstanding such Seller Breach; (b) terminate this Agreement upon written notice thereof to the Sellers’ Representative and receive the Earnest Money Deposit as provided in Section 8.01; or (c) seek specific performance with respect to the Seller Parties’ obligations hereunder, and the Parties hereto agree that Purchaser shall be entitled to the remedy of specific performance in such event; provided, however, that if specific performance is not available to Purchaser in such event as a remedy, then Purchaser shall be entitled to exercise its rights under clause (b) above.

10.03     Purchaser Default. If, prior to the Closing, (i) Purchaser shall have made any representation or warranty herein that is or becomes untrue or inaccurate, except for de minimis inaccuracies, and which, individually or in the aggregate, has resulted in an impairment or delay in the ability of Purchaser to perform its obligations under this Agreement in furtherance of the consummation of the Transactions, or (ii) Purchaser has breached any of the material covenants or obligations contained herein to be performed by Purchaser that has resulted in an impairment or delay in the ability of Purchaser to perform its obligations under this Agreement in furtherance of the consummation of the Transactions, then the Sellers’ Representative shall give Purchaser written notice specifying the nature of such default or breach (a “Purchaser Breach”). If Purchaser fails to cure such Purchaser Breach within ten (10) Business Days following Purchaser’s receipt of written notice of such Purchaser Breach from the Sellers’ Representative, then the Seller Parties, as their sole and exclusive remedy as liquidated damages, may terminate this Agreement upon written notice thereof to Purchaser and receive the Earnest Money Deposit.

10.04     Casualty. If, prior to the Closing, any of the Owned Facilities or the Pharmacy Location are individually or in the aggregate is materially damaged by fire or other casualty or a condemnation or taking occurs, Sellers shall in good faith estimate the cost to repair and the time required to complete such repair and will provide Purchaser written notice of Sellers’ estimation together with such supporting documentation as is in the possession or control of Sellers that would inform Purchaser of the extent of the damage and cost to repair the same (the “Casualty Notice”) as soon as reasonably practicable after the occurrence of the casualty. If the event of such a casualty event that results in material damage to any Facilities or the Pharmacy Location, individually or in the aggregate, Purchaser may, at its option, either

(a) terminate this entire Agreement by delivering written notice to the Sellers’ Representative on or before the expiration of fifteen (15) days after the date Sellers deliver the Casualty Notice to Purchaser (and if necessary, the Closing shall be extended to give the Parties the full fifteen (15) day period to make such election and to obtain insurance settlement agreements with Sellers’ insurers), in which event the Earnest Money Deposit shall be promptly returned to Purchaser and neither Party shall have any further rights, duties or obligations hereunder related to this Agreement except as expressly survive the termination hereof, or (b) if Purchaser does not terminate this Agreement within said fifteen (15) day period, then Purchaser shall be deemed to have waived the right to terminate this Agreement, whereupon at the Closing Sellers shall assign to Purchaser all of Sellers’ rights with respect to such casualty insurance proceeds under Sellers’ insurance policy. Failure of Purchaser to properly and timely give notice of termination shall mean that Purchaser shall be deemed to have elected not to terminate this Agreement with respect to any such casualty at any Facility, the Pharmacy Location, or the WO Headquarters, and Purchaser shall be deemed to have elected to proceed under clause (b) above. If no Facility nor the Pharmacy Location nor the WO Headquarters is materially damaged, then the Parties shall proceed under this Agreement in the same manner as described in clause (b) above. “Material” for purposes of this Section 10.04 means an amount to repair equal to Seven Million Five Hundred Thousand Dollars ($7,500,000). Failure of Purchaser to exercise any right under this Section 10.04 shall not affect or impair any other right of Purchaser to terminate this Agreement expressly provided for in this Agreement.

ARTICLE 11.

INDEMNIFICATION, SURVIVAL AND CLAIMS

11.01      Indemnification by Sellers. Sellers shall jointly and severally indemnify, defend, and hold harmless Purchaser and its directors, managers, members, shareholders officers, employees and Affiliates (collectively, the “Purchaser Indemnified Parties”), from and against any losses, damages, judgments, awards, settlements, royalties, penalties, fines, Taxes, demands, Claims, costs and expenses (including reasonable fees and expenses of attorneys and other reasonable litigation costs) (collectively, the “Indemnified Losses”) that the Purchaser Indemnified Parties may at any time following the Closing incur, or become subject to, as a result of, arising from, in connection with or relating to:

(a)    any breach or inaccuracy of any of the representations or warranties made by the Sellers in this Agreement;

(b)    any breach of any covenant, agreement or undertaking of the Seller Parties in this Agreement;

(c)    any Fraud of a Seller Party;

(d)   the Excluded Assets;

(e)   the Retained Liabilities;

(f)    any matters described on Schedule 5.07(a), Schedule 5.07(b), Schedule 5.12(e), Schedule 5.21(b), Schedule 5.25(l) and Schedule 5.25(m) and any other Claims that as of the Effective Time are pending, or, to Sellers’ Knowledge, threatened against or affecting, or pending or threatened by, any Seller;

(g)    with respect to the period prior to the Effective Time, any Liabilities, including Claims, related to or arising from the ownership, operation or management of the White Oak Business, the Acquired Assets, the Facilities, the Pharmacy Location, the WO Unimproved Parcels, or the WO Headquarters, in each case not disclosed by Sellers in this Agreement;

(h)    any amount subject to “clawback” from Medicare, Medicaid or other Health Care Program with respect to the period prior to the Effective Time, including any redetermination, repayment, recoupment or adjustment to any amounts to or from any Health Care Program with respect to any of the Facilities, the Pharmacy Location and the White Oak Business relating to the period prior to the Effective Time, regardless of whether Purchaser assumes the provider agreements following the Effective Time, including any retroactive or Audit matters which relate to the period prior to the Effective Time regardless of when initiated;

(i)    any Liability relating to Resident Trust Funds prior to the Effective Time or in the event the amount of the Resident Trust Funds transferred to Purchaser pursuant to a Transaction Document does not represent the full amount of the Resident Trust Funds delivered Purchaser or its Affiliates;

(j)    obligations relating to Taxes, including, without limitation, (i) any Liability of Sellers for any Transfer Taxes and any other Taxes arising in connection with the consummation of the Transactions, (ii) any Taxes for which Sellers are liable pursuant to Sections 9.04(d), (e) or (h) and (iii) any retroactive adjustments to Taxes made by a Governmental Authority that relate to the period prior to the Effective Time;

(k)    any Claim arising during the five (5) year period following the Effective Time from or in connection with asbestos containing materials present at the Property or the Facilities, including abatement, removal, disposal, containment encapsulation, reporting, and/or monitoring of or exposure of any Person to, asbestos containing materials, but excluding any Claim arising from or in connection with (i) any voluntary renovation or demolition that Purchaser conducts or causes to be conducted at the Property or the Facilities after the Effective Time (other than asbestos containing materials discovered or disturbed during the course of routine repair or maintenance) or (ii) any disturbance of the FIN 47 Asbestos Materials identified in the attachments to Schedule 11.01(k) (whether disturbed through voluntary renovation or demolition or through routine repair or maintenance); and

(l)    any obligations for the repayment or misuse of COVID-19 Funds; and

(m)  the matters set forth on Schedule 11.01(m)

11.02      Indemnification by Purchaser. Purchaser shall indemnify, defend, and hold harmless Seller Parties and their respective directors, shareholders, officers, employees, agents and Affiliates (collectively, the “Seller Indemnified Parties”), from and against Indemnified Losses that the Seller Indemnified Parties may at any time following the Closing incur, or become subject to, as a result of, arising from, in connection with or relating to:

(a)    any breach or inaccuracy of any of the representations or warranties made by Purchaser or any of Purchaser’s Affiliates in this Agreement;

(b)    any breach, in any respect, of any covenant, agreement or undertaking of Purchaser or any of Purchaser’s Affiliates in this Agreement;

(c)    any Fraud of Purchaser;

(d)    any Assumed Liabilities; and

(e)    Purchaser Transaction Costs.

11.03     Survival. All representations and warranties set forth herein and the obligations (including, without limitation, obligations of defense and indemnification) of the Parties shall survive the Closing until the date which is twenty-four (24) months after the Closing Date; provided, however, that (a) the representations and warranties set forth in Sections 5.01 (Organization), 5.02 (Authority; Enforceability), 5.05(e) (No Conflicts), 5.06 (Title to Assets), 5.12 (Healthcare), 5.15 (Taxes), 5.21 (Employee Benefits), and 5.31 (Brokers) (collectively, the “Sellers’ Fundamental Representations”) and 6.01 (Organization), 6.02 (Authority; Enforceability) 6.04 (No Conflicts) (collectively, the “Purchaser’s Fundamental Representations”, and together with the Sellers’ Fundamental Representations, the “Fundamental Representations”) and indemnification obligations related thereto shall survive the Closing until the date which is six (6) years after the Closing Date, and (b) the representations and warranties set forth in Section 5.14 (Environmental Matters) shall survive the Closing until the date which is five (5) years after the Closing Date. The indemnification obligations set forth in Section 11.01 (other than with respect to Section 11.01(a) and Section 11.01(k)) and Section 11.02 (other than with respect to Section 11.02(a)) shall survive indefinitely. Nothing in this Agreement shall otherwise (x) preclude any Party hereto from seeking or obtaining any remedy in the case of Fraud or (y) limit or prohibit the rights of Purchaser to pursue recovery under (or limit any survival periods contained in) the R&W Policy. All covenants and agreements set forth herein shall survive the Closing for the period contemplated by their terms. Notwithstanding anything to the contrary contained herein, if written notice of any claim for indemnification hereunder has been delivered in accordance herewith prior to the expiration of the applicable period set forth above, the indemnification obligations shall continue with respect to such claim until the final resolution and satisfaction of such claim in accordance with the provisions of this Article 11, and the Indemnifying Party shall indemnify the Indemnified Party for all Losses incurred in respect of such claim (subject to any applicable limitations herein), regardless of when such Losses are incurred. The period during which any representation, warranty, covenant or other agreement survives as set forth in this Section 11.03 shall be referred to herein as the “Survival Period”. Notwithstanding any other provision of this Article 11, the expiration of the contractual Survival Periods set forth in this Section 11.03 shall not limit or prevent (i) the Purchaser Indemnified Parties from, at any time, asserting any claim or recovering any amounts under the R&W Policy in respect of any matter covered thereby or (ii) the Purchaser Indemnified Parties or the Seller Indemnified Parties asserting any claim of Fraud in connection with any of the representations and warranties set forth in Article 5 or Article 6, respectively, and recovering therefor.

11.04      Limits on Indemnification.

(a)    Following the Closing, except for specific performance relief and other damages as contemplated by Section 7.06, Section 7.07 and Article 10 hereof, the right to obtain indemnification pursuant to this Article 11 and the R&W Policy shall be the Parties’ sole and exclusive remedy for any breach of the representations, warranties and covenants to be performed prior to or concurrently with the Closing that are set forth in this Agreement. For the avoidance of doubt, neither (i) breaches of any covenants of the Seller Parties, including the Owners, to be performed after the Closing Date nor (ii) any Fraud of a Seller Party shall be subject to the limitations of this Section 11.04(a) and (ii) none of the limitations and restrictions (including time for asserting claims) on indemnification set forth in this Article 11 shall affect the rights of Purchaser Indemnified Parties to make claims under the R&W Policy, which rights shall be governed solely thereby.

(b)    Sellers shall not be liable for any Indemnified Losses until the aggregate amount of all Indemnified Losses in respect of such indemnifications exceeds Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) (the “Basket”), in which event the Purchaser Indemnified Parties shall be entitled to recover the amount of Indemnified Losses in excess of the Basket. The limitations set forth in this Section 11.04(b) shall not apply to any Indemnified Losses arising from or related to (i) any breach of any Sellers’ Fundamental Representation, (ii) Section 11.01(h), (iii) Section 11.01(j), (v) any breach of any covenants of the Seller Parties to be performed after the Closing Date or (vi) any Fraud of a Seller Party.

(c)    Sellers’ aggregate indemnification obligations under this Article 11 shall not exceed Thirty One Million One Hundred Thousand Dollars ($31,100,000) (the “Cap”); provided, however, that the foregoing limitation shall not apply to any Indemnified Losses arising from or related to (i) any breach or inaccuracies in the Sellers’ representations and warranties in Sections 5.01 (Organization), 5.02 (Authority; Enforceability), 5.05(e) (No Conflicts), 5.06 (Title to Assets), (ii) any breach of any covenants of the Seller Parties to be performed after the Closing Date, or (iii) any Fraud of a Seller Party (collectively, the “Cap Carve-Outs”) and provided, further, that in no event shall Sellers’ aggregate indemnification obligations, to include any Indemnified Losses not subject to the Cap as set forth above, exceed the Purchase Price. For the avoidance of doubt, no amounts recovered by Purchaser under the R&W Policy will be included in determining or limiting Sellers’ aggregate indemnification obligations subject to the Cap; provided, however, that in no event shall Purchaser be entitled to double recovery for Indemnified Losses that are satisfied under the R&W Policy.

(d)    Purchaser’s indemnification obligations under this Article 11 shall not exceed the Cap. The limitations set forth in this Section 11.04(d) shall not apply to any Indemnified Losses arising from or related to: (i) any breach of any covenants of Purchaser to be performed after the Closing Date; or (ii) to any Fraud of Purchaser.

(e)    Notwithstanding anything to the contrary elsewhere in this Agreement, no Indemnifying Party shall, in any event, be liable to any Indemnified Parties for any punitive damages (collectively, “Special Damages”) of such Indemnified Party (except to the extent of Special Damages awarded to a third party).

(f)    Indemnified Losses recoverable under this Article 11 shall be reduced by (i) the amount of any recovery that any Indemnifying Party actually receives under any insurance coverage that any such Indemnifying Party may have with respect to the matter(s) relating to such Indemnified Losses, and (ii) the amount of any recovery that any Indemnifying Party actually receives from any third party with respect to the matter(s) relating to such Indemnified Losses. To the extent that insurance proceeds are collected after amounts have been paid by the Indemnified Party with respect to any claim hereunder, the Indemnifying Party shall promptly pay to the Indemnified Party the amount of insurance proceeds actually received by such Indemnifying Party in respect of such claim, such amount not to exceed the amount paid to the Indemnified Party in respect of such claim (net of any deductible paid by the Indemnifying Parties and any other costs of recovery).

(g)    Subject to the other limitations set forth herein, including the application of the Basket, any amounts owing to any Purchaser Indemnified Parties as a result of any breach or inaccuracy of any of the representations or warranties made by the Sellers in this Agreement shall be paid or satisfied as follows: (i) first from the Indemnification Escrow Funds, up to the amount equal to the retention amount under the R&W Policy (which amount paid for the retention shall be counted towards the Cap); (ii) second, under and in accordance with the terms of the R&W Policy, including subject to any exclusions therein; (iii) third, from the Indemnification Escrow Funds, if and to the extent available; and (iv) fourth, from the Sellers jointly and severally up to the Cap except to the extent of applicability of any of the Cap Carve- Outs set forth in Section 11.04(c), then up to the Purchase Price amount.

(h)    No Seller shall be liable under this Article 11 for any Indemnified Loss resulting from or relating to any inaccuracy or breach of any Seller’s representation or warranty in this Agreement if there was Purchaser’s Knowledge of such breach or inaccuracy before the Closing. Notwithstanding the foregoing, this Section 11.04(h) shall not be deemed to impair, waive or limit: (i) any right of recovery available to Purchaser under the R&W Policy for any breach or inaccuracy of any of the representations or warranties made by any Seller in this Agreement, including: (A) for any such breach or inaccuracy that existed prior to the Execution Date and was unknown by Purchaser until after the Execution Date or (B) for any such breach or inaccuracy that comes into existence after the Execution Date that was unknown by Purchaser as of the Closing; or (ii) any other rights of Purchaser available under this Agreement other than under this Article 11.

11.05      Claims.

(a)    In the event that either the Purchaser Indemnified Parties or the Seller Indemnified Parties is entitled to indemnification under this Agreement (each, an “Indemnified Party”) and seeks to exercise its rights to obtain indemnification for Indemnified Loss, the Indemnified Party shall promptly deliver a notice (the “Indemnification Demand”) to the indemnifying party (“Indemnifying Party”): (i) specifying in reasonable detail the matters giving rise to the claimed Indemnified Losses and the applicable provisions of this Agreement that have been breached by such matters; (ii) stating the amount of Indemnified Losses (to the extent then known); and (iii) specifying in reasonable detail the individual items included in the claimed Indemnified Losses and the date each such item was paid, properly accrued, or arose.

(b)    The Indemnifying Party shall, within thirty (30) calendar days after its receipt of the Indemnification Demand, deliver a written notice to the Indemnified Party stating either that (i) the Indemnifying Party agrees it is liable for the claimed Indemnified Losses, or (ii) objecting in reasonable detail to such Indemnification Demand. If the Indemnifying Party shall agree to be liable for the Indemnified Losses, the Indemnifying Party shall promptly pay Indemnified Party the amount of the claimed Indemnified Losses. If the Indemnifying Party shall fail to respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have consented to such Indemnification Demand.

(c)    In case the Indemnifying Party shall object to any claim by the Indemnified Party in an Indemnification Demand, the Indemnifying Party and the Indemnified Party shall attempt in good faith, using commercially reasonable efforts, for a period of thirty (30) calendar days commencing on the date of such objection to agree upon the rights of the respective parties with respect to each of such claims in the Indemnification Demand. If the parties should so agree, the claims set forth in the Indemnification Demand shall be modified as necessary to reflect such agreement, and the Indemnifying Party shall pay to the Indemnified Party the amount reflected in such agreement.

(d)    In the event of any Claim brought by a third party against any Indemnified Party which is covered by the indemnification provisions of Section 11.01 or Section 11.02 (in each such case, a “Third-Party Claim”), the Indemnified Party shall promptly cause written notice of the assertion of such Third-Party Claim to be forwarded to the Indemnifying Party. The Indemnifying Party, on behalf of the Indemnified Party, shall have the right to elect to assume control of the defense of any Third-Party Claim with counsel engaged by Indemnifying Party (unless (i) the Indemnifying Party is also a Person against whom the Third-Party Claim is made and the Indemnified Party determines in good faith that joint representation would be inappropriate, (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim or (iii) such Third-Party Claim relates to or arises in connection with any criminal or quasi-criminal Claim or any Claim by a Governmental Authority pursuant to Environmental Laws). In the event of a conflict of interest between the Indemnifying Party and the Indemnified Party as to the defense of any Third-Party Claim for which indemnification is required hereunder, the Indemnified Party may engage counsel of its own choice to participate in the defense of such Third-Party Claim (which counsel shall be reasonably acceptable to Indemnifying Party).

(e)    If the Indemnifying Party has the right to and does elect to defend any Third-Party Claim, Indemnifying Party shall: (i) conduct the defense of such Third-Party Claim actively and diligently and keep the Indemnified Party reasonably informed of material developments in the Third-Party Claim at all stages thereof, and (ii) to the extent practicable, permit the Indemnified Party and its counsel to confer with the Indemnifying Party regarding the conduct of the defense thereof. Each of the Indemnified Party and the Indemnifying Party (at their respective expense ) shall render to the other party such assistance as may be reasonably required in order to ensure the proper and adequate defense thereof and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the other party in connection therewith; provided, however, that the Indemnified Party shall not have an obligation to disclose any information or documents that are proprietary, subject to confidentiality restrictions (unless the recipient of such information signs a confidentiality agreement reasonably acceptable to the disclosing Indemnified Party) or privileged (including pursuant to any attorney-client privilege).

(f)    If the Indemnifying Party has the right to and does elect to defend any Third-Party Claim, the Indemnifying Party shall have the right to enter into any settlement of a Third-Party Claim without the consent of the Indemnified Party, provided that (i) such settlement does not involve any injunctive or other equitable relief or the contractual equivalent thereof binding upon the Indemnified Party, (ii) such settlement expressly and unconditionally releases the Indemnified Party from all Indemnified Losses and obligations with respect to such claim, with prejudice, and (iii) such settlement does not include an admission of wrongdoing by the Indemnified Party.

11.06     Materiality. Under this Article 11, for purposes of determining the existence of a breach of a representation or warranty and for calculating the amount of Indemnified Losses with respect thereto all “Material Adverse Effect”, “in all material respects”, and other materiality qualifications (collectively, “Materiality Qualifiers”) shall be ignored and each representation and warranty of any Seller shall be read and interpreted without regard to any Materiality Qualifier.

11.07     Additional Indemnification Provisions. Purchaser shall take commercially reasonable measures to seek recovery under the R&W Policy for bona fide claims, but Purchaser shall have no obligation to initiate any judicial proceeding or arbitration proceeding against the R&W Insurance Policy Carrier or to expend materially substantial sums to contest any denial of coverage by the R&W Insurance Policy Carrier. Nothing in this Article 11 shall (a) preclude Purchaser from entering into a reasonable settlement with the R&W Insurance Policy Carrier of a disputed claim for coverage under the R&W Policy or (b) require Purchaser to take any action that would reasonably be expected to adversely affect Purchaser’s coverage under the R&W Policy. Legal fees and other costs incurred by Purchaser in accordance with this Section 11.07 will constitute Indemnified Losses to the extent applicable under this Article 11.

ARTICLE 12.

MISCELLANEOUS

12.01      Confidentiality. The Parties hereto agree that the provisions of this Agreement, all understandings, agreements, and other arrangements between and among the Parties and their Affiliates, and all other non-public information received from the other Party or otherwise relating to such other Party or its business or operations or the business or operations of its Affiliates, shall be strictly confidential, and, except in furtherance of the performance of the Parties’ obligations herein, shall not be disclosed or otherwise released to any other Person without the written consent of the other Party; provided, however, that Purchaser may disclose such information to Purchaser Representatives who need to know such information for the purpose of evaluating or closing the Transactions, provided that each recipient agrees to keep all such information confidential; and provided, further, that any such information disclosed shall remain subject to the terms of the Confidentiality Agreement. The obligations of the Parties hereunder shall not apply to: (a) the extent that the disclosure of information otherwise determined to be confidential is required by court order or applicable Law to be disclosed, provided that (i) prior to disclosing such confidential information, such disclosing Party shall notify the other Party thereof, which notice shall include the basis upon which such disclosing Party believes the information is required to be disclosed; and (ii) such disclosing Party shall, if requested by the other Party, provide reasonable cooperation with the other Party to protect the continued confidentiality thereof; (b) the disclosure of confidential information to any attorneys, financial advisors, other professional advisors, shareholders, investors and lenders (both actual and potential) of a Party who agree to hold confidential such information substantially in accordance with this Section 12.01 or who are otherwise bound by a duty of confidentiality to such Party; (c) such disclosures as may be contained in any transaction-specific press release approved by both Purchaser and the Sellers’ Representative, subject to Section 12.13; (d) the Parties’ negotiations and/or discussions with Governmental Authorities, third party payors, and third parties to any of Sellers’ Contracts that are proposed to be assumed by Purchaser as are reasonably necessary; and (e) any public filings and/or disclosures as may be required by Purchaser as a publicly traded company, including, without limitation, entry and filing of a Current Report on Form 8-K upon entering into this Agreement. Purchaser acknowledges and agrees that (y) Purchaser is party to that certain Clean Team and Confidentiality Agreement with White Oak Manor, dated November 17, 2023, which is hereby amended to the extent necessary to carry out this Section 12.01 (the “Confidentiality Agreement”), Purchaser’s obligations under the Confidentiality Agreement shall continue in accordance with the terms thereof, and (z) the Seller Parties and their Affiliates, and Purchaser and its Affiliates shall be deemed express third-party beneficiaries under the Confidentiality Agreement, and entitled to enforce the provisions thereof. The provisions of this Section 12.01 shall survive the Closing and any prior termination of this Agreement.

12.02      Notices. Unless expressly provided otherwise herein, any notice, communication, or demand required or permitted to be given under this Agreement shall be in writing and shall be sent to the applicable party at the following addresses:

If to any Seller Party, to:

Doug Cecil

130 East Main Street

Spartanburg, SC 29306

(if by United States mail):

P.O. Box 3347

Spartanburg, SC 29304

Email: dcecil@WhiteOakManor.com

with a copy to (which shall not constitute notice):

Parker Poe Adams & Bernstein LLP

1221 Main Street, Suite 1100

Columbia, SC 29201

Attn: Walter H. Cartin

Email: waltcartin@parkerpoe.com

If to Purchaser, to:

NHC/OP, L.P.

100 E. Vine Street Suite 1400

Murfreesboro, TN 37130

Attn: Brian F. Kidd

Email: bkidd@nhccare.com

with a copy to (which shall not constitute notice):

National HealthCare Corporation

100 E. Vine Street

Suite 1400

Murfreesboro, TN 37130

Attn: Josh A. McCreary, SVP & General Counsel

Email: josh.mccreary@nhccare.com

and

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, TN 37201

Attn: B. Riney Green

Email: rgreen@bassberry.com

Any such notices shall be either delivered (a) by hand, in which case it will be deemed delivered on the date of delivery or on the date delivery was refused by the addressee, (b) by United States mail, postage prepaid, registered or certified, with return receipt requested, in which case it will be deemed delivered on the date of delivery as established by the return receipt (or the date on which the return receipt confirms that acceptance of delivery was refused by the addressee), (c) by FedEx or similar expedited commercial carrier, with all freight charges prepaid, in which case it will be deemed delivered on the date of delivery as established by the courier service confirmation (or the date on which the courier service confirms that acceptance of delivery was refused by the addressee), or (d) by electronic mail with a hard copy to follow by any of the other methods above, in which case it will be deemed delivered when the electronic mail message is sent. The above addresses may be changed by written notice to the other Party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices to outside counsel for any Party are for informational purposes only, and a failure to give or receive copies of any notice to such counsel shall not be deemed a failure to give notice. Any notice desired or required to be given by any Party may be given on behalf of such Party by such Party’s legal counsel.

12.03     Entire Agreement. This Agreement and the other Transaction Documents embody the entire agreement among the parties and supersedes all prior agreements and undertakings. No supplement, modification or amendment of the Transaction Documents shall be binding unless expressed as such and executed in writing by all parties thereto. Except as set forth herein, no waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other provisions hereof, whether or not similar, nor shall any such waiver constitute a continuing waiver. No waiver shall be binding unless expressed as such in a document executed by the party making the waiver.

12.04      Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns as the case may be. The rights and obligations of each Party hereto under this Agreement shall not be assignable by such Party without the prior written consent of the other Party hereto. Notwithstanding the foregoing (a) Purchaser shall have the right, without Sellers’ consent, to designate one or more of Purchaser’s Affiliates as designees to take title to the Property and other Acquired Assets or any part thereof; provided, however, that (i) any such designation shall not materially hinder or delay the obtaining of any Government Authorizations (or require the obtaining of any additional Government Authorizations), (ii) Purchaser shall not be released of its obligations under this Agreement as a result of such designation, and (iii) subject to the provisions of this Agreement, Purchaser or its Affiliate designee(s) shall be the licensed operator(s) of the Owned Facilities, the Waxhaw Facility, and the White Oak Pharmacy Business as of the Closing; and (b) Purchaser (i) may assign or delegate any of its rights or obligations under this Agreement, in whole or in part (A) to any one or more Affiliates (including subsidiaries) of Purchaser or (B) to any one or more Persons in connection with the sale of a significant number of Purchaser’s skilled nursing facilities or other senior care facilities on a regional basis or the sale of all or substantially all of the assets of or any business combination transaction involving Purchaser, and (ii) may collaterally assign its rights hereunder to any lender to Purchaser or its Affiliates; provided, however, that Purchaser shall not be released of its obligations under this Agreement as a result of such assignment or delegation.

12.05      Amendments. This Agreement may not be amended or modified except by the written agreement of the Seller Parties and Purchaser.

12.06      Interpretation; Usage.

(a)    Whenever the words “include,” “includes,” or “including” are used in this Agreement, whether or not so stated, they shall be deemed to be followed by the words “without limitation.”

(b)    The word “or” as used in this Agreement shall not be exclusive.

(c)    The word “will” as used in this Agreement has the same meaning as “shall” and, thus, means an obligation and an imperative.

(d)    The words “hereof,” “herein,” “herewith,” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit, and schedule references are to the articles, sections, paragraphs, exhibits, and schedules of this Agreement unless otherwise specified.

(e)    “Writing,” “written,” and comparable terms refer to printing, typing, and other means of reproducing words (including, without limitation, electronic media) in a visible form.

(f)    As used in this Agreement, the masculine shall include the feminine and neuter, the singular shall include the plural, and the plural shall include the singular, as the context may require.

(g)    A reference to any statute or to any provision of any statute shall include any amendment to, and any modification or re-enactment thereof, and all regulations and statutory instruments issued thereunder or pursuant thereto.

(h)    Any document uploaded to the online data room utilized for the Transactions or delivered by e-mail to Purchaser, in each case, no later than the Execution Date, shall be considered “made available”, “furnished”, “delivered” or “provided” for purposes of this Agreement.

(i)    The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

12.07      Captions. The captions used in connection with the articles, sections and subsections of this Agreement are for convenience only and will not be deemed to expand or limit the meaning of the language of this Agreement.

12.08    Controlling Law. This Agreement and the Transaction Documents (unless a Transaction Document has an alternative governing law provision, in which instance the governing law provisions of that Transaction Document shall prevail instead of this Section 12.08), shall be governed by and construed in accordance with the Laws of the State of Delaware and without reference to any Delaware conflict of laws rule that would result in the application of the Laws of a state other than Delaware. Any suit, action or proceeding arising out of or relating to this Agreement shall only be instituted in the State of Delaware. Each Party waives any objection which it may have now or hereafter to the laying of the venue of such action or proceeding and irrevocably submits to the jurisdiction of any such Delaware court in any such suit, action or proceeding.

12.09     Attachments. If the provisions of any schedule, exhibit, annex or rider to this Agreement are inconsistent with the provisions of this Agreement, the provisions of such schedule, exhibit, annex or rider shall prevail. The schedules (including attachments thereto), exhibits and annexes attached hereto are hereby incorporated as integral parts of this Agreement. Certain schedules to this Agreement may need to be updated prior to the Effective Time; subject to the provisions of Section 1.01(h), any such updates shall be upon the mutual written agreement of the Parties. The updating of any part of the Disclosure Schedules shall be governed by Section 12.16.

12.10    Time of Essence. Time is important to the Seller Parties and Purchaser in the performance of this Agreement, and all Parties have agreed that time is of the essence with respect to the obligations of the Parties hereunder and to any date set out in this Agreement, except as otherwise expressly provided herein.

12.11      Attorneys’ Fees and Costs. If a Party commences litigation to enforce its rights under this Agreement, each Party shall be responsible for its own costs and expenses, including reasonable attorneys’ fees paid in connection with such action.

12.12     Counterparts; Electronic Signature. This Agreement may be executed in any number of counterparts with the same effect as if the Parties hereto had signed the same document. All counterparts will be construed together and shall constitute one agreement. Copies of executed counterparts transmitted by electronic means shall be considered original executed counterparts. Execution by electronic signature shall have the same force and effect as execution by manual signature.

12.13      Publicity. Except as addressed in Section 12.01(e), the Seller Parties and Purchaser each hereby covenant that any press release or public statement with respect to the Closing issued by the Seller Parties or Purchaser shall be subject to the prior review and approval of the Sellers’ Representative and Purchaser (which approval shall not be unreasonably withheld). The provisions of this Section 12.13 shall survive the Closing.

12.14     Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY ANY PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE RELATIONSHIP OF THE SELLER PARTIES AND PURCHASER HEREUNDER.

12.15     Further Assurances. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting party; provided, however, that no such instrument or document shall subject any non-requesting Party to any obligation or Liability not expressly provided for in this Agreement.

12.16     Disclosure Schedules. The disclosure schedules attached hereto (including the attachments thereto) and captioned as “Disclosure Schedules” (the “Disclosure Schedules”) are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. Information furnished in any particular Disclosure Schedule or subsection of the Disclosure Schedules shall be deemed to be included in any other Disclosure Schedule or subsection of the Disclosure Schedules in which the information is required to be included, provided that the relevance of such information to such additional Disclosure Schedule or subsection of the Disclosure Schedules is reasonably apparent on its face. No disclosure of any matter contained in the Disclosure Schedules shall create an implication that such matter meets any standard of materiality (matters reflected in a Disclosure Schedule of the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in such Schedule of the Disclosure Schedules; such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature, nor shall the inclusion of any item be construed as implying that any such item is “material” for any purpose). From time to time prior to the Closing Date, Sellers will promptly supplement or amend the respective Disclosure Schedules which Sellers have delivered pursuant to this Agreement with respect to any matter arising which, if existing or occurring at the Execution Date, would have been required to be set forth or described in the Disclosure Schedules or which is necessary to materially correct any information in the Disclosure Schedules which has been rendered materially inaccurate by the passage of time or otherwise. Such disclosures will not, in and of themselves, and solely by virtue of any such disclosure (a) constitute an acknowledgment by any Sellers of a breach of any representation or warranty or any covenant or agreement contained in this Agreement or (b) cure any breach of any representation or warranty or any covenant or agreement contained in this Agreement or otherwise limit or affect the rights of, or the remedies available to, any Party to this Agreement arising in the event of any such breach.

12.17      Sellers’ Representative.

(a)    Each Seller Party hereby irrevocably appoints the Sellers’ Representative as agent and attorney-in-fact for such Seller Party, with full power and authority to represent such Seller Party and such Seller Party’s successors and assigns with respect to all matters arising under this Agreement and the Indemnification Escrow Agreement and all actions taken by the Sellers’ Representative under this Agreement or the Indemnification Escrow Agreement will be binding upon each Seller Party and such Seller Party’s successors and assigns as if expressly ratified and confirmed in writing by them. Without limiting the generality of the foregoing, the Sellers’ Representative has full power and authority, on behalf of each Seller Party and such Seller Party’s successors and assigns, to (i) give and receive notices and communications for and on behalf of Seller Parties, (ii) execute and deliver all documents and agreements contemplated by this Agreement, each with such additions, modifications or deletions as the Sellers’ Representative may deem necessary or advisable and appropriate, and to consummate all of the transactions contemplated in accordance therewith, (iii) agree to, negotiate and enter into, on behalf of the Seller Parties, any amendments, consents and waivers under this Agreement and any documents and agreements contemplated hereby pursuant to the terms set forth herein and therein, (iv) make and receive payments on behalf of the Seller Parties pursuant to the terms set forth in this Agreement and any documents and agreements contemplated hereby, (v) interpret the terms and provisions of this Agreement, (vi) take such actions required to administer the provisions this Agreement and all documents and agreements contemplated hereby, (vii) dispute or fail to dispute any Third-Party Claim or other claim under this Agreement or the Indemnification Escrow Agreement, (viii) negotiate and compromise any dispute that may arise under this Agreement or the Indemnification Escrow Agreement, and sign any releases or other documents with respect to any such dispute, and (ix) take all actions necessary or appropriate in the judgment of the Sellers’ Representative for the accomplishment of the foregoing. Each Seller Party will be deemed a party or a signatory to any agreement, document, instrument, or certificate for which the Sellers’ Representative signs on behalf of such Seller Party; provided, however, that the Sellers’ Representative will not have the power or authority to execute an Employment Agreement for, or on behalf of, any Seller Party. All decisions, actions and instructions by the Sellers’ Representative will be conclusive and binding on each Seller Party and no Seller Party shall have any right to object, dissent, protest or otherwise contest the same.

(b)    The Seller Parties will pay, indemnify, and hold harmless Purchaser and its members, shareholders, partners, managers, officers, directors, employees, agents and Affiliates from and against any Losses that they may suffer or sustain as the result of any claim by any Person that an action taken by the Sellers’ Representative on behalf of any Seller Party is not binding on, or enforceable against, any Seller Party. Purchaser has the right to rely conclusively on the instructions and decisions of the Sellers’ Representative as to any actions taken by the Sellers’ Representative hereunder, and no Party will have any cause of action against Purchaser for any action taken by Purchaser in reliance upon the instructions or decisions of the Sellers’ Representative.

(c)    The appointment of the Sellers’ Representative is an agency coupled with an interest and is irrevocable, and any action taken by the Sellers’ Representative pursuant to the authority granted in this Section 12.17 is effective and absolutely binding on each Seller Party notwithstanding any contrary action of or direction from any Seller Party. The death or incapacity, or dissolution or other termination of existence, of any Seller Party does not terminate the authority and agency of the Sellers’ Representative (or successor thereto). The provisions of this Section 12.17 are binding upon the executors, heirs, legal representatives and successors of each Seller Party, and any references in this Agreement to any Seller Party means and includes the successors to such Seller Party’s rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise. No Seller Party has any right to assert, defend or otherwise pursue any claims under Article 12 (it being understood that all such claims may be brought only by the Sellers’ Representative), and Purchaser shall have no obligation to acknowledge the rights of any Seller hereunder except through exclusive interaction with the Sellers’ Representative.

(d)    Promptly following the release of any portion of the Indemnification Escrow Amount to the Sellers’ Representative pursuant to the terms of the Indemnification Escrow Agreement, the Sellers’ Representative will cause such escrowed funds to be disbursed and paid to the appropriate Persons.

(e)    Each Seller Party hereby forever releases and discharges the Sellers’ Representative from any Liability which may arise in connection with the Sellers’ Representative’s performance in good faith and any acts or omissions which the Sellers’ Representative takes on behalf of the Seller Parties in accordance with the terms of this Section 12.17, except in the case of gross negligence or willful misconduct of the Sellers’ Representative. Each Seller Party hereby agrees to indemnify and to save and hold harmless the Sellers’ Representative from any Liability incurred by the Sellers’ Representative based upon or arising out of any act, whether of omission or commission, of the Sellers’ Representative pursuant to the authority herein granted, other than acts, whether of omission or commission, of the Sellers’ Representative that constitute gross negligence or willful misconduct in the exercise by the Sellers’ Representative of the authority granted by this Section 12.17. The Sellers’ Representative shall be entitled to rely on the advice of counsel, accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Sellers’ Representative pursuant to such advice shall in no event subject the Sellers’ Representative to Liability to the Seller Parties.

(f)    Nothing set forth in this Section 12.17 will alter or affect, or be deemed or construed to alter or affect, the obligation of Sellers to pay any Indemnified Losses due to a Purchaser Indemnified Party pursuant to Article 11.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned Pruties have caused this Agreement to be executed and delivered as of the Execution Date.

PURCHASER:

NHC/OP, L.P.,

a Delaware limited partnership

By:

Name:	Stephen F. Flatt

Title:	President of the General Pattner

[Signature Page to Purchase and Sale Agreement]

IN WITNESS WHEREOF, the undersigned Parties have caused this Agreement to be executed and delivered as of the Execution Date.

SELLERS:

White Oak Manor, Inc., a South Carolina corporation,

White Oak Estates, Inc., a South Carolina corporation,

White Oak Estates Apartments, Inc., a South Carolina corporation,

White Oak Estates Assisted Living, Inc., a South Carolina corporation,

White Oak Management, Inc., a South Carolina corporation,

White Oak Manor - Charleston, Inc., a South Carolina corporation,

White Oak Manor - Columbia, Inc., a South Carolina corporation,

White Oak Manor - Lancaster, Inc., a South Carolina corporation,

White Oak Manor - Newberry, Inc., a South Carolina corporation,

White Oak at North Grove, Inc., a South Carolina corporation,

White Oak Manor - Rock Hill, Inc., a South Carolina corporation,

White Oak Manor - Spartanburg, Inc., a South Carolina corporation,

White Oak Manor - York, Inc., a South Carolina corporation and

White Oak Manor - Burlington, Inc., a North Carolina corporation,

White Oak Manor - Charlotte, Inc., a North Carolina corporation,

White Oak Manor - Kings Mountain, Inc., a North Carolina corporation,

White Oak Manor - Shelby, Inc., a North Carolina corporation,

White Oak Manor - Tryon, Inc., a North Carolina corporation, and

White Oak Manor - Waxhaw, Inc., a North Carolina corporation

By:

Name: Douglas M. Cecil

Title:   Authorized Signatory

White Oak Pharmacy, Inc., a South Carolina corporation

By:

Name: Douglas M. Cecil

Title:   Authorized Signatory

SELLERS’ REPRESENTATIVE:

Douglas M. Cecil

[Signature Page to Purchase and Sale Agreement]

IN WITNESS WHEREOF, the undersigned Parties have caused this Agreement to be executed and delivered as of the Execution Date.

OWNERS (solely for purposes of the following Sections (or applicable portions thereof): 1.04(f), 1.04(g), 7.05, 7.06, 7.07, 7.14, 7.18, 8.01(a), 8.02, 9.01, 10.01, 10.02, 10.03, 11.01(b), 11.01(c), 11.03 and 11.04, and Article 12):

Douglas M. Cecil

Oliver K. Cecil, Jr.

Dorothy Dean Cecil

Jeni Cecil Feeser

Beth Creech Cecil

John P. Barber

Teresa J. Cecil, as Trustee of the

Teresa J. Cecil Revocable Trust

U/A dated July 20, 2006, as amended

and restated on February 15, 2023

[Signature Page to Purchase and Sale Agreement]

IN WITNESS WHEREOF, the undersigned Parties have caused this Agreement to be executed and delivered as of the Execution Date.

OWNERS (solely for purposes of the following Sections (or applicable portions thereof): 1.04(f), 1.04(g), 7.05, 7.06, 7.07, 7.14, 7.18, 8.01(a), 8.02, 9.01, 10.01, 10.02, 10.03, 11.01(b), 11.01(c), 11.03 and 11.04, and Article 12):

Douglas M. Cecil

Oliver K. Cecil, Jr.

Dorothy Dean Cecil

Jeni Cecil Feeser

Beth Creech Cecil

John P. Barber

Teresa J. Cecil, as Trustee of the

Teresa J. Cecil Revocable Trust

U/A dated July 20, 2006, as amended

and restated on February 15, 2023

[Signature Page to Purchase and Sale Agreement]

IN WITNESS WHEREOF, the undersigned Parties have caused this Agreement to be executed and delivered as of the Execution Date.

OWNERS (solely for purposes of the following Sections (or applicable portions thereof): 1.04(f), 1.04(g), 7.05, 7.06, 7.07, 7.14, 7.18, 8.01(a), 8.02, 9.01, 10.01, 10.02, 10.03, 11.01(b), 11.01(c), 11.03 and 11.04, and Article 12):

Douglas M. Cecil

Oliver K. Cecil, Jr.

Dorothy Dean Cecil

Jeni Cecil Feeser

Beth Creech Cecil

John P. Barber

Teresa J. Cecil, as Trustee of the

Teresa J. Cecil Revocable Trust

U/A dated July 20, 2006, as amended

and restated on February 15, 2023

[Signature Page to Purchase and Sale Agreement]

IN WITNESS WHEREOF, the undersigned Parties have caused this Agreement to be executed and delivered as of the Execution Date.

OWNERS (solely for purposes of the following Sections (or applicable portions thereof): 1.04(f), 1.04(g), 7.05, 7.06, 7.07, 7.14, 7.18, 8.01(a), 8.02, 9.01, 10.01, 10.02, 10.03, 11.01(b), 11.01(c), 11.03 and 11.04, and Article 12):

Douglas M. Cecil

Oliver K. Cecil, Jr.

Dorothy Dean Cecil

Jeni Cecil Feeser

Beth Creech Cecil

John P. Barber

Teresa J. Cecil, as Trustee of the

Teresa J. Cecil Revocable Trust

U/A dated July 20, 2006, as amended

and restated on February 15, 2023

[Signature Page to Purchase and Sale Agreement]

IN WITNESS WHEREOF, the undersigned Parties have caused this Agreement to be executed and delivered as of the Execution Date.

OWNERS (solely for purposes of the following Sections (or applicable portions thereof): 1.04(f), 1.04(g), 7.05, 7.06, 7.07, 7.14, 7.18, 8.01(a), 8.02, 9.01, 10.01, 10.02, 10.03, 11.01(b), 11.01(c), 11.03 and 11.04, and Article 12):

Douglas M. Cecil

Oliver K. Cecil, Jr.

Dorothy Dean Cecil

Jeni Cecil Feeser

Beth Creech Cecil

John P. Barber

Teresa J. Cecil, as Trustee of the

Teresa J. Cecil Revocable Trust

U/A dated July 20, 2006, as amended

and restated on February 15, 2023

[Signature Page to Purchase and Sale Agreement]

IN WITNESS WHEREOF, the undersigned Parties have caused this Agreement to be executed and delivered as of the Execution Date.

OWNERS (solely for purposes of the following Sections (or applicable portions thereof): 1.04(f), 1.04(g), 7.05, 7.06, 7.07, 7.14, 7.18, 8.01(a), 8.02, 9.01, 10.01, 10.02, 10.03, 11.01(b), 11.01(c), 11.03 and 11.04, and Article 12):

Douglas M. Cecil

Oliver K. Cecil, Jr.

Dorothy Dean Cecil

Jeni Cecil Feeser

Beth Creech Cecil

John P. Barber

Teresa J. Cecil, as Trustee of the

Teresa J. Cecil Revocable Trust

U/A dated July 20, 2006, as amended

and restated on February 15, 2023

[Signature Page to Purchase and Sale Agreement]

IN WITNESS WHEREOF, the undersigned Parties have caused this Agreement to be executed and delivered as of the Execution Date.

OWNERS (solely for purposes of the following Sections (or applicable portions thereof): 1.04(f), 1.04(g), 7.05, 7.06, 7.07, 7.14, 7.18, 8.01(a), 8.02, 9.01, 10.01, 10.02, 10.03, 11.01(b), 11.01(c), 11.03 and 11.04, and Article 12):

Douglas M. Cecil

Oliver K. Cecil, Jr.

Dorothy Dean Cecil

Jeni Cecil Feeser

Beth Creech Cecil

John P. Barber

Teresa J. Cecil, as Trustee of the

Teresa J. Cecil Revocable Trust

U/A dated July 20, 2006, as amended

and restated on February 15, 2023

[Signature Page to Purchase and Sale Agreement]